Exhibit 10.4

CREDIT AGREEMENT

dated as of
October 31, 2006

MICHAELS STORES, INC.

The Lead Borrower
For
THE BORROWERS NAMED HEREIN

THE FACILITY GUARANTORS PARTY HERETO

BANK OF AMERICA, N.A.
As Administrative Agent and Collateral Agent

DEUTSCHE BANK SECURITIES INC.
As Syndication Agent

CREDIT SUISSE
JPMORGAN CHASE BANK, N.A.
WELLS FARGO RETAIL FINANCE, LLC
As Co-Documentation Agents

THE LENDERS
NAMED HEREIN

And

BANC OF AMERICA SECURITIES LLC
DEUTSCHE BANK SECURITIES INC.

J.P. MORGAN SECURITIES INC.
As Joint Lead Arrangers and Joint Book Runners

EXHIBITS

Exhibit A-1:	Form of Assignment and Acceptance (Tranche A)
Exhibit A-2:	Form of Assignment and Acceptance (Tranche A-1)
Exhibit B:	Form of Customs Broker Agreement
Exhibit C:	Notice of Borrowing
Exhibit D:	Form of Revolving Credit Note
Exhibit E:	Form of Swingline Note
Exhibit F:	Form of Joinder
Exhibit G:	Form of Credit Card Notification
Exhibit H:	Form of Compliance Certificate
Exhibit I:	Form of Borrowing Base Certificate
Exhibit J:	Closing Agenda

SCHEDULES

Schedule 1.1:	Lenders and Commitments
Schedule 2.13(k):	Existing Letters of Credit
Schedule 2.18(b):	Credit Card Arrangements
Schedule 2.18(c):	Blocked Accounts
Schedule 3.01:	Organization Information
Schedule 3.05:	Financial Statement Exceptions
Schedule 3.08(b)(i):	Owned Real Estate
Schedule 3.08(b)(ii):	Leased Real Estate
Schedule 3.09(b):	Environmental Matters
Schedule 3.09(d):	Environmental Investigation
Schedule 3.10:	Taxes
Schedule 3.11:	ERISA and Other Pension Matters
Schedule 3.12:	Subsidiaries; Equity Interests
Schedule 3.15:	Intellectual Property
Schedule 4.01(b):	Local Counsel Opinions
Schedule 5.02(f):	Reporting Requirements
Schedule 5.02:	Lead Borrower’s Website
Schedule 5.07:	Insurance
Schedule 5.14:	Unrestricted Subsidiaries
Schedule 6.01:	Permitted Encumbrances
Schedule 6.02:	Permitted Investments
Schedule 6.03:	Existing Indebtedness
Schedule 6.05:	Permitted Dispositions
Schedule 6.08:	Affiliate Transactions
Schedule 6.09:	Burdensome Agreements

CREDIT AGREEMENT dated as of October 31, 2006 among:

MICHAELS STORES, INC. (in such capacity, the “Lead Borrower”), a corporation organized under the laws of the State of Delaware, with its principal executive offices at 8000 Bent Branch Drive, Irving, Texas 75261, for itself and as agent for the Borrowers; and

THE BORROWERS AND THE FACILITY GUARANTORS from time to time party hereto; and

BANK OF AMERICA, N.A., a national banking association, having a place of business at 40 Broad Street, Boston, Massachusetts 02109, as administrative agent (in such capacity, the “Administrative Agent”), and as collateral agent (in such capacity, the “Collateral Agent”), for its own benefit and the benefit of the other Secured Parties;

The LENDERS party hereto;

DEUTSCHE BANK SECURITIES INC., as Syndication Agent; and

CREDIT SUISSE, JPMORGAN CHASE BANK, N.A. and WELLS FARGO RETAIL FINANCE, LLC, as Co-Documentation Agents;

in consideration of the mutual covenants herein contained and benefits to be derived herefrom, the parties hereto agree as follows:

ARTICLE I

SECTION 1.01                                                                    Definitions.

As used in this Agreement, the following terms have the meanings specified below:

“ABL Priority Collateral” has the meaning set forth in the Intercreditor Agreement.

“ACH” means automated clearing house transfers.

“Accommodation Payment” has the meaning provided in SECTION 9.23.

“Account(s)” means “accounts” as defined in the UCC or the PPSA, as applicable, and also means a right to payment of a monetary obligation, whether or not earned by performance, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, or (c) arising out of the use of a credit or charge card or information contained on or for use with the card. The term “Account” does not include (a) rights to payment evidenced by chattel paper or an instrument, (b) commercial tort claims, (c) deposit accounts, (d) investment property, or (e) letter-of-credit rights or letters of credit.

“Accrual Amount” means the accrual made by the Loan Parties in their general ledger in the ordinary course of business for Inventory in-transit to the Loan Parties from domestic and foreign vendors (but not Inventory accounted for as “in transit” by the Lead Borrower by virtue of such Inventory’s being in transit between the Loan Parties’ locations or in storage trailers at the Loan Parties’ locations), in accordance with past accounting practices (or other practices reasonably acceptable to the Administrative Agent, whose consent shall not be unreasonably withheld).

“Acquisition” means, with respect to a specified Person, (a) an Investment in or a purchase of a 50% or greater interest in the Capital Stock of any other Person, (b) a purchase or acquisition of all or substantially all of the assets of any other Person, (c) a purchase or acquisition of a Real Estate portfolio or Stores from any other Person or assets constituting a business unit, line of business or division of any other Person, or (d) any merger, amalgamation or consolidation of such Person with any other Person or other transaction or series of transactions resulting in the acquisition of all or substantially all of the assets, or a 50% or greater interest in the Capital Stock of, any Person, in each case in any transaction or group of transactions which are part of a common plan.

 “Additional Commitment Lender” shall have the meaning provided in SECTION 2.02(a).

“Adjusted Availability Condition” shall mean, for any date of calculation with respect to any Specified Payment, Availability following, and after giving effect to, such Specified Payment (calculated based on the Tranche A Borrowing Base) will be equal to or greater than $125,000,000.

“Adjusted LIBO Rate” means, with respect to any LIBO Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of one percent) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate. The Adjusted LIBO Rate will be adjusted automatically as to all LIBO Borrowings then outstanding as of the effective date of any change in the Statutory Reserve Rate.

“Adjustment Date” has the meaning provided in clause (b) of the definition of “Applicable Margin.”

“Administrative Agent” has the meaning provided in the preamble to this Agreement.

“Advisory Agreements” means collectively, (i) the Advisory Agreement dated as of October 31, 2006 by and among Michaels Stores, Inc., a Delaware corporation, and Bain Capital Partners, LLC and Blackstone Management Partners V LLC, as amended and in effect from time to time in a manner not prohibited hereunder, and (ii) the Advisory Agreement dated as of October 31, 2006 by and among Michaels Stores, Inc., a Delaware corporation, and Highfields Capital, as amended and in effect from time to time in a manner not prohibited hereunder.

“Advisory Fees” means management, monitoring, consulting and advisory fees, closing, and termination fees, payments by the Lead Borrower and its Restricted Subsidiaries to the Sponsors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with Acquisitions or divestitures), and related indemnities and related expenses payable by the Loan Parties pursuant to the Advisory Agreements, as they are in effect on the Closing Date or such increased amount as may be agreed to in writing by the Administrative Agent in its sole reasonable discretion.

“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with the Person specified.

“Agents” means collectively, the Administrative Agent and the Collateral Agent.

“Agreement” means this Credit Agreement, as modified, amended, supplemented or restated, and in effect from time to time.

“Applicable Law” means as to any Person: (a) any and all federal, state, provincial, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, codes, ordinances, decrees, permits, concessions, grants, franchises, licenses, agreements, governmental restrictions or other requirements having the force of law; and (b) all court orders, decrees, judgments, injunctions, enforceable notices, binding agreements and/or rulings, in each case of or by any Governmental Authority which has jurisdiction over such Person, or any property of such Person.

“Applicable Lenders” means the Required Lenders or all Lenders, as applicable.

“Applicable Margin” means:

(a)                                  From and after the Closing Date until the first Adjustment Date after the Closing Date, the percentages set forth in Level III of the pricing grid below; and

(b)                                 On the first day of each Fiscal Quarter (each, an “Adjustment Date”), commencing with the Fiscal Quarter beginning on February 4, 2007, the Applicable Margin shall be determined from such pricing grid based upon average daily Availability for the most recently ended Fiscal Quarter immediately preceding such Adjustment Date.

Level	Average Daily Availability	Tranche A LIBO Applicable Margin	Tranche A Prime Rate Applicable Margin	Tranche A- 1 LIBO Applicable Margin	Tranche A- 1 Prime Rate Applicable Margin
I	Greater than $500,000,000	1.00%	0%	2.00%	1.00%
II	Less than or equal to $500,000,000 but greater than $300,000,000	1.25%	0.25%	2.25%	1.25%
III	Less than or equal to $300,000,000	1.50%	0.50%	2.50%	1.50%

“Appraised Value” means the net appraised recovery value of the Borrowers’ Inventory as set forth in the Borrowers’ stock ledger (expressed as a percentage of the Cost of such Inventory) as reasonably determined from time to time by reference to the most recent appraisal received by the Agents conducted by an independent appraiser reasonably satisfactory to the Agents.

“Approved Bank” has the meaning specified in clause (iii) of the definition of “Cash Equivalents.”

“Arrangers” means, collectively, Banc of America Securities LLC, Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by SECTION 9.07), and accepted by the Administrative Agent, in substantially the form of Exhibit A-1 or Exhibit A-2, as applicable, or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Availability” means the lesser of (a) and (b), where:

(a)                                  is the result of:

(i)                                     The Revolving Credit Ceiling,

Minus

(ii)                                  The aggregate outstanding amount of Credit Extensions to, or for the account of, the Borrowers; and

(b)                                 is the result of the following, as applicable:

(i)                                     if the Tranche A-1 Commitments have been terminated, the result of:

(A)          The Tranche A Borrowing Base, as determined from the most recent Borrowing Base Certificate (delivered by the Lead Borrower to the Administrative Agent pursuant to SECTION 5.01(e) hereof (as may be adjusted from time to time pursuant to SECTION 2.03 hereof));

Minus

(B)                                The aggregate outstanding amount of Credit Extensions to, or for the account of, the Borrowers; or

(ii)                                  as long as the Tranche A-1 Commitments are outstanding, the result of:

(A)          The Tranche A-1 Borrowing Base, as determined from the most recent Borrowing Base Certificate (delivered by the Lead Borrower to the Administrative Agent pursuant to SECTION 5.01(e) hereof (as may be adjusted from time to time pursuant to SECTION 2.03 hereof)),

Minus

(B)                                The aggregate outstanding amount of Credit Extensions to, or for the account of, the Borrowers.

“Availability Reserves” means, without duplication of any other Reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves as the Administrative Agent, from time to time determines in its reasonable commercial discretion exercised in good faith as being appropriate (a) to reflect any impediments to the realization upon the Collateral included in the Tranche A Borrowing Base or the Tranche A-1 Borrowing Base (including, without limitation, claims that the Administrative Agent determines will need to be satisfied in connection with the realization upon such Collateral), and (b) to reflect any restrictions in the Senior Note Documents, the Senior Subordinated Note Documents, the Subordinated Discount Note Documents, or the Term Loan Agreement on the incurrence of Indebtedness by the Loan Parties, but only to the extent that such restrictions reduce, or with the passage of time could reduce, the amounts available to be borrowed hereunder (including, without limitation as a result of the Loan Parties’ receipt of net proceeds from asset sales) in order for the Loan Parties to comply with the Senior Note Documents, the Senior Subordinated Note Documents, the Subordinated Discount Note Documents and the Term Loan Agreement. Availability Reserves shall include, without limitation, the Priority Payable Reserves, the Cash Management Reserves and Bank Product Reserves.

“Bank of America” means Bank of America, N.A., a national banking association, and its Subsidiaries and Affiliates.

“Bank Products” means any services or facilities (other than Cash Management Services) provided to any Loan Party by any Lender or any Affiliate of a Lender (and with respect to Swap Contracts, any Lender or Affiliate of a Lender who (x) was a Lender or an Affiliate of a Lender at the time such Swap Contract was entered into and who is no longer a Lender or an Affiliate of a Lender, and (y) is, and at all times remains, in compliance with the provisions of SECTION 8.14(a) and (z) agrees in writing that the Agents and the other Secured Parties shall have no duty to such Person (other than the payment of any amounts to which such Person may be entitled under SECTION 7.04) and acknowledges that the Agents and the other Secured Parties may deal with the Loan Parties and the Collateral as they deem appropriate (including the release of any Loan Party or all or any portion of the Collateral) without notice or consent from such Person, whether or not such action impairs the ability of such Person to be repaid its Other Liabilities) on account of (a) credit cards, (b) purchase cards, (c) merchant services constituting a line of credit, and (d) Swap Contracts designated by the Lead Borrower at the time such Swap Contract is entered into as being Obligations under this Agreement, provided further that any Bank Product for the benefit of Michaels of Canada, ULC or any Foreign Subsidiary shall name the Lead Borrower as the party thereto.

“Bank Product Reserves” means such reserves as the Administrative Agent, from time to time after the occurrence and during the continuation of a Cash Dominion Event, determines in its reasonable commercial discretion exercised in good faith as being appropriate to reflect the reasonably anticipated liabilities and obligations of the Loan Parties with respect to Bank Products then provided or outstanding.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. Section 101 et seq.) as now or hereafter in effect, or any successor thereto and (ii) the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) and the Winding-up Act (Canada), as now or hereafter in effect, or any successor thereto.

“Blocked Account” has the meaning provided in SECTION 2.18(c).

“Blocked Account Agreement” has the meaning provided in SECTION 2.18(c).

“Blocked Account Banks” means the banks with whom deposit accounts are maintained in which material amounts (as reasonably determined by the Administrative Agent) of funds of any of the Loan Parties from one or more DDAs are concentrated and with whom a Blocked Account Agreement has been, or is required to be, executed in accordance with the terms hereof.

“Borrowers” means, collectively, the Lead Borrower, the Borrowers identified on the signature pages hereto and each other Person (other than a Canadian Loan Party or a Foreign Subsidiary) who owns assets of the type included in the Tranche A Borrowing Base or the Tranche A-1 Borrowing Base and becomes a Loan Party hereunder in accordance with the terms of this Agreement.

“Borrowing” means (a) the incurrence of Revolving Credit Loans (other than Swingline Loans) of a single Type, on a single date and having, in the case of LIBO Loans, a single Interest Period, or (b) a Swingline Loan.

“Borrowing Base Certificate” has the meaning provided in SECTION 5.01(e).

“Borrowing Request” means a request by the Lead Borrower on behalf of any of the Borrowers for a Borrowing in accordance with SECTION 2.04.

“Breakage Costs” has the meaning provided in SECTION 2.16(c).

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Boston, Massachusetts are authorized or required by law to remain closed (or are in fact closed), provided, however, that when used in connection with a LIBO Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Canadian Dollars” or “CD$” means lawful currency of Canada.

“Canadian Guarantee” means the Facility Guarantee, dated as of the date hereof and executed and delivered by Michaels of Canada, ULC to the Administrative Agent for the benefit of the Secured Parties, as amended and in effect from time to time, and any other Facility Guaranty executed and delivered by any other Canadian Loan Party pursuant to SECTION 5.11.

“Canadian Loan Party” means a Loan Party that is organized under the laws of Canada or any province thereof.

“Canadian Security Agreements” means the Security Agreements dated as of the date hereof and executed and delivered by Michaels of Canada, ULC to the Administrative Agent for the benefit of the Secured Parties, as amended and in effect from time to time and any Deed of Immovable and Moveable Hypothec or other Security Document hereafter executed and delivered by any Canadian Loan Party to the Administrative Agent for the benefit of the Secured Parties as provided in SECTION 5.11.

“Canadian Subsidiary” means any Subsidiary that is organized under the laws of Canada or any province thereof.

“Capital Expenditures” means, with respect to the Loan Parties for any period, all expenditures by the Lead Borrower and its Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions to property, plant and equipment that are set forth in a Consolidated balance sheet of the Lead Borrower and its Restricted Subsidiaries for such period prepared in accordance with GAAP; provided that “Capital Expenditures” shall not include (i) any additions to property and equipment and other capital expenditures made with the proceeds of any equity securities issued or capital contributions received by any Loan Party or any Subsidiary, (ii) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with (x) insurance proceeds paid on account of the loss of or damage to the assets being replaced, restored or repaired, or (y) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (iii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (iv) the purchase of property, plant or equipment to the extent financed with the proceeds of Permitted Dispositions that are not required to be applied to prepay the Obligations or the Term Loan Facility, (v) expenditures that are accounted for as capital expenditures by the Lead Borrower or any Restricted Subsidiary and that actually are paid for by a Person other than the Lead Borrower or any Restricted Subsidiary to the extent neither the Lead Borrower nor any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period), (vi) any expenditures which are contractually required to be, and are, advanced or reimbursed to the Loan Parties in cash by a third party (including landlords) during such period of calculation, (vii) the book value of any asset owned by the Lead Borrower or any Restricted Subsidiary prior to or during such period to the extent that such book value is included as a Capital Expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period, provided that (A) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period in which such expenditure actually is made and (B) such book value shall have been included in Capital Expenditures when such asset was originally acquired, (viii) expenditures that constitute Permitted Acquisitions, or (ix) that portion of interest on Indebtedness incurred for Capital Expenditures which is paid in cash and capitalized in accordance with GAAP.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Capital Stock” shall mean, as to any Person that is a corporation, the authorized shares of such Person’s capital stock, including all classes of common, preferred, voting and nonvoting capital stock, and, as to any Person that is not a corporation or an individual, the membership or other ownership interests in such Person, including, without limitation, the right to share in profits and losses, the right to receive distributions of cash and other property, and the right to receive allocations of items of income, gain, loss, deduction and credit and similar items from such Person, whether or not such interests include voting or similar rights entitling the holder thereof to exercise Control over such Person, collectively with, in any such case, all warrants, options and other rights to purchase or otherwise acquire, and all other instruments convertible into or exchangeable for, any of the foregoing.

“Cash Collateral Account” means an interest bearing account established by the Loan Parties with the Collateral Agent, for its own benefit and the benefit of the other Secured Parties, under the sole and exclusive dominion and control of the Collateral Agent, in the name of the Collateral Agent or as the Collateral Agent shall otherwise direct, in which deposits are required to be made in accordance with SECTION 2.13(j).

“Cash Dominion Event” means either (a) the occurrence and continuance of any Specified Default, or (b) the failure of the Borrowers to maintain Availability of at least $100,000,000 for five (5) consecutive Business Days. For purposes of this Agreement, the occurrence of a Cash Dominion Event shall be deemed continuing (unless the Administrative Agent otherwise agrees in its reasonable discretion or the Administrative Agent, in its reasonable judgment, has determined that circumstances surrounding such Specified Default cease to exist) (a) so long as such Specified Default is continuing or has not been waived, and/or (b) if the Cash Dominion Event arises as a result of the Borrowers’ failure to achieve Availability as required hereunder, until Availability has exceeded $100,000,000 for thirty (30) consecutive days, in which case a Cash Dominion Event shall no longer be deemed to be continuing for purposes of this Agreement, provided, that a Cash Dominion Event may not be so cured on more than three (3) occasions in any period of 365 consecutive days.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Lead Borrower or any Restricted Subsidiary:

(i)                                     Dollars, Canadian Dollars, Euros (or any national currency of any participating member state of the European Union) or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(ii)                                  readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States, or Canada, or (ii) any member nation of the European Union, in each case having average maturities of not more than 24 months from the date of acquisition thereof; provided that the full faith and credit of the United States or Canada or a member nation of the European Union is pledged in support thereof;

(iii)                               time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is a Lender or (ii) (A) is organized under the laws of the United States, any state thereof, the District of Columbia or any member nation of the Organization for Economic Cooperation and Development or is the principal banking Subsidiary of a bank holding company organized under the laws of the United States, any state thereof, the District of Columbia or any member nation of the Organization for Economic Cooperation and Development, and is a member of the Federal Reserve System, and (B) has combined capital and surplus of at least $250,000,000 (any such bank in the foregoing clauses (i) or (ii) being an “Approved Bank”), in each case with average maturities of not more than 12 months from the date of acquisition thereof;

(iv)                              commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by, a corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, in each case with average maturities of not more than 24 months from the date of acquisition thereof;

(v)                                 repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer, in each case, having capital and surplus in excess of $250,000,000 for direct obligations issued by or fully guaranteed or insured by the government or any agency or instrumentality of the United States or Canada or any member nation of the European Union, in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations;

(vi)                              securities with average maturities of 24 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government having an investment grade rating from either S&P or Moody’s (or the equivalent thereof);

(vii)                           Investments with average maturities of 24 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s;

(viii)                        instruments equivalent to those referred to in clauses (i) through (vii) above denominated in Canadian Dollars, Euros, Pounds Sterling or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction; and

(ix)                                Investments, classified in accordance with GAAP as current assets of the Lead Borrower or any Restricted Subsidiary, in money market investment programs which are registered under the Investment Company Act of 1940 or which are administered by financial institutions having capital of at least $250,000,000, and, in either case, the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (i) through (viii) of this definition.

“Cash Management Reserves” means such reserves as the Administrative Agent, from time to time after the occurrence and during the continuation of a Cash Dominion Event, determines in its reasonable commercial discretion exercised in good faith as being appropriate to reflect the reasonably anticipated liabilities and obligations of the Loan Parties with respect to Cash Management Services then provided or outstanding.

“Cash Management Services” means any one or more of the following types of services or facilities provided to any Loan Party by any Lender or any Affiliate of a Lender: (a) ACH transactions, (b) treasury and/or cash management services , including, without limitation, controlled disbursement services, (c) foreign exchange facilities, (d) credit or debit cards, (e) deposit and other accounts and (f) merchant services (other than those constituting a line of credit).

“Cash Receipts” has the meaning provided in SECTION 2.18(d).

“Casualty Event” means any event that gives rise to the receipt by the Lead Borrower or any of its Restricted Subsidiaries of any insurance proceeds or condemnation awards in respect of any Inventory, equipment, fixed assets or Real Estate (including any improvements thereon).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Change in Control” means the earliest to occur of (a) the Permitted Holders ceasing to have the power, directly or indirectly, to vote or direct the voting of securities having a majority of the ordinary voting power for the election of directors of the Parent; provided that the occurrence of the foregoing event shall not be deemed a Change in Control if,

(i)                                     at any time prior to the consummation of a Qualifying IPO, and for any reason whatsoever, (A) one or more of the Permitted Holders otherwise have the right, directly or indirectly, to designate (and do so designate) a majority of the board of directors of the Parent or (B) one or more of the Permitted Holders own, directly or indirectly, of record and beneficially an amount of common stock of the Parent equal to an amount more than fifty percent (50%) of the amount of common stock of the Parent owned, directly or indirectly, by the Permitted Holders of record and beneficially as of the Closing Date and such ownership by one or more of the Permitted Holders represents the largest single block of voting securities of the Parent held by any Person or related group for purposes of Section 13(d) of the Exchange Act, or

(ii)                                  at any time after the consummation of a Qualifying IPO, and for any reason whatsoever, (A) any Person or Persons (other than the Permitted Holders) that are together a “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act or

are acting, for the purpose of acquiring, holding or disposing of securities, as a group (within the meaning of Rule 13d-5(1) under the Exchange Act), but in any case excluding any employee benefit plan of such Person and its Subsidiaries, and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), by way of purchase, merger, consolidation, or other business combination, shall not become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under such Act), directly or indirectly, of more than the greater of (x) thirty-five percent (35%) of the shares outstanding of the Parent and (y) the percentage of the then outstanding voting stock of the Parent owned, directly or indirectly, beneficially by the Permitted Holders, and (B) during each period of twelve (12) consecutive months, the board of directors of the Parent shall consist of a majority of the Continuing Directors; or

(b)                                 any “Change in Control” (or any comparable term) in any document pertaining to the Term Loan Facility, the Senior Notes, the Senior Subordinated Notes, the Subordinated Discount Notes, or any other Material Indebtedness; or

(c)                                  after the formation of Holdco, the failure of Holdco to own 100% of the Capital Stock of the Lead Borrower.

“Change in Law” means (a) the adoption of any Applicable Law after the Closing Date, (b) any change in any Applicable Law or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Credit Party (or, for purposes of SECTION 2.14, by any lending office of such Credit Party or by such Credit Party’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date applicable to the Loan Parties.

“Civil Code” means the Civil Code of Quebec and all regulations thereunder, as amended from time to time, and any successor statutes.

“Closing Date” means October 31, 2006.

“Code” means the Internal Revenue Code of 1986 and the Treasury regulations promulgated thereunder, as amended from time to time.

“Co-Documentation Agents” has the meaning provided in the preamble to this Agreement.

“Collateral” means any and all “Collateral”, “Pledged Collateral” or words of similar intent as defined in any applicable Security Document.

“Collateral Access Agreement” means an agreement reasonably satisfactory in form and substance to the Collateral Agent executed by (a) a bailee or other Person in possession of Collateral, including, without limitation, any warehouseman, and (b) a landlord of Real Estate leased by any Loan Party (including, without limitation, any warehouse or distribution center), pursuant to which such Person (i) acknowledges the Collateral Agent’s Lien on the Collateral, (ii) releases or subordinates such Person’s Liens in the Collateral held by such Person or located on such Real Estate, (iii) agrees to furnish the Collateral Agent with access to the Collateral in such Person’s possession or on the Real Estate for the purposes of conducting a Liquidation and (iv) makes such other agreements with the Collateral Agent as the Collateral Agent may reasonably require.

“Collateral Agent” has the meaning provided in the preamble to this Agreement.

“Commercial Letter of Credit” means any Letter of Credit issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by a Borrower or a Restricted Subsidiary in the ordinary course of business of such Borrower or Restricted Subsidiary.

“Commercial Letter of Credit Facility” means, with respect to the Lead Borrower or any of its Restricted Subsidiaries, an unsecured facility or other unsecured arrangement providing for the issuance of commercial letters of credit, including any instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals or restatements thereof and any unsecured facility or arrangement that replaces all or any part of such facility or arrangement, including any such facility or arrangement that increases the aggregate face value of commercial letters of credit to be issued thereunder, whether by the same or any other issuing bank.

“Commitment” shall mean, with respect to each Lender, the aggregate commitments of such Lender hereunder to make Credit Extensions (including Tranche A Loans and Tranche A-1 Loans) to the Borrowers in the amount set forth opposite its name on Schedule 1.1 hereto or as may subsequently be set forth in the Register from time to time, as the same may be increased or reduced from time to time pursuant to SECTIONS 2.02 and 2.15 of this Agreement.

“Commitment Increase” shall have the meaning provided in SECTION 2.02(a).

“Commitment Increase Date” shall have the meaning provided in SECTION 2.02(c).

“Commitment Letter” means the commitment letter dated July 13, 2006, from Bank of America, N.A., Banc of America Bridge LLC, Banc of America Securities LLC, Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., J.P. Morgan Securities Inc., JPMorgan Chase Bank, N.A., Credit Suisse Securities (USA) LLC and Credit Suisse to Bain Paste Finco, LLC, Blackstone Paste Finco, LLC, Bain Capital Fund IX, LLC and Blackstone Capital Partners V L.P.

“Commitment Percentage” shall mean, with respect to each Lender, that percentage of the Commitments of all Lenders hereunder to make Credit Extensions to the Borrowers, in the amount set forth opposite such Lender’s name on Schedule 1.1 hereto or as may subsequently be set forth in the Register from time to time, as the same may be increased or reduced from time to time pursuant to SECTIONS 2.02 and 2.15 of this Agreement, or if the Commitments have been terminated, such percentage as calculated immediately prior to such termination.

“Compliance Certificate” has the meaning provided in SECTION 5.02(b).

“Concentration Account” has the meaning provided in SECTION 2.18(d).

“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial position, cash flows, or operating results of such Person and its Subsidiaries.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees of such Person and its Restricted Subsidiaries for such period on a Consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period

(a)                                  increased (without duplication of either (1) any item described in any other clause, below, or (2) any item excluded in the calculation of Consolidated Net Income) by:

(i)                                     provision for Consolidated Taxes paid or accrued during such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(ii)                                  Consolidated Interest Expense of such Person for such period plus amounts excluded from Consolidated Interest Expense as set forth in clauses (i) through (viii) of the definition thereof, to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(iii)                               Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same was deducted (and not added back) in computing Consolidated Net Income; plus

(iv)                              any non-cash charges, including (i) any write offs or write downs, (ii) equity based awards compensation expense, (iii) losses on sales, disposals or abandonment of, or any impairment charges or asset write off, related to intangible assets, long-lived assets and investments in debt and equity securities, (iv) all losses from investments recorded using the equity method, and (v) other non-cash charges, non-cash expenses or non-cash losses reducing Consolidated Net Income for such period (provided that if any such non-cash charges referred to in clauses (i) through (v) of this clause represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(v)                                 the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly-owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(vi)                              Advisory Fees paid or accrued in such period to the Sponsors or Highfields Capital to the extent otherwise permitted hereunder; plus

(vii)                           the amount of net cost savings projected by the Lead Borrower in good faith to be realized as a result of specified actions taken during such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (x) such cost savings are reasonably identifiable and factually supportable, and (y) such cost savings do not exceed in the aggregate $40,000,000 in any four consecutive Fiscal Quarters, (or such greater amount reasonably approved in good faith by the Administrative Agent); plus

(viii)                        any costs or expense incurred by the Lead Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Lead Borrower or net cash proceeds of an issuance of Capital Stock of the Lead Borrower (other than Disqualified Capital Stock); plus

(ix)                                any net loss from disposed or discontinued operations; plus

(x)                                   cash receipts (or reduced cash expenditures) to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (b) below for any previous period,

(b)                                                         decreased by (without duplication)

(i)                                     non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and any non-cash gains with respect to cash actually received in such period or received in a prior period; plus

(ii)                                  any net income from disposed or discontinued operations; and

(c)                                                          increased or decreased by (without duplication), as applicable, any adjustments resulting from the application of FASB Interpretation No. 45 (Guarantees).

For purposes of calculating Consolidated EBITDA for any period, the impact of changes in estimates for inventory cost capitalization and the initial adoption of an accounting policy for gift card breakage made in the fourth quarter of Fiscal Year 2005 shall be excluded.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to the Lead Borrower and its Restricted Subsidiaries for any period, the ratio of (a) (i) Consolidated EBITDA for such period, plus (ii) Net Proceeds of capital contributions received or Permitted Equity Issuances made during such period to the extent used to make payments on account of Debt Service Charges or Taxes, except that only Specified Equity Contributions (and no other equity contributions) may be included for purposes of the calculation of Consolidated Fixed Charge

Coverage Ratio under, and as provided in, SECTION 4.02(d) hereof, minus (iii) Capital Expenditures paid in cash which are not financed with the Net Proceeds of Permitted Indebtedness (other than the Obligations) during such period, to (b) the sum of (i) Debt Service Charges payable in cash during such period plus (ii) federal, state and foreign income Taxes paid in cash (net of cash refunds received) during such period, plus (iii) Restricted Payments permitted by SECTION 6.06(l) paid in cash to the holders of Capital Stock of the Lead Borrower during such period (but excluding Restricted Payments to the extent funded by an issuance by the Lead Borrower of Permitted Indebtedness, a Permitted Equity Issuance or a capital contribution to the Lead Borrower).

“Consolidated Interest Expense” means, with respect to the Lead Borrower and its Restricted Subsidiaries on a Consolidated basis for any period, determined in accordance with GAAP, (a) total interest expense payable in cash (including that attributable to obligations with respect to Capitalized Leases in accordance with GAAP but excluding any imputed interest as a result of purchase accounting) of the Lead Borrower and its Restricted Subsidiaries on a Consolidated basis with respect to all outstanding Indebtedness of the Lead Borrower and its Restricted Subsidiaries, including, without limitation, the Obligations and all commissions, discounts and other fees and charges owed with respect thereto, but excluding (i) any non-cash interest or deferred financing costs, (ii) any amortization or write-down of deferred financing fees, debt issuance costs, discounted liabilities, commissions, fees and expenses, (iii) the accretion or accrual of discounted liabilities, (iv) all non-recurring cash interest expense including liquidated damages for failure to timely comply with registration rights obligations and any non-recurring expense or loss attributable to the early extinguishment or conversion of Indebtedness, (v) any expensing of commitment and other fees in connection with the Senior Notes, the Senior Subordinated Notes and the Subordinated Discount Notes (and all bridge financing backstopping same), (vi) in connection with the determination of the Consolidated Fixed Charge Coverage Ratio for any purpose other than clause (vii) below, any expensing of bridge, commitment and other financing fees not covered in clause (v) above, (vii) in connection with the determination of satisfaction of the provisions of SECTION 4.02(d) and with the determination of the Consolidated Fixed Charge Coverage Ratio for the purpose of determining the amount available for Restricted Payments under SECTION 6.06 and for prepayments of Indebtedness under SECTION 6.11, any expensing of bridge, commitment and other financing fees not covered in clause (v) above only to the extent reasonably approved in good faith by the Administrative Agent (which approval for purposes of SECTION 6.11 and SECTION 6.11 only, shall not be required if Availability at the time of determination and after giving effect to the Specified Payment, is greater than or equal to 33.33% of the Tranche A-1 Borrowing Base (or if the Tranche A-1 Commitments have been terminated, the Tranche A Borrowing Base)), and (viii) penalties and interest related to Taxes, and reduced by interest income received or receivable in cash for such period. For purposes of the foregoing, interest expense of the Lead Borrower and its Restricted Subsidiaries shall be determined after giving effect to any net payments made or received by such Persons with respect to interest rate Swap Contracts.

For purposes of determining Consolidated Interest Expense for any period ending prior to the first anniversary of the Closing Date after giving Pro Forma Effect to the Transactions, Consolidated Interest Expense shall be $84.3 million for the Fiscal Quarter ended January 28, 2006, $83.2 million for the Fiscal Quarter ended April 29, 2006 and $83.8 million for the Fiscal Quarter ended July 29, 2006.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

(a)           (i) any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses; Transaction Expenses; severance; relocation costs; integration costs; pre-opening, opening, consolidation and closing costs for facilities (including Stores); signing, retention or completion bonuses; transition costs; costs incurred in connection with acquisitions after the Closing Date; restructuring costs, charges or reserves; and curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded subject to the following, (1) in connection with the determination of satisfaction of the provisions of SECTION 4.02(d), any such items which are cash gains, losses, costs or expenses shall be excluded only to the extent reasonably approved in good faith by the Administrative Agent, and (2) in connection with the determination of the Consolidated Fixed Charge Coverage Ratio for the purpose of determining the amount available for Restricted Payments under SECTION 6.06 and for prepayments of Indebtedness under SECTION 6.11, any such items which are cash gains, losses, costs or expenses shall be excluded only to the extent reasonably approved in good faith by the Administrative Agent (which approval for purposes of SECTION 6.06 and SECTION 6.11 shall not be required if Availability at the time of determination and after giving effect to the Specified Payment, is greater than or equal to 33.33% of the Tranche A-1 Borrowing Base (or if the Tranche A-1 Commitments have been terminated, the Tranche A Borrowing Base)); and (ii) Specified Legal Expenses, Hybrid Distribution Network Costs, Public Company Costs, and costs related to the Perfect Store Initiative in an amount not to exceed $8,000,000 in any Fiscal Year shall be excluded;

(b)                                 the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(c)                                  any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded,

(d)                                 any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business shall be excluded,

(e)                                  the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Lead Borrower shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period by such Person,

(f)            solely for the purpose of determining the amount available for Restricted Payments under SECTION 6.06 and for prepayments of Indebtedness under SECTION 6.11, and compliance with SECTION 4.02(d), the Net Income for such period of any Restricted Subsidiary (other than any Facility Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided that Consolidated Net Income of the Lead Borrower will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Lead Borrower or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

(g)                                 effects of adjustments (including the effects of such adjustments pushed down to the Lead Borrower and its Restricted Subsidiaries) in the merchandise inventory, property and equipment, goodwill, intangible assets, deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to the Transactions or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(h)           any after-tax effect of income (loss) from the early extinguishment or conversion of Indebtedness or Swap Contracts or other derivative instruments shall be excluded, subject to the following: (1) in connection with the determination of satisfaction of the provisions of SECTION 4.02(d), any such items shall be excluded only to the extent reasonably approved in good faith by the Administrative Agent, and (2) in connection with the determination of the Consolidated Fixed Charge Coverage Ratio for the purpose of determining the amount available for Restricted Payments under SECTION 6.06 and for prepayments of Indebtedness under SECTION 6.11, any such items shall be excluded only to the extent reasonably approved in good faith by the Administrative Agent (which approval for purposes of SECTION 6.06 and SECTION 6.11 shall not be required if Availability at the time of determination and after giving effect to the Specified Payment, is greater than or equal to 33.33% of the Tranche A-1 Borrowing Base (or if the Tranche A-1 Commitments have been terminated, the Tranche A Borrowing Base)),

(i)                                     any impairment charge or asset write-off or write-down, in each case, pursuant to GAAP and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(j)                                     any non-cash compensation charge or expense, including any such charge or expense arising from the grant of stock appreciation or similar rights, stock options, restricted stock or other equity-incentive programs shall be excluded,

(k)           any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any Acquisition, Investment, Dispositions, issuance or repayment of Indebtedness, issuance of Capital Stock, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded, subject to the following: (1) in connection with the determination of satisfaction of the provisions of SECTION 4.02(d), any such items which are cash fees, expenses, charges or costs shall be excluded only to the extent reasonably approved in good faith by the Administrative Agent, and (2) in connection with the determination of the Consolidated Fixed Charge Coverage Ratio for the purpose of determining the amount available for Restricted Payments under SECTION 6.06 and for prepayments of Indebtedness under SECTION 6.11, any such items which are cash fees, expenses, charges or costs shall be excluded only to the extent reasonably approved in good faith by the Administrative Agent (which approval for purposes of SECTION 6.06 and SECTION 6.11 shall not be required if Availability at the time of determination and after giving effect to the Specified Payment, is greater than or equal to 33.33% of the Tranche A-1 Borrowing Base (or if the Tranche A-1 Commitments have been terminated, the Tranche A Borrowing Base)),

(l)                                     accruals and reserves that are established within twelve months after the Closing Date that are so required to be established as a result of the Transactions in accordance with GAAP shall be excluded,

(m)                               any net gain or loss resulting from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk) and any foreign currency translation gains or losses shall be excluded, and

(n)                                 any unrealized net gains and losses resulting from Swap Contracts and the application of Statement of Financial Accounting Standards No. 133 shall be excluded.

In addition, to the extent not already included in the Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement.

“Consolidated Taxes” means, as of any date for the applicable period ending on such date with respect to the Lead Borrower and its Restricted Subsidiaries on a Consolidated basis, the aggregate of all taxes based on income or profits or capital, including, without limitation, state, franchise and similar taxes (such as the Pennsylvania capital tax and Texas margin tax) and foreign withholding taxes of such Person as determined in accordance with GAAP, to the extent the same are paid (whether by the Lead Borrower, its Restricted Subsidiaries or Holdco) or accrued during such period.

“Continuing Directors” means the directors of the Lead Borrower on the Closing Date, as elected or appointed after giving effect to the MIK Recapitalization and the other transactions contemplated hereby, and each other director, if, in each case, such other directors’ nomination for election to the board of directors of the Parent is recommended by a majority of the then Continuing Directors or such other director receives the vote of one or more of the Sponsors in his or her election by the stockholders of the Parent.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Cost” means the cost of the Loan Parties’ Inventory as determined in accordance with the Lead Borrower’s Accounting Policy dated as of October 30, 2005 furnished to the Administrative Agent as reported on the Loan Parties’ stock ledger, as such policy may be modified with the consent of the Administrative Agent, whose consent will not be unreasonably withheld.

“Credit Card Advance Rate” means (a) for Tranche A Loans, 90%, and (b) for Tranche A-1 Loans, 95%.

“Credit Card Notifications” has the meaning provided in SECTION 2.18(c).

“Credit Extensions” as of any day, shall be equal to the sum of (a) the principal balance of all Revolving Credit Loans (including Swingline Loans) then outstanding, and (b) the then amount of the Letter of Credit Outstandings.

“Credit Party” means (a) the Lenders, (b) the Agents and their respective Affiliates and branches, (c) each Issuing Bank, (d) the Arrangers and (e) the successors and permitted assigns of each of the foregoing.

“Credit Party Expenses” means, without limitation, all of the following to the extent incurred in connection with this Agreement and the other Loan Documents: (a) all reasonable out-of-pocket expenses incurred by the Agents and the Arrangers, including the reasonable fees, charges and disbursements of one counsel for the Agents and their Affiliates (plus local counsel in any other jurisdiction to the extent reasonably necessary), outside consultants for the Agents consisting of one inventory appraisal firm and one commercial finance examination firm in connection with the preparation and administration of the Loan Documents, the syndication of the credit facilities provided for herein, or any amendments, modifications or waivers requested by a Loan Party of the provisions hereof or thereof (whether or not any such amendments, modifications or waivers shall be consummated), (b) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (c) all reasonable out-of-pocket expenses incurred by the Agents or, subject to the proviso below any Lender and their respective Affiliates and branches, including the reasonable fees, charges and disbursements of one counsel for the Agents and their Affiliates (plus local counsel in any other jurisdiction to the extent reasonably necessary) and outside consultants for the Agents (including, without limitation, inventory appraisal firms and commercial finance examination firms in connection with the enforcement and protection of their rights in connection with the Loan Documents, including all such out-of-pocket expenses incurred during any workout, restructuring or related negotiations in respect of such Revolving Credit Loans or Letters of Credit; provided that the Lenders who are not the Agents or Affiliates of the Agents shall be entitled to reimbursement for no more than one counsel representing all such Lenders (absent a conflict of interest in which case the Lenders may engage and be reimbursed for additional counsel). Credit Party Expenses shall not include the allocation of any overhead expenses of any Credit Party.

“Customer Credit Liabilities” means, at any time, the aggregate remaining balance reflected on the books and records of the Loan Parties at such time of (a) outstanding gift certificates and gift cards of the Loan Parties entitling the holder thereof to use all or a portion of the gift certificate or gift card to pay all or a portion of the purchase price for any Inventory, and (b) outstanding merchandise credits and customer deposits of the Loan Parties.

“Customs Broker Agreement” means an agreement in substantially the form attached hereto as Exhibit B among a Loan Party, a customs broker or other carrier, and the Collateral Agent, in which the customs broker or other carrier acknowledges that it has control over and holds the documents evidencing ownership of the subject Inventory or other property for the benefit of the Collateral Agent, and agrees, upon notice from the Collateral Agent (which notice shall be delivered only upon the occurrence and during the continuance of an Event of Default), to hold and dispose of the subject Inventory and other property solely as directed by the Collateral Agent.

“DDAs” means any checking or other demand deposit account maintained by the Loan Parties. All funds in such DDAs shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agents or the Lenders shall have no duty to inquire as to the source of the amounts on deposit in the DDAs.

“Debt Service Charges” means, for any period, the sum of (a) Consolidated Interest Expense required to be paid or paid in cash, plus (b) scheduled principal payments made or required to be made on account of Indebtedness for borrowed money, including the full amount of any non-recourse Indebtedness (after giving effect to any prepayments paid in cash that reduce the amount of such required payments) (excluding the Obligations, but including, without limitation, obligations with respect to Capitalized Leases) for such period, plus (c) scheduled mandatory payments on account of Disqualified Capital Stock (whether in the nature of dividends, redemption, repurchase or otherwise) required to be made during such period, in each case determined in accordance with GAAP.

For purposes of determining Debt Service Charges for any period ending prior to the first anniversary of the Closing Date after giving Pro Forma Effect to the Transactions, Debt Service Charges shall be $90.3 million for the Fiscal Quarter ended January 28, 2006, $89.2 million for the Fiscal Quarter ended April 29, 2006 and $89.8 million for the Fiscal Quarter ended July 29, 2006.

“Default” means any event or condition described in SECTION 7.01 that constitutes an Event of Default or that upon notice, lapse of any cure period set forth in SECTION 7.01, or both, would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning provided in SECTION 2.12.

“Delinquent Lender” has the meaning provided in SECTION 8.16.

“Designated Account” has the meaning provided in SECTION 2.18(d).

“Disbursement Accounts” has the meaning provided in SECTION 2.18(g).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property (including, without limitation, any Capital Stock of any other Person held by a specified Person) by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Capital Stock” means any Capital Stock which, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable), is putable or exchangeable, or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Capital Stock (other than Disqualified Capital Stock)), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of all Obligations and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Capital Stock (other than Disqualified Capital Stock)), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case, prior to the date that is ninety-one (91) days after the Maturity Date.

“Documents” has the meaning assigned to such term in the Security Agreement.

“Dollars” or “$” refers to lawful money of the United States of America.

“Eligible Assignee” means a commercial bank, insurance company, or company engaged in the business of making commercial loans or a commercial finance company, which Person, together with its Affiliates, has a combined capital and surplus in excess of $1,000,000,000, or any Affiliate of any Credit Party under common control with such Credit Party, or a Related Fund of any Credit Party, provided that in any event, “Eligible Assignee” shall not include (x) any Loan Party, (y) any natural person, or (z) the Sponsors or any of their respective Affiliates (other than Sponsor Affiliated Lenders). For the purposes of this Agreement, “Related Fund” shall mean, with respect to any Credit Party which is a fund that invests in loans, any other such fund administered, managed or advised by the same investment advisor as such Credit Party or by an Affiliate of such Credit Party or such advisor under common control with such Credit Party or advisor, as applicable.

“Eligible Credit Card Receivables” means, as of any date of determination, Accounts due to a Loan Party from major credit card and debit card processors (including, but not limited to, JCB, VISA, Mastercard, American Express, Diners Club, DiscoverCard, Interlink, NYCE, Star/Mac, Tyme, Pulse, Accel, AFF, Shazam, CU244, Alaska Option and Maestro) as arise in the ordinary course of business and which have been earned by performance and that are not excluded as ineligible by virtue of one or more of the criteria set forth below (without duplication of any Reserves established by the Administrative Agent). None of the following shall be deemed to be Eligible Credit Card Receivables:

(a)                                  Accounts due from major credit card and debit card processors that have been outstanding for more than five (5) Business Days from the date of sale, or for such longer period(s) as may be approved by the Administrative Agent in its reasonable discretion;

(b)                                 Accounts due from major credit card and debit card processors with respect to which a Loan Party does not have good, valid and marketable title thereto, free and clear of any Lien (other than Liens granted to the Collateral Agent for its own benefit and the benefit of the other Secured Parties pursuant to the Security Documents, Liens in favor of the agent under the Term Loan Facility, and Permitted Encumbrances);

(c)                                  Accounts due from major credit card and debit card processors that are not subject to a first priority security interest in favor of the Collateral Agent for its own benefit and the benefit of the other Secured Parties (other than Permitted Encumbrances having priority by operation of Applicable Law over the Lien of the Collateral Agent) (the foregoing not being intended to limit the discretion of the Administrative Agent to change, establish or eliminate any Reserves on account of any such Liens);

(d)                                 Accounts due from major credit card and debit card processors which are disputed, or with respect to which a claim, counterclaim, offset or chargeback (other than chargebacks in the ordinary course by the credit card processors) has been asserted, by the related credit card processor (but only to the extent of such dispute, counterclaim, offset or chargeback);

(e)                                  Except as otherwise approved by the Administrative Agent, Accounts due from major credit card and debit card processors as to which the credit card processor or debit card processor has the right under certain circumstances to require a Loan Party to repurchase the Accounts from such credit card or debit card processor;

(f)                                    Except as otherwise approved by the Administrative Agent (such approval not to be unreasonably withheld), Accounts arising from any private label credit card program of the Loan Parties; and

(g)                                 Accounts due from major credit card and debit card processors (other than JCB, Visa, Mastercard, American Express, Diners Club, DiscoverCard, Interlink, NYCE, Star/Mac, Tyme, Pulse, Accel, AFF, Shazam, CU244, Alaska Option and Maestro) which the Administrative Agent determines in its commercial reasonable discretion acting in good faith to be unlikely to be collected.

“Eligible In-Transit Inventory” means, as of any date of determination, without duplication of other Eligible Inventory, Inventory (a) which has been shipped from any location for receipt by a Loan Party within sixty (60) days of the date of determination but which in either case has not yet been received by a Loan Party, (b) for which the purchase order is in the name of a Loan Party and title has passed to a Loan Party, (c) for which the document of title, to the extent applicable, reflects a Loan Party as consignee (along with delivery to a Loan Party of the documents of title, to the extent applicable, with respect thereto), (d) as to which the Collateral Agent has control over the documents of title, to the extent applicable, which evidence ownership of the subject Inventory (such as by the delivery of a Customs Broker Agreement if the documents of title are negotiable), and (e) which otherwise is not excluded from the definition of Eligible Inventory. Eligible In-Transit Inventory shall not include Inventory accounted for as “in transit” by the Lead Borrower by virtue of such Inventory’s being in transit between the Loan Parties’ locations or in storage trailers at the Loan Parties’ locations; rather such Inventory shall be treated as “Eligible Inventory” if it satisfies the conditions therefor.

“Eligible Inventory” means, as of any date of determination, without duplication, items of Inventory of a Loan Party that are finished goods, merchantable and readily saleable to the public in the ordinary course (including goods manufactured by the Lead Borrower pursuant to, and commodity goods of, its Artistree division, custom floral goods and custom framing goods), or (ii) items of “non PI” Inventory that are finished goods, merchantable and readily saleable to the public in the ordinary course, in each case, that are not excluded as ineligible by virtue of one or more of the criteria set forth below (without duplication of any Reserves established by the Administrative Agent). None of the following shall be deemed to be Eligible Inventory:

(a)                                  Inventory with respect to which a Loan Party does not have good, valid and marketable title thereto, free and clear of any Lien (other than Liens granted to the Collateral Agent for its own benefit and the benefit of the other Secured Parties pursuant to the Security Documents, Liens in favor of the agent under the Term Loan Facility, and Permitted Encumbrances), or is leased by or is on consignment to a Loan Party, or that is not solely owned by a Loan Party;

(b)                                 Inventory (other than any Eligible In-Transit Inventory) that (i) is not located in the United States of America or Canada or (ii) at a location that is not owned or leased by the Loan Parties, except to the extent that the Loan Parties have furnished the Collateral Agent with (A) any UCC financing statements or PPSA registration statements or other filings that the Collateral Agent may reasonably determine to be necessary to perfect its security interest in such Inventory at such location, and (B) unless otherwise agreed by the Agents (such agreement not to be unreasonably withheld), a Collateral Access Agreement executed by the Person owning any such location on terms reasonably acceptable to the Collateral Agent;

(c)                                  Inventory that represents goods which (i) are damaged, defective, “seconds,” or otherwise unmerchantable, (ii) are to be returned to the vendor and which is no longer reflected in the Loan Parties’ stock ledger, (iii) are special-order items, work in process, raw materials, or that constitute spare parts, shipping materials or supplies used or consumed in a Borrower’s business, or (iv) are bill and hold goods;

(d)                                 Except as otherwise agreed by the Agents, Inventory that represents goods that do not conform in all material respects to the representations and warranties contained in this Agreement or any of the Security Documents;

(e)                                  Inventory that is not subject to a perfected first priority security interest in favor of the Collateral Agent for its own benefit and the benefit of the other Secured Parties (subject only to Permitted Encumbrances having priority by operation of Applicable Law);

(f)            Inventory which consists of samples, labels, bags, packaging materials, and other similar non-merchandise categories (for greater clarity, display models are not deemed a non-merchandise category);

(g)                                 Inventory as to which casualty insurance in compliance with the provisions of SECTION 5.07 hereof is not in effect;

(h)                                 Inventory which has been sold but not yet delivered or Inventory to the extent that any Loan Party has accepted a deposit therefor and which is no longer reflected in the Loan Parties’ stock ledger; and

(i)                                     Inventory acquired in a Permitted Acquisition, unless the Administrative Agent shall have received or conducted (A) appraisals, from appraisers reasonably satisfactory to the Administrative Agent, of such Inventory to be acquired in such Acquisition and (B) such other due diligence as the Agents may reasonably require, all of the results of the foregoing to be reasonably satisfactory to the Agents. As long as the Administrative Agent has received reasonable prior notice of such Permitted Acquisition and the Loan Parties reasonably cooperate (and cause the Person being acquired to reasonably cooperate) with the Administrative Agent, the Administrative Agent shall use reasonable best efforts to complete such due diligence and a related appraisal on or prior to the closing date of such Permitted Acquisition.

“Eligible Letter of Credit” means, as of any date of determination thereof, a Commercial Letter of Credit which supports the purchase of Inventory, (i) which Inventory does not constitute Eligible In-Transit Inventory and for which no documents of title have then been issued; (ii) which Inventory when completed would otherwise constitute Eligible Inventory, (iii) which Commercial Letter of Credit has an initial expiry, subject to the proviso hereto, within 120 days after the date of initial issuance of such Commercial Letter of Credit, provided that ninety percent (90%) of the maximum Stated Amount of all such Commercial Letters of Credit shall not, at any time, have an initial expiry greater than ninety (90) days after the original date of issuance of such Commercial Letters of Credit, and (iv) which Commercial Letter of Credit provides that it may be drawn only after the Inventory is completed and after documents of title have been issued for such Inventory reflecting a Loan Party or the Collateral Agent as consignee of such Inventory.

“Environmental Laws” means all Applicable Laws relating to pollution, the protection of the environment, natural resources, or, to the extent relating to exposure to Hazardous Materials, human health or to the release of any materials into the environment, including those related to Hazardous Materials, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including, without limitation, any liability for damages, natural resource damage, costs of environmental remediation, administrative oversight costs, fines, penalties or indemnities), of any Loan Party directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Contribution” means, collectively, the contribution in an aggregate amount of cash of not less than $1,630,000,000 to Bain Paste Mergerco, Inc. and to Blackstone Paste Mergerco, Inc.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Lead Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means in the case of a Plan or Multiemployer Plan subject to ERISA, (a) any “reportable event”, as defined in Section 4043 of ERISA with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA) that would reasonably be expected to result in a Material Adverse Effect, whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Lead Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Lead Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Lead Borrower or any ERISA Affiliate of any liability that would reasonably be expected to result in a Material Adverse Effect with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Lead Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Lead Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability that would reasonably be expected to result in a Material Adverse Effect or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” has the meaning provided in SECTION 7.01. An “Event of Default” shall be deemed to have occurred and to be continuing unless and until that Event of Default has been duly waived in writing by the Administrative Agent in accordance with the terms of this Agreement.

“Excess Amount” has the meaning provided in SECTION 2.13(f).

“Excess Swingline Loans” has the meaning provided in SECTION 2.22(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Subsidiary” means (a) any Subsidiary that is not a wholly owned Subsidiary, (b) any Subsidiary that is prohibited by Applicable Law from guaranteeing the Obligations, (c) any Foreign Subsidiary, (d) any Immaterial Subsidiary, and (e) any Unrestricted Subsidiary.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) income or franchise Taxes imposed on (or measured by) its gross or net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or imposed as a result of any present or former connection between the jurisdiction imposing such Tax and such recipient other than a connection arising solely as a result of such recipient having performed its obligations or received payment hereunder or under any Loan Document, or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which any Borrower is located,  and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by a Borrower under SECTION 2.24(b)), any United States withholding Tax that is imposed on amounts payable to such Foreign Lender (i) at the time such Foreign Lender becomes a party to this Agreement (or designates a New Lending Office other than at the request of a Borrower under SECTION 2.24), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a New Lending Office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding Tax pursuant to SECTION 2.23(a), or (ii) is attributable to such Foreign Lender’s failure to comply with SECTION 2.23(e).

“Existing Credit Agreement” means the Credit Agreement dated as of November 18, 2005, among the Lead Borrower, the Subsidiaries of the Lead Borrower parties thereto, the lenders party thereto, and Bank of America, N.A., as Administrative Agent.

“Existing Letters of Credit” means each of the letters of credit listed on Schedule 2.13(k) hereto.

“Facility Guarantee” means any Guarantee of the Obligations executed by the Parent and its Subsidiaries which are or hereafter become Facility Guarantors in favor of the Agents and the other Secured Parties.

“Facility Guarantors” means any Person executing a Facility Guarantee, but in all events shall not include the Excluded Subsidiaries.

“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means, collectively, (a) the Fee Letter dated July 13, 2006 by and among Bain Paste Finco, LLC, Blackstone Paste Finco, LLC, Bank of America, N.A., Banc of America

Bridge LLC, Banc of America Securities LLC, Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., J.P. Morgan Securities Inc., JPMorgan Chase Bank, N.A., Credit Suisse Securities (USA) LLC and Credit Suisse, and (b) the Agency Fee Letter dated as of the Closing Date, each as amended, supplemented or replaced and in effect from time to time.

“Financial Officer” means, with respect to any Loan Party, the chief financial officer, chief accounting officer, treasurer, assistant treasurer, controller or assistant controller of such Loan Party.

“Fiscal Month”  means any fiscal month of any Fiscal Year, which month shall generally consist of either four (4) or five (5) weeks and shall generally end on the last Saturday of each calendar month in accordance with the fiscal accounting calendar of the Lead Borrower and its Subsidiaries.

“Fiscal Quarter” means any fiscal quarter of any Fiscal Year, which quarters shall generally consist of thirteen (13) weeks or fourteen (14) weeks and shall generally end on the last Saturday of each April, July, October and January of such Fiscal Year in accordance with the fiscal accounting calendar of the Lead Borrower and its Subsidiaries.

“Fiscal Year” means any period of twelve consecutive months ending on the Saturday closest to January 31 of any calendar year.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia, or any of its territories or possessions, provided, that Michaels of Canada, ULC and any other Canadian Subsidiary designated by the Lead Borrower shall not be deemed a Foreign Subsidiary so long as it remains a Facility Guarantor.

“FRB” means the Board of Governors of the Federal Reserve System of the United States of America.

“Fronting Fee” shall have the meaning set forth in SECTION 2.19(d) hereof.

“FSCO” means the Financial Services Commission of Ontario and any Person succeeding to the functions thereof and includes the Superintendent under such statute and any other Governmental Authority empowered or created by the PBA.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America which are consistent with those promulgated or adopted by the Financial Accounting Standards Board and its predecessors (or successors) in effect and applicable to that accounting period in respect of which reference to GAAP is being made.

“General Intangibles” has the meaning assigned to such term in the Security Agreement.

“Governmental Authority” means any nation or government, any state, provincial, municipal or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); or (c) to be an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas,  mold, fungi or similar bacteria, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Highfields Capital” means Highfields Capital I LP, Highfields Capital II LP and Highfields Capital III LP and each Affiliate thereof (excluding portfolio companies of any of the foregoing).

“Holdco” means a holding company to be formed as the direct parent company of the Lead Borrower, the primary purpose of which is to own 100% of the Capital Stock of the Lead Borrower.

“Hybrid Distribution Network Costs” means non-recurring costs incurred due to the double-handling of Inventory in connection with the consolidation and repositioning of such Inventory within the Lead Borrower’s and its Restricted Subsidiaries’ distribution network.

“Immaterial Subsidiary” means a Subsidiary of the Lead Borrower for which (a) the assets of such Subsidiary constitute less than or equal to 1% of the total assets of the Lead Borrower and its Restricted Subsidiaries on a Consolidated basis and collectively with all Immaterial Subsidiaries, less than or equal to 5% of the total assets of the Lead Borrower and its Restricted Subsidiaries on a Consolidated basis, and (b) the revenues of such Subsidiary account for less than or equal to 1% of the total revenues of the Lead Borrower and its Restricted Subsidiaries on a Consolidated basis and collectively with all Immaterial Subsidiaries, less than or equal to 5% of the total revenues of the Lead Borrower and its Restricted Subsidiaries on a Consolidated basis.

“Incremental Availability” means the additional amount available to be borrowed by the Borrowers based upon the difference between the Tranche A-1 Borrowing Base and the Tranche A Borrowing Base, as reflected on the most recent Borrowing Base Certificate delivered by the Lead Borrower to the Administrative Agent pursuant to SECTION 5.01(e) hereof.

“Indebtedness” means as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(i)                                     all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(ii)                                  the maximum amount (after giving effect to any prior drawings which may have been reimbursed or reductions) of all Letters of Credit (including Standby Letters of Credit and Commercial Letters of Credit), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(iii)                               net obligations of such Person under any Swap Contract;

(iv)                              all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade payables in the ordinary course of business and (ii) any earn-out obligation until such obligation becomes due and payable and only to the extent that the contingent consideration relating to such earn-out is not paid within 30 days after such date);

(v)                                 indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(vi)                              all Attributable Indebtedness;

(vii)                           all obligations of such Person in respect of Disqualified Capital Stock;

(viii)                        The principal and interest portions of all rental obligations of such Person under any Synthetic Lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP; and

(ix)                                all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall (A) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited, and (B) in the case of the Parent and its Subsidiaries, exclude (i) any sale-leaseback transactions to the extent the lease or sublease thereunder is not required to be recorded under GAAP as a Capitalized Lease, (ii) any obligations relating to overdraft protection and netting services, (iii) any preferred stock required to be included as Indebtedness in accordance with GAAP or (iv) items that would appear as a liability on a balance sheet prepared in accordance with GAAP as a result of the application of EITF 97-10, “The Effects of Lessee Involvement in Asset Construction”. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning provided in SECTION 9.05.

“Information” has the meaning provided in SECTION 9.08.

“Instruments” has the meaning assigned to such term in the Security Agreement.

“Intellectual Property” means all present and future: trade secrets, know-how and other proprietary information; trademarks, Internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing), indicia and other source and/or business identifiers, all of the goodwill related thereto, and all registrations and applications for registrations thereof; works of authorship and other copyrighted works (including copyrights for computer programs), and all registrations and applications for registrations thereof; inventions (whether or not patentable) and all improvements thereto; patents and patent applications, together with all continuances, continuations, divisions, revisions, extensions, reissuances, and reexaminations thereof; industrial design applications and registered industrial designs; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; all other intellectual property; all rights to sue and recover at law or in equity for any past, present or future infringement, dilution or misappropriation, or other violation thereof; and all common law and other rights throughout the world in and to all of the foregoing.

“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of the date hereof by and among the Administrative Agent, Deutsche Bank AG New York Branch, as administrative agent and as collateral agent under the Term Loan Facility, and the Loan Parties.

“Interest Payment Date” means (a) with respect to any Prime Rate Loan (including a Swingline Loan), the first day of each calendar quarter, beginning with the calendar quarter commencing February 4, 2007, and (b) with respect to any LIBO Loan, on the last day of the Interest Period applicable to the Borrowing of which such LIBO Loan is a part, and, in addition, if such LIBO Loan has an Interest Period of greater than ninety (90) days, on the last day of every third month of such Interest Period.

“Interest Period” means, as to each LIBO Loan, the period commencing on the date such LIBO Loan is disbursed or converted to or continued as a LIBO Loan and ending on the date one, two, three or six months thereafter, and, if agreed to by all of the Lenders, seven days, fourteen days, nine (9) or twelve (12) months thereafter, as selected by the Lead Borrower in its Borrowing Request; provided that:

(a)                                                          any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)                                                         any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c)                                                          no Interest Period shall extend beyond the Termination Date, and

(d)                                                         there shall not be more than two Borrowings having an Interest Period of seven or fourteen days outstanding at any time.

“Inventory” has the meaning assigned to such term in the Security Agreement.

“Inventory Advance Rate” means the following percentages for Inventory under the Tranche A Borrowing Base and the Tranche A-1 Borrowing Base for the following periods:

Period	Advance Rate for Tranche A Borrowing Base	Advance Rate for Tranche A-1 Borrowing Base

Closing Date through October 31, 2007	90%	100%

Each January 1 through August 31 thereafter beginning January 1, 2008	85%	95%

Each September 1 through December 31 thereafter beginning November 1, 2007	87.5%	97.5%

“Inventory Reserves” means such reserves as may be established from time to time by the Administrative Agent, in its reasonable commercial discretion exercised in good faith and not inconsistent with past practice, with respect to changes in the determination of the saleability, at retail, of the Eligible Inventory or which reflect such other factors as negatively affect the market value of the Eligible Inventory.

“Investment” means, as to any Person, any direct or indirect Acquisition or investment by such Person, whether by means of (a) the purchase or other Acquisition of Capital Stock or debt or other securities or equity interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) any other Acquisition. Notwithstanding the foregoing, neither the creation of accounts receivable, credit card receivables and debit card receivables due to a Loan Party nor the obtaining of trade credit and the deferred payment of other expenses, in each case, incurred in the ordinary course of business, nor the incurrence of contingent obligations or performance guaranties in the ordinary course of business in respect of obligations not constituting Indebtedness, shall be deemed “Investments.”  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment less all cash returns, cash dividends and cash distributions (or the fair market value of any non-cash returns, dividends and distributions) received by such Person).

“IP Rights” shall have the meaning given such term in SECTION 3.15.

“Issuing Bank” means, individually and collectively, each of Bank of America, and no more than two other Lenders selected by the Lead Borrower and approved by the Administrative Agent in its reasonable discretion. Any Issuing Bank may, in its reasonable discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“ITA” means the Income Tax Act (Canada) and the regulations promulgated thereunder, as amended from time to time.

“Joinder Agreement” shall mean an agreement, in substantially the form attached hereto as Exhibit F, pursuant to which, among other things, a Person becomes a party to, and bound by the terms of, this Agreement and/or the other Loan Documents in the same capacity and to the same extent as either a Borrower or a Facility Guarantor, as the Administrative Agent may determine.

“Junior Financing” shall mean the Senior Subordinated Notes, the Subordinated Discount Notes, and any other Indebtedness that is required to be subordinated to the Obligations pursuant to the terms of the Loan Documents.

“Landlord Lien State” means any state in which a landlord’s claim for rent has priority by operation of Applicable Law over the lien of the Collateral Agent in any of the Collateral.

“Lead Borrower” has the meaning set forth in the preamble to this Agreement.

“Lease” means any agreement pursuant to which a Loan Party is entitled to the use or occupancy of any space in a structure, land, improvements or premises for any period of time.

“Lenders” means the Lenders having Commitments from time to time or at any time, and each assignee that becomes a party to this Agreement as set forth in SECTION 9.07 and each Additional Commitment Lender that becomes a party to this Agreement as set forth in SECTION 2.02.

“Letter of Credit” means (a) each Existing Letter of Credit, and (b) a letter of credit that (i) is issued by an Issuing Bank pursuant to this Agreement for the account of a Borrower, (ii) constitutes a Standby Letter of Credit or Commercial Letter of Credit (and for which such Issuing Bank is not otherwise prohibited from issuing such letter of credit due to the internal general policies of such Issuing Bank), and (iii) is in form reasonably satisfactory to such Issuing Bank.

“Letter of Credit Disbursement” means a payment made by any Issuing Bank to the beneficiary of, and pursuant to, a Letter of Credit.

“Letter of Credit Fees” means the fees payable in respect of Letters of Credit pursuant to SECTION 2.19.

“Letter of Credit Outstandings” means, at any time, the sum of (a) the Stated Amount of all Letters of Credit outstanding at such time, plus, without duplication, (b) all amounts theretofore drawn or paid under Letters of Credit for which the applicable Issuing Bank has not then been reimbursed.

“Letter-of-Credit Rights” has the meaning assigned to such term in the Security Agreement.

“Letter of Credit Sublimit” means, at any time, $150,000,000, as such amount may be increased or reduced in accordance with the provisions of this Agreement. The Letter of Credit Sublimit is part of, and not in addition to, the Commitments.

“LIBO Borrowing” means a Borrowing comprised of LIBO Loans.

“LIBO Loan” shall mean any Revolving Credit Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

“LIBO Rate” means, with respect to any LIBO Borrowing for any Interest Period,

(a)                                  the rate per annum equal to the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(b)                                 if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(c)                                  if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBO Borrowing being made, continued or converted by Bank of America, N.A. and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two Business Days prior to the first day of such Interest Period.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing) whether or not filed, recorded or perfected under Applicable Law, and in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquidation” means the exercise by the Agents of those rights and remedies accorded to the Agents under the Loan Documents and Applicable Law as a creditor of the Loan Parties, including (after the occurrence and during the continuation of an Event of Default) the conduct by any or all of the Loan Parties, acting with the consent of the Administrative Agent, of any public, private or “Going-Out-Of-Business Sale” or other Disposition of Collateral for the purpose of liquidating the Collateral. Derivations of the word “Liquidation” (such as “Liquidate”) are used with like meaning in this Agreement.

“Loan Account” has the meaning provided in SECTION 2.20.

“Loan Documents” means this Agreement, the Notes, the Letters of Credit, the Fee Letters, all Borrowing Base Certificates, the Blocked Account Agreements, the Credit Card Notifications, the Security Documents, the Facility Guarantees, the Canadian Guarantee, the Canadian Security Agreements, the Intercreditor Agreement, and any other agreement now or hereafter executed and delivered in connection herewith (excluding agreements entered into in connection with any transaction arising out of any Bank Products or Cash Management Services), each as amended and in effect from time to time.

“Loan Party” or “Loan Parties” means the Borrowers and the Facility Guarantors.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means any event, facts, development, circumstances, or effect that, individually or in the aggregate with all other facts, events, circumstances, developments, and effects has a material adverse effect on (i) the business, operations, assets, liabilities (actual or contingent) or financial condition of the Loan Parties taken as a whole, or (ii) the validity or enforceability of this Agreement or the other Loan Documents, taken as a whole, or the rights or remedies of the Secured Parties hereunder or thereunder, taken as a whole.

“Material Indebtedness” means Indebtedness (other than the Obligations) of the Loan Parties, individually or in the aggregate, having an aggregate principal amount exceeding $50,000,000. In any event, all Indebtedness under the Senior Notes, the Senior Subordinated Notes, the Subordinated Discount Notes, and the Term Loan Facility shall be deemed Material Indebtedness, regardless of the outstanding balance thereunder from time to time.

“Maturity Date” means October 31, 2011.

“Maximum Rate” has the meaning provided in SECTION 9.10.

“MIK Recapitalization” means the recapitalization of Michaels Stores, Inc. and its Subsidiaries in accordance with the Transaction Documents.

“Minority Lenders” has the meaning provided in SECTION 9.01.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgages” means the mortgages, charge/mortgage of land, collateral mortgages, immovable hypothecs, and deeds of trust and any other security documents granting a Lien on Real Estate between the Loan Party owning the Real Estate encumbered thereby and the Collateral Agent for its own benefit and the benefit of the other Secured Parties.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Restricted Payments.

“Net Proceeds” means,

(a)                                  with respect to the Disposition of any asset by the Parent or any Restricted Subsidiary or any Casualty Event, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition or Casualty Event (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by or paid to or for the account of the Parent or any Restricted Subsidiary) over (ii) the sum of (A) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the asset subject to such Disposition or Casualty Event, but only to the extent that the Lien securing such Indebtedness is senior to the Lien of the Collateral Agent and that is required to be repaid (and is timely repaid) in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents), (B) the out-of-pocket expenses (including attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by the Parent or such Restricted Subsidiary in connection with such Disposition or Casualty Event, (C) taxes paid or reasonably estimated to be actually payable in connection therewith (after taking into account any available tax credits or deductions), provided that the Administrative Agent may, in its commercially reasonable discretion, establish an Availability Reserve in the amount of any taxes so deducted in calculating Net Proceeds, and (D) any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by the Parent or any Restricted Subsidiary after such sale or other Disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction and it being understood that “Net Proceeds” shall include any cash or Cash Equivalents (i) received upon the Disposition of any non-cash consideration received by the Parent or any Restricted Subsidiary in any such Disposition and (ii) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in clause (D) of the preceding sentence or, if such liabilities have not been satisfied in cash and such reserve is not reversed within three hundred and sixty-five (365) days after such Disposition or Casualty Event, the amount of such reserve; and

(b)                                 with respect to the incurrence or issuance of any Capital Stock or Indebtedness by the Parent or any Restricted Subsidiary, the excess, if any, of (i) the sum of the cash received in connection with such incurrence or issuance over (ii) the investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses and other customary expenses, incurred by the Parent or such Restricted Subsidiary in connection with such incurrence or issuance.

“New Lending Office” shall have the meaning provided in  SECTION 2.23(e)(i).

“Noncompliance Notice” shall have the meaning provided in SECTION 2.06(b).

“Notes” means, collectively, (i) Revolving Credit Notes and (ii) the Swingline Note, each as may be amended, supplemented or modified from time to time.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means (x) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party and its Subsidiaries arising under any Loan Document or otherwise with respect to any Revolving Credit Loan, Swingline Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or Subsidiary of any proceeding under the Bankruptcy Code or any other federal, state, or provincial bankruptcy, insolvency, receivership or similar law, naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, and (y) obligations of any Loan Party and its Subsidiaries arising with respect to any Other Liabilities. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and of their Subsidiaries to the extent they have obligations under the Loan Documents) include (a) the obligation (including guarantee obligations) to pay principal, interest, Letter of Credit commissions, reimbursement obligations, charges, expenses, fees, attorneys’ fees, indemnities and other amounts payable by any Loan Party or its Subsidiaries under any Loan Document and (b) the obligation of any Loan Party or any of its Subsidiaries to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party or such Subsidiary in accordance with, and to the extent permitted, by the Loan Documents.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; (c) with respect to any unlimited liability company, the memorandum of association, and (d) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Liabilities” means outstanding liabilities with respect to or arising from (a) any Cash Management Services furnished to any of the Loan Parties or any of their Subsidiaries and/or (b) any transaction which arises out of any Bank Product entered into with any Loan Party, as each may be amended from time to time.

“Other Taxes” means any and all current or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies in the nature of a Tax arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, but not including, for the avoidance of doubt, any Excluded Taxes.

“Overadvance” means a Revolving Credit Loan, advance, or providing of credit support (such as the issuance of a Letter of Credit) to the Borrowers to the extent that, immediately after the making of such loan or advance or the providing of such credit support, Availability is less than zero.

“Parent” shall mean the Lead Borrower unless and until Holdco is established from and after which “Parent” shall mean Holdco.

“Participant” shall have the meaning provided in SECTION 9.07(d).

“Payment Conditions” means, at the time of determination with respect to a Specified Payment, that (a) no Event of Default then exists or would arise as a result of the entering into such transaction or the making of such payment, (b) (i) if the Specified Payment is (A) less than or equal to $67,000,000 and (B) when aggregated with all other Specified Payments during the preceding twelve month period (after giving effect to the then proposed Specified Payment) is less than or equal to $200,000,000, the Adjusted Availability Condition shall have been satisfied, or (ii) in any case not covered by clause (b)(i) above (including, for clarity, the failure of the Loan Parties to satisfy the Adjusted Availability Condition), the Pro Forma Availability Condition shall have been satisfied after giving effect to such Specified Payment, and (c) either (i) after giving effect to such Specified Payment, the Consolidated Fixed Charge Coverage Ratio, on a Pro Forma Basis for the four Fiscal Quarters most recently preceding such transaction or payment, was equal to or greater than 1.1:1.0, or (ii) the Loan Parties shall have provided the Administrative Agent with a solvency opinion from an unaffiliated third party valuation firm reasonably acceptable to the Administrative Agent. Prior to undertaking any Specified Payment which is subject to the Payment Conditions, the Loan Parties shall deliver to the Administrative Agent (i) evidence reasonably satisfactory to the Administrative Agent that the conditions contained in clause (b)(i) or (b)(ii), as applicable, have been satisfied, and (ii) either (x) evidence reasonably satisfactory to the Administrative Agent that the conditions contained in clause (c)(i) have been satisfied, or (y) the solvency opinion referred to in clause (c)(ii) has been provided, provided that if Availability at the time of determination (after giving Pro Forma Effect to any Borrowings made in connection with such Specified Payment) is greater than $175,000,000, Restricted Payments paid during such period shall not be included for purposes of calculating the Consolidated Fixed Charge Coverage Ratio.

“Payment Intangibles” has the meaning assigned to such term in the Security Agreement.

“PBA” means the Pension Benefits Act (Ontario) or similar legislation of any other Canadian federal or provincial jurisdiction, and the regulations promulgated thereunder, as amended from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions or any Governmental Authority of another jurisdiction exercising similar functions in respect of any Plan of a Loan Party (including the Pension Benefit Guarantee Fund of Ontario).

“Pension Event” means (a) the whole or partial withdrawal of a Loan Party or any Subsidiary from a Plan during a plan year; or (b) the filing of a notice of interest to terminate in whole or in part a Plan or the treatment of a Plan amendment as a termination or partial termination; or (c) the institution of proceedings by any Governmental Authority to terminate in whole or in part or have a trustee appointed to administer a Plan; or (d) any other event or condition which might constitute grounds for the termination of, winding up or partial termination or winding up or the appointment of trustee to administer, any Plan.

“Perfect Store Initiative” means the initiative related to the Lead Borrower’s and its Restricted Subsidiaries’ store standardization and remodeling program, pursuant to which retail store layouts will be modified into a configuration intended to enhance the customer in-store experience.

“Permitted Acquisition” means an Acquisition in which each of the following conditions are satisfied:

(a)                                  No Default or Event of Default then exists or would arise from the consummation of such Acquisition;

(b)                                 If the Acquisition is an Acquisition of Capital Stock, the Person being acquired shall become a Subsidiary of the Lead Borrower;

(c)                                  Any material assets acquired shall be utilized in, and if the Acquisition involves a merger, amalgamation, consolidation or stock acquisition, the Person which is the subject of such Acquisition shall be engaged in, a business otherwise permitted to be engaged in by a Borrower under this Agreement; and

(d)                                 The Borrowers shall have satisfied the Payment Conditions.

“Permitted Disposition” shall have the meaning set forth in SECTION 6.05.

“Permitted Encumbrances” has the meaning set forth in SECTION 6.01.

“Permitted Equity Issuance” means any sale or issuance of any Capital Stock of the Parent to the extent permitted hereunder (including any capital contribution).

“Permitted Holdco Debt” means unsecured Indebtedness of Holdco that (A) is not subject to any Guarantee by the Lead Borrower or any Restricted Subsidiary, (B) will not mature prior to the date that is 91 days after the Maturity Date, (C) has no scheduled amortization or mandatory redemption of principal (excluding customary offers to purchase under certain circumstances, such as a “change in control”) prior to the date that is 91 days after the Maturity Date, (D) does not permit payments in cash of interest or other amounts in the nature of interest prior to the earlier to occur of (A) the date that is four (4) years from the date of issuance or incurrence thereof, and (B) the date that is 91 days after the Maturity Date, and (E) has covenants, defaults and remedies provisions customary for senior discount notes of an issuer that is the parent of a borrower under senior credit facilities, and in any event, are no more restrictive than those set forth in the Indentures governing the Senior Subordinated Notes and the Subordinated Discount Notes taken as a whole (other than more restrictive provisions customary for senior discount notes of a holding company), provided that a certificate of a Responsible Officer of the Lead Borrower delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of documentation relating thereto, stating that the Lead Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Lead Borrower within such five (5) Business Day period that it disagrees with such determination (except that the Administrative Agent shall not have the right to contest the Lead Borrower’s determination if all of the Net Proceeds of such Indebtedness are contributed to the Lead Borrower or its Restricted Subsidiaries), and provided further that any such Indebtedness shall constitute Permitted Holdco Debt only if before and after giving effect to the issuance or the incurrence thereof, no Event of Default shall have occurred and be continuing.

“Permitted Holders” means the Sponsors and any investment funds advised or managed by any of the Sponsors, and, subject to the proviso hereto, Highfields Capital and members of management of the Lead Borrower who are holders of Capital Stock of the Lead Borrower on the Closing Date; provided that Highfields Capital and members of management of the Lead Borrower shall be considered Permitted Holders only as long as the aggregate number of shares of Capital Stock of the Lead Borrower entitled to vote for the election of directors held directly or indirectly by the Sponsors shall exceed the aggregate amount of such Capital Stock held by the Permitted Holders who are not the Sponsors; and further provided that for purposes of clause (i) of the definition of “Change in Control”, the term “one of more of the Permitted Holders” shall always include at least one of the Sponsors.

“Permitted Indebtedness” has the meaning set forth in SECTION 6.03.

“Permitted Investments” has the meaning set forth in SECTION 6.02.

“Permitted Overadvance” means an Overadvance made by the Administrative Agent, in its reasonable discretion, which:

(a)                                  Is made to maintain, protect or preserve the Collateral and/or the Secured Parties’ rights under the Loan Documents or which is otherwise for the benefit of the Secured Parties; or

(b)                                 Is made to enhance the likelihood of, or maximize the amount of, repayment of any Obligation; or

(c)                                  Is made to pay any other amount chargeable to any Borrower hereunder; and

(d)                                 Together with all other Permitted Overadvances then outstanding, shall not (i) exceed five percent (5%) of the Tranche A-1 Borrowing Base (or, if the Tranche A-1 Commitments have been terminated, the then Tranche A Borrowing Base) each at the time, in the aggregate outstanding at any time or (ii) unless a Liquidation is taking place, remain outstanding for more than forty-five (45) consecutive Business Days;

provided however, that the foregoing shall not (i) modify or abrogate any of the provisions of SECTION 2.13(e) regarding any Lender’s obligations with respect to Letter of Credit Disbursements, or (ii) result in any claim or liability against the Administrative Agent (regardless of the amount of any Overadvance) for “inadvertent Overadvances” (i.e. where an Overadvance results from changed circumstances beyond the control of the Administrative Agent (such as a reduction in the collateral value)), and further provided that in no event shall the Administrative Agent make an Overadvance, if after giving effect thereto, the principal amount of the Revolving Credit Extensions would exceed the aggregate of the Commitments (as in effect prior to any termination of the Commitments pursuant to SECTION 7.01 hereof).

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to SECTION 6.03(e), such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended (except by virtue of prior amortization or prior prepayments of the Indebtedness being modified, refinanced, refunded, renewed or extended), (c) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to SECTION 6.03(e), at the time thereof, no Event of Default shall have occurred and be continuing, (d) such modification, refinancing, refunding, renewal or extension shall not include: (i) Indebtedness of a Subsidiary of the Lead Borrower that is not a Facility Guarantor that refinances Indebtedness of the Lead Borrower; (ii) Indebtedness of a Subsidiary of the Lead Borrower that is not a Facility Guarantor that refinances Indebtedness of a Facility Guarantor; or (iii) Indebtedness of the Lead Borrower or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary, (e) the collateral, if applicable, granted pursuant to any such refinancing Indebtedness is the same or less than the collateral under the Indebtedness being extended, renewed or replaced, and (f) to the extent such Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, (i) such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, and (ii) the terms and conditions (including, if applicable, as to collateral but excluding as to subordination, interest rate and redemption premium) of any such modified, refinanced, refunded, renewed or extended Indebtedness, taken as a whole, are not materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed or extended.

“Person” means any natural person, corporation, limited liability company, unlimited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means (a) any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years, or (b) any plan, employee benefit plan or pension plan which is not subject to ERISA but which is covered by Applicable Laws (including the PBA and the ITA) other than ERISA in respect of which the failure by a Loan Party to remit payments or contributions would give rise to a Lien on the assets of such Loan Party.

“Pledge Agreement” means the Pledge Agreement dated as of the Closing Date among the Loan Parties party thereto and the Collateral Agent for its own benefit and the benefit of the other Secured Parties, as amended and in effect from time to time.

“PPSA” means the Personal Property Security Act of Ontario (or any successor statute) or similar legislation of any other Canadian jurisdiction, including, without limitation, the Civil Code of Quebec, the laws of which are required by such legislation to be applied in connection with the issue, perfection, enforcement, opposability, validity or effect of security interests.

“Prepayment Event” means the occurrence of any of the following events:

(a)                                  Any sale, transfer or other Disposition (including pursuant to a sale and leaseback transaction) of any Collateral (other than the transfer of any Collateral among Stores and other locations of the Loan Parties) unless the proceeds therefrom are required to be paid to the holder of a Lien on such property or asset having priority over the Lien of the Collateral Agent; or

(b)                                 Any Casualty Event unless the proceeds therefrom are required to be paid to the holder of a Lien on such property or asset having priority over the Lien of the Collateral Agent.

“Prime Rate” means, as to any Borrowing, for any day, the higher of: (a) the variable annual rate of interest then most recently announced by Bank of America, N.A. at its head office in Charlotte, North Carolina as its “Prime Rate”; and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% (0.50%) per annum. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. The Prime Rate is a rate set by Bank of America, N.A. based upon various factors including Bank of

America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations thereof in accordance with the terms hereof, the Prime Rate shall be determined without regard to clause (b) of the first sentence of this definition, until the circumstances giving rise to such inability no longer exist. Any change in the Prime Rate due to a change in Bank of America’s Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in Bank of America’s Prime Rate or the Federal Funds Effective Rate, respectively.

“Prime Rate Loan” means any Revolving Credit Loan bearing interest at a rate determined by reference to the Prime Rate in accordance with the provisions of Article II.

“Priority Payable Reserves” means reserves established in the good faith credit discretion of the Administrative Agent for amounts secured by any Liens, choate or inchoate, which rank or are capable of ranking in priority to the Agents’ and/or Lenders’ Liens and/or for amounts which may represent costs relating to the enforcement of the Agent’s Liens including, without limitation, in the good faith credit discretion of the Administrative Agent, any such amounts due and not paid for vacation pay, amounts due and not paid under any legislation relating to workers’ compensation or to employment insurance, all amounts deducted or withheld and not paid and remitted when due under the ITA, amounts currently or past due and not paid for realty, municipal or similar taxes (to the extent impacting personal or moveable property) and all amounts currently or past due and not contributed, remitted or paid to any Plan or under the Canada Pension Plan, the PBA or any similar legislation.

“Pro Forma Availability” shall mean, for any date of calculation, the projected average daily Availability for each Fiscal Month during any projected six (6) Fiscal Months (calculated based on the Tranche A-1 Borrowing Base (or if the Tranche A-1 Commitments have been terminated, the Tranche A Borrowing Base)).

“Pro Forma Availability Condition” shall mean, for any date of calculation with respect to any Specified Payment, the Pro Forma Availability following, and after giving effect to, such Specified Payment, will be equal to or greater than $125,000,000.

“Pro Forma Balance Sheet” shall have the meaning given such term in SECTION 3.05(a).

“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” mean, with respect to compliance with any test or covenant hereunder, that all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant:  (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a Disposition of all or substantially all Capital Stock in or assets of any Subsidiary of the Lead Borrower or any division, business unit, line of business or facility used for operations of the Lead Borrower or any of its Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of  “Specified Transaction”, shall be included, (b) any retirement of Indebtedness, and (c) any Indebtedness incurred or assumed by the Lead Borrower or any of its Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.

“Pro Forma Financial Statements” shall have the meaning given such term in SECTION 3.05(a).

“Proceeds of Crime Act” means the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and the regulations promulgated thereunder, as amended from time to time.

“Projections” shall have the meaning given such term in SECTION 5.01(d).

“Public Company Costs” means costs relating to compliance with the Sarbanes-Oxley Act, and other expenses arising out of or incidental to the Lead Borrower’s status as a public company, including costs, fees and expenses (including legal, accounting and other professional fees) relating to compliance with provisions of the Securities Act, as applicable to companies with equity securities held by the public, the Exchange Act, the rules of national securities exchange companies with listed equity securities, the portion of directors’ compensation, fees and expense reimbursement; costs of shareholder meetings and reports to shareholders; directors and officers’ insurance and other executive costs; legal and other professional fees; and listing fees, in each case incurred or accrued prior to the Closing Date and that will not continue to be incurred immediately after the Closing Date.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Qualifying IPO” means the issuance by the Lead Borrower (or Holdco) of its common Capital Stock in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering), resulting in gross proceeds to the Lead Borrower (or, if applicable, Holdco) of at least $100,000,000.

“Real Estate” means all Leases and all land, tenements, hereditaments and any estate or interest therein, together with the buildings, structures, parking areas, and other improvements thereon (including all fixtures), now or hereafter owned by any Loan Party, including all easements, rights-of-way, and similar rights relating thereto and all leases, tenancies, and occupancies thereof.

“Recapitalization Agreement” means the Agreement and Plan of Merger among Bain Paste Mergerco, Inc. Blackstone Paste Mergerco, Inc. Bain Paste Finco, LLC, Blackstone Paste Finco, LLC and Michaels Stores, Inc. dated as of June 30, 2006, as amended by that certain First Amendment to Agreement and Plan of Merger dated as of September 1, 2006.

“Register” has the meaning provided in SECTION 9.07(c).

“Regulation U” means Regulation U of the FRB as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the FRB as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Fund” has the meaning provided in the definition of “Eligible Assignee.”

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” has the meaning provided in Section 101(22) of CERCLA.

“Reports” has the meaning provided in SECTION 8.14.

“Required Lenders” means, at any time, Lenders (other than Delinquent Lenders) having Commitments aggregating more than 50% of the Total Commitments, or if the Commitments have been terminated, Lenders (other than Delinquent Lenders) whose percentage of the outstanding Credit Extensions (calculated assuming settlement and repayment of all Swingline Loans by the Lenders) aggregate more than 50% of all such Credit Extensions.

“Reserves” means all (if any) Inventory Reserves and Availability Reserves (including, without limitation, Priority Payable Reserves, Cash Management Reserves, Bank Product Reserves and reserves for Customer Credit Liabilities).

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer or other similar officer of a Loan Party and, as to any document delivered on the Closing Date, any secretary or assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Cash” means when referring to cash or Cash Equivalents of the Lead Borrower or any of its Subsidiaries, that such cash or Cash Equivalents (i) appears (or would be required to appear) as “restricted” on a consolidated balance sheet of the Lead Borrower or of any such Subsidiary (unless such appearance is related to the Loan Documents or Liens created thereunder), (ii) are subject to any Lien in favor of any Person other than the Collateral Agent for the benefit of the Secured Parties (except for those Liens securing the Term Loan Facility or Liens securing any Other Pari Passu Lien Obligations (as defined in and to the extent permitted under the Term Loan Agreement as amended and in effect from time to time)) or (iii) are not otherwise generally available for use by the Lead Borrower or such Subsidiary

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of the Parent or any Restricted

Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Capital Stock, or on account of any return of capital to the Parent’s stockholders, partners or members (or the equivalent Persons thereof).

“Restricted Subsidiary” means any Subsidiary of the Parent other than an Unrestricted Subsidiary. For avoidance of doubt, until the formation of Holdco, a “Restricted Subsidiary” shall be limited to Subsidiaries of the Lead Borrower; upon the formation of Holdco, the Lead Borrower and its Restricted Subsidiaries shall each be a Restricted Subsidiary of Holdco.

“Revolving Credit Ceiling” means $1,000,000,000, as such amount may be increased or reduced in accordance with the terms of this Agreement.

“Revolving Credit Loans” means all loans at any time made by any Lender (including, without limitation, Tranche A Loans and Tranche A-1 Loans) pursuant to Article II and, to the extent applicable, shall include Swingline Loans made by the Swingline Lender pursuant to SECTION 2.06.

“Revolving Credit Notes” means the promissory notes of the Borrowers substantially in the form of Exhibit D, each payable to the order of a Lender, evidencing the Revolving Credit Loans made to the Borrowers.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Secured Party” means (a) each Credit Party, (b) any Person providing Cash Management Services or entering into or furnishing any Bank Products to or with any Loan Party, (c) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document, and (d) the successors and, subject to any limitations contained in this Agreement, assigns of each of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means collectively, (i) the Security Agreement dated as of the Closing Date among the Loan Parties and the Collateral Agent for its benefit and for the benefit of the other Secured Parties, and (ii) the General Security Agreement dated as of the Closing Date among the Canadian Loan Parties and the Collateral Agent for its benefit and for the benefit of the other Secured Parties, each as amended and in effect from time to time.

“Security Documents” means the Security Agreement, the Canadian Security Agreements, the Mortgages, the Pledge Agreement, the Facility Guarantee, the Canadian Guarantee, and each other security agreement or other instrument or document executed and delivered pursuant to this Agreement or any other Loan Document that creates a Lien in favor of the Collateral Agent to secure any of the Obligations.

“Senior Notes” means collectively, the $750,000,000 aggregate principal amount of the Lead Borrower’s 10% Senior Notes due 2014 issued on the Closing Date and any senior notes issued in exchange or substitution therefor pursuant to the registration rights agreement related thereto entered into by the Lead Borrower on the Closing Date.

“Senior Note Documents” means the documents, instruments and other agreements now or hereafter executed and delivered in connection with the Senior Notes, including, without limitation, the Indenture dated as of October 31, 2006 among the Lead Borrower, the guarantors party thereto and Wells Fargo Bank, National Association as Trustee or any supplemental indenture.

“Senior Subordinated Notes” means the $400,000,000 aggregate principal amount of the Lead Borrower’s 11 3/8% Senior Subordinated Notes due 2016 issued on the Closing Date and any senior subordinated notes issued in exchange or substitution therefor pursuant to the registration rights agreement related thereto entered into by the Lead Borrower on the Closing Date.

“Senior Subordinated Note Documents” means the documents, instruments and other agreements now or hereafter executed and delivered in connection with the Senior Subordinated Notes, including, without limitation, the Indenture dated as of October 31, 2006 among the Lead Borrower, the guarantors party thereto and Wells Fargo Bank, National Association as Trustee or any supplemental indenture.

“Settlement Date” has the meaning provided in SECTION 2.22(b).

“Shrink” means Inventory identified by the Borrowers as lost, misplaced, or stolen.

“Software” has the meaning assigned to such term in the Security Agreement.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Default” means the occurrence of any Event of Default specified in SECTION 7.01(a), SECTION 7.01(f) or SECTION 7.01(g) hereof.

“Specified Equity Contribution” means cash equity contributions (which if in the form of preferred equity shall be on terms and conditions reasonably acceptable to the Administrative Agent) made to the Lead Borrower after the Closing Date and on or prior to the day on which any borrowing hereunder is requested when Availability is less than $75,000,000, which equity contribution is added to Consolidated EBITDA for the purposes of calculating compliance with SECTION 4.02(d).

“Specified Legal Expenses” means all attorneys’ and experts’ fees and expenses and all other costs and expenses paid or payable in connection with investigating or defending or preparing to investigate or defend any threatened, pending, completed or future claim, demand, action, suit, proceeding, inquiry or investigation (whether civil, criminal, administrative or investigative) arising out of or related to (i) the Lead Borrower’s compensation practices (including option grants) prior to the Closing Date, (ii) any disclosure or alleged lack of disclosure on the part of the Lead Borrower or any of its directors or officers regarding the beneficial ownership of any securities of the Lead Borrower prior to the Closing Date by any such director or officer (or any trust established for the benefit of any such director or officer or any family member thereof), (iii) any transaction prior to the Closing Date involving any securities of the Lead Borrower alleged to have been engaged in by any such Person, (iv) any alleged deficiencies in the Lead Borrower’s financial reporting, internal control over financial reporting or disclosure controls prior to the Closing Date and procedures relating to any of the foregoing, and (v) any alleged bad faith, breach of fiduciary duty or other act or omission on the part of any director or officer of the Lead Borrower relating to any of the foregoing, together in each case with all damages, losses, liabilities, judgments, fines, penalties and amounts paid in settlement arising out of or incurred in connection with any of the foregoing (including all amounts paid to or on behalf of other Persons in connection with any of the foregoing pursuant to any indemnification agreements, arrangements or obligations).

“Specified Payment” means any Permitted Acquisition, Investment, loan, advance, Restricted Payment, incurrence of or payment with respect to Indebtedness or other transaction made subject to satisfaction of the Payment Conditions.

“Specified Transaction” means, with respect to any period, any Investment, Disposition of all or substantially all of the Capital Stock in or assets of any Restricted Subsidiary of the Lead Borrower or any division, business unit, line of business or facility used for the operations of the Lead Borrower or any of its Restricted Subsidiaries, incurrence or repayment of Indebtedness, the making of any Restricted Payment, designation or redesignation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary, or any asset classified as discontinued operations by the Lead Borrower or any Restricted Subsidiary that by the terms of this Agreement requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be tested on a “Pro Forma Basis.”

“Sponsor Affiliated Lender” means financial institutions (including commercial finance companies), investment funds or managed accounts with respect to which any Sponsor or an Affiliate of such Sponsor is an Affiliate or an advisor or manager in the ordinary course of business, provided, that, such Person executes a waiver in form and substance reasonably satisfactory to the Administrative Agent which provides that, so long as such Person is an Affiliate of a Sponsor, it and other Sponsor Affiliated Lenders shall have no right whatsoever with respect to that portion of the Commitments which all Sponsor Affiliated Lenders hold in the aggregate in excess of twenty-five percent (25%) of the Commitments of all Lenders: (a) to consent to any amendment, modification, waiver, consent or other such action with respect to any of the terms of any Loan Document, (b) otherwise to vote on any matter related to any Loan Document, (c) to require Agents or any Lender to undertake any action (or refrain from taking any action) with respect to any Loan Document, (d) to attend any meeting with the Administrative Agent or any Lender or receive any information from the Administrative Agent or any Lender or (e) make or bring any claim, in its capacity as Lender, against any Agent with respect to the fiduciary duties of such Agent or Lender and the other duties and obligations of the Agents hereunder; except, that, (i) no amendment, modification or waiver to any Loan Document shall deprive any Sponsor Affiliated Lender of its pro rata share of any payments to which such Lender is entitled to share hereunder, and (ii) in the case of any Sponsor Affiliated Lender which is a financial institution, including a commercial finance company, investment fund or managed account (such type of Sponsor Affiliated Lender being referred to herein as, the “Voting Sponsor Affiliated Lenders”), none of the restrictions set forth in clauses (a) through (e) shall apply to a Voting Sponsor Affiliated Lender so long as any information obtained by such Voting Sponsor Affiliated Lender(s) in its capacity as a Lender is not provided to any Sponsor or other Affiliate of Sponsor. All Voting Sponsor Affiliated Lenders, are deemed to have agreed in favor of the Agents, the Issuing Bank and the other Lenders parties hereto, by their signatures below or to any Assignment and Acceptance in respect of this Agreement in respect of which they become a Lender, that such financial institution/commercial finance company will not provide any of the information it receives in its capacity as a Lender with any Sponsor or any Loan Party.

“Sponsors” means collectively, Bain Capital, LLC, The Blackstone Group, LP, and each of their respective Affiliates, and any fund administered, managed or advised by any such Person, but not including, however, any portfolio companies of any of the foregoing.

“Standby Letter of Credit” means any Letter of Credit other than a Commercial Letter of Credit.

“Stated Amount” means at any time the maximum amount for which a Letter of Credit may be honored.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the FRB to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the FRB). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBO Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Store” means any retail store (which includes any real property, fixtures, equipment, inventory and other property related thereto) operated, or to be operated, by any Loan Party.

“Subordinated Discount Notes” means the $469,449,000 aggregate principal amount at maturity of the Lead Borrower’s 13% Subordinated Discount Notes due 2016 issued on the Closing Date and any notes issued in exchange or substitution therefor pursuant to the registration rights agreement related thereto entered into by the Lead Borrower on the Closing Date.

“Subordinated Discount Note Documents” means the documents, instruments and other agreements now or hereafter executed and delivered in connection with the Subordinated Discount Notes, including, without limitation, the Subordinated Discount Note Indenture or any supplemental indenture.

“Subordinated Discount Note Indenture” means the Indenture dated as of October 31, 2006 among the Lead Borrower, the guarantors party thereto and Wells Fargo Bank, National Association as Trustee.

“Subordinated Indebtedness” means Indebtedness which is expressly subordinated in right of payment to the prior payment in full of the Obligations on terms reasonably acceptable to the Agents, it being understood that subordination terms set forth in the Senior Subordinated Note Documents and the Subordinated Discount Note Documents shall also be deemed to be acceptable for other Subordinated Indebtedness incurred.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company, unlimited liability company, or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise Controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Lead Borrower.

“Successful Syndication” has the meaning set forth in the Fee Letters.

“Supporting Obligations” has the meaning assigned to such term in the Security Agreement.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement,

or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swingline Lender” means Bank of America, N.A., in its capacity as lender of Swingline Loans hereunder to the Borrowers hereunder.

“Swingline Loan” means a Revolving Credit Loan made by the Swingline Lender to the Borrowers pursuant to SECTION 2.06.

“Swingline Loan Ceiling” means $75,000,000, as such amount may be increased or reduced in accordance with the provisions of this Agreement.

“Swingline Note” means the promissory note of the Borrowers substantially in the form of Exhibit E, payable to the order of the Swingline Lender, evidencing the Swingline Loans made by the Swingline Lender to the Borrowers.

“Syndication Agent” has the meaning provided in the preamble to this Agreement.

“Synthetic Lease” means any lease or other agreement for the use or possession of property creating obligations which do not appear as Indebtedness on the balance sheet of the lessee thereunder but which, upon the insolvency or bankruptcy of such Person, may be characterized as Indebtedness of such lessee without regard to the accounting treatment.

“Taxes” means any and all current or future taxes, levies, imposts, duties (including stamp duties), deductions, charges (including ad valorem charges) or withholdings in the nature of taxes imposed by any Governmental Authority, and any and all interest and penalties related thereto.

“Termination Date” means the earlier to occur of (i) the Maturity Date, or (ii) the date on which the maturity of the Obligations (other than the Other Liabilities) is accelerated (or deemed accelerated) and the Commitments are irrevocably terminated (or deemed terminated) in accordance with Article VII.

“Term Loan Agreement” means that certain Credit Agreement dated October 31, 2006 by and among the Lead Borrower, as borrower, Deutsche Bank AG New York Branch as administrative agent and as collateral agent, and the lenders identified therein.

“Term Loan Facility” means the term loan facility established pursuant to the Term Loan Agreement in a principal amount not to exceed $2,400,000,000, as amended, modified, or supplemented from time to time to the extent permitted pursuant to SECTION 6.13 hereof and pursuant to the Intercreditor Agreement, and any Permitted Refinancing thereof.

“Term Priority Collateral” has the meaning set forth in the Intercreditor Agreement.

“Total Commitments” means the aggregate of the Commitments of all Lenders. On the Closing Date, the Total Commitments are $1,000,000,000.

“Tranche A Borrowing Base” means, at any time of calculation, an amount equal to:

(a)           the face amount of Eligible Credit Card Receivables of the Loan Parties multiplied by the Credit Card Advance Rate for Tranche A Loans;

plus

(b)           the Cost of Eligible Inventory of the Loan Parties (other than Eligible In-Transit Inventory), net of Inventory Reserves, multiplied by the Inventory Advance Rate for the Tranche A Borrowing Base multiplied by the Appraised Value of Eligible Inventory of the Loan Parties;

plus

(c)           (i) (A) until the Lead Borrower has updated its internal accounting systems so that they are capable of accurately tracking when items of inventory have been shipped from a vendor, where such items are located when on route to the Loan Parties, and when such items will actually be received and (B) the Lead Borrower has provided evidence reasonably satisfactory to the Administrative Agent of the satisfaction of the condition set forth in the preceding clause (A), and (C) the Administrative Agent has consented to the application of clause (c)(ii) hereof (which consent shall not be unreasonably withheld), the Accrual Amount of Eligible In-Transit Inventory of the Loan Parties, net of Inventory Reserves, multiplied by twenty-five percent (25%) multiplied by the Inventory Advance Rate for the Tranche A Borrowing Base multiplied by the Appraised Value of Eligible Inventory; and (ii) (A) after the Lead Borrower has updated its internal accounting systems so that they are capable of accurately tracking when items of inventory have been shipped from a vendor, where such items are located when on route to the Loan Parties, and when such items will actually be received and (B) the Lead Borrower has provided evidence reasonably satisfactory to the Administrative Agent of the satisfaction of the condition set forth in the preceding clause (A), and (C) the Administrative Agent has consented to the application of this clause (c)(ii) (which consent shall not be unreasonably withheld), the Cost of Eligible In-Transit Inventory of the Loan Parties, net of Inventory Reserves, multiplied by the Inventory Advance Rate for the Tranche A Borrowing Base multiplied by the Appraised Value of Eligible Inventory of the Loan Parties;

plus

(d)           with respect to any Eligible Letter of Credit, the lesser of (i) the Cost of Inventory of the Loan Parties supported by such Eligible Letter of Credit, net of Inventory Reserves, multiplied by the Inventory Advance Rate for the Tranche A Borrowing Base for such Inventory when completed, multiplied by the Appraised Value of the Inventory supported by such Eligible Letter of Credit or (ii) the Stated Amount of such Eligible Letter of Credit, multiplied by the Inventory Advance Rate for the Tranche A Borrowing Base, multiplied by the Appraised Value of the Inventory supported by such Eligible Letter of Credit;

minus

(e)           the then amount of all Availability Reserves.

“Tranche A Commitment” shall mean, with respect to each Tranche A Lender, the commitment of such Tranche A Lender hereunder set forth as its Tranche A Commitment opposite its name on Schedule 1.1 hereto or as may subsequently be set forth in the Register from time to time, as the same may be increased or reduced from time to time pursuant to this Agreement. As of the Closing Date, the Tranche A Commitments aggregate $900,000,000.

“Tranche A Commitment Percentage” shall mean, with respect to each Tranche A Lender, that percentage of the Tranche A Commitments of all Lenders hereunder to make Tranche A Loans to the Borrowers in the amount set forth opposite its name on Schedule 1.1 hereto or as may subsequently be set forth in the Register from time to time, as the same may be increased or reduced from time to time pursuant to SECTION 2.02 or SECTION 2.15, or if the Tranche A Commitments have been terminated, such percentage as calculated immediately prior to such termination.

“Tranche A Credit Extensions” means Tranche A Loans and Letters of Credit issued hereunder.

“Tranche A Lender” means each Lender which holds a Tranche A Commitment and any other Person who becomes a “Tranche A Lender” in accordance with the provisions of this Agreement.

“Tranche A Loans” means collectively, the Revolving Credit Loans (including Swingline Loans) made by the Lenders pursuant to Article II, other than Tranche A-1 Loans.

“Tranche A-1 Borrowing Base” means, at any time of calculation, an amount equal to:

(a)           the face amount of Eligible Credit Card Receivables of the Loan Parties multiplied by the Credit Card Advance Rate for Tranche A-1 Loans;

plus

(b)           the Cost of Eligible Inventory of the Loan Parties (other than Eligible In-Transit Inventory), net of Inventory Reserves, multiplied by the Inventory Advance Rate for the Tranche A-1 Borrowing Base multiplied by the Appraised Value of Eligible Inventory of the Loan Parties;

plus

(c)           (i) (A) until the Lead Borrower has updated its internal accounting systems so that they are capable of accurately tracking when items of inventory have been shipped from a vendor, where such items are located when on route to the Loan Parties, and when such items will actually be received and (B) the Lead Borrower has provided evidence reasonably satisfactory to the Administrative Agent of the satisfaction of the condition set forth in the preceding clause (A) and (C) the Administrative Agent has consented to the application of clause (c)(ii) hereof (which consent shall not be unreasonably withheld), the Accrual Amount of Eligible In-Transit Inventory of the Loan Parties, net of Inventory Reserves, multiplied by twenty-five percent (25%) multiplied by the Inventory Advance Rate for the Tranche A-1 Borrowing Base multiplied by the Appraised Value of Eligible Inventory; and (ii) (A) after the Lead Borrower has updated its internal accounting systems so that they are capable of accurately tracking when items of inventory have been shipped from a vendor, where such items are located when on route to the Loan Parties, and when such items will actually be received and (B) the Lead Borrower has provided evidence reasonably satisfactory to the Administrative Agent of the satisfaction of the condition set forth in the preceding clause (A), and (C) the Administrative Agent has consented to the application of this clause (c)(ii) (which consent shall not be unreasonably withheld), the Cost of Eligible In-Transit Inventory of the Loan Parties, net of Inventory Reserves, multiplied by the Inventory Advance Rate for the Tranche A-1 Borrowing Base multiplied by the Appraised Value of Eligible Inventory of the Loan Parties;

plus

(d)           with respect to any Eligible Letter of Credit, the lesser of (i) the Cost of Inventory of the Loan Parties supported by such Eligible Letter of Credit, net of Inventory Reserves, multiplied by the Inventory Advance Rate for the Tranche A-1 Borrowing Base for such Inventory when completed, multiplied by the Appraised Value of the Inventory supported by such Eligible Letter of Credit or (ii) the Stated Amount of such Eligible Letter of Credit, multiplied by the Inventory Advance Rate for the Tranche A-1 Borrowing Base, multiplied by the Appraised Value of the Inventory supported by such Eligible Letter of Credit;

minus

(e)           the then amount of all Availability Reserves.

“Tranche A-1 Commitment” shall mean, with respect to each Tranche A-1 Lender, the commitment of such Tranche A-1 Lender hereunder set forth as its Tranche A-1 Commitment opposite its name on Schedule 1.1 hereto or as may subsequently be set forth in the Register from time to time, as the same may be reduced from time to time pursuant to this Agreement. As of the Closing Date, the Tranche A-1 Commitments aggregate $100,000,000.

“Tranche A-1 Commitment Percentage” shall mean, with respect to each Tranche A-1 Lender, that percentage of the Tranche A-1 Commitments of all Lenders hereunder to make

Tranche A-1 Loans to the Borrowers in the amount set forth opposite its name on Schedule 1.1 hereto or as may subsequently be set forth in the Register from time to time, as the same may be reduced from time to time pursuant to SECTION 2.15, or if the Tranche A-1 Commitments have been terminated, such percentage as calculated immediately prior to such termination.

“Tranche A-1 Credit Extensions” means Tranche A-1 Loans and, if then applicable, the Excess Amount of Letter of Credits issued hereunder.

 “Tranche A-1 Lender” means each Lender which holds a Tranche A-1 Commitment and any other Person who becomes a “Tranche A-1 Lender” in accordance with the provisions of this Agreement.

“Tranche A-1 Loan” means, collectively, the Revolving Credit Loans made by the Tranche A-1 Lenders pursuant to SECTION 2.01(a)(vii).

“Transaction” means, collectively, (a) the Equity Contribution, (b) the MIK Recapitalization, (c) the issuance of the Senior Notes, the Senior Subordinated Notes, and the Subordinated Discount Notes, (d) the funding of the Term Loan Facility and up to $400,000,000 of Revolving Credit Loans on the Closing Date, (e) the consummation of any other transactions in connection with the foregoing, and (f) the payment of the fees and expenses incurred in connection with any of the foregoing.

“Transaction Documents” means the Recapitalization Agreement and all other material documents, instruments and certificates contemplated by the Recapitalization Agreement.

“Transaction Expenses” means any fees or expenses incurred or paid by the Lead Borrower or any Restricted Subsidiary in connection with the Transaction, including payments to officers, employees and directors of the Lead Borrower and its Restricted Subsidiaries as change of control payments, severance payments or special or retention bonuses and any fees or expenses, including pre-Transaction payments or other compensation made to employees of the Lead Borrower and its Restricted Subsidiaries.

“Type”, when used in reference to any Revolving Credit Loan or Borrowing, refers to whether the rate of interest on such Revolving Credit Loan, or on the Revolving Credit Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Prime Rate, as applicable.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York provided, however, that if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9; provided further that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

“Unanimous Consent” means the consent of Lenders (other than Delinquent Lenders) holding 100% of the Commitments (other than Commitments held by a Delinquent Lender).

“Uncontrolled Cash” means an amount equal to the lesser of (a) the sum of $7,000,000 plus all Restricted Cash then held by Michaels Stores Card Services, LLC and Michaels Finance Company, Inc. which was received in the ordinary course of business, or (b) $50,000,000.

“Unfunded Pension Liability” means, at a point in time, the excess of a Plan’s benefit liabilities, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Plan pursuant to applicable laws for the applicable plan year and includes any unfunded liability or solvency deficiency as determined for the purposes of the PBA.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Subsidiaries” means (i) each Subsidiary of the Parent listed on Schedule 5.14 and (ii) any Subsidiary of the Parent designated by the board of directors of the Parent as an Unrestricted Subsidiary pursuant to SECTION 5.14 subsequent to the date hereof, provided that no Subsidiary may be designated as an Unrestricted Subsidiary if any of its assets are included in the calculation of the Tranche A Borrowing Base or the Tranche A-1 Borrowing Base immediately prior to such Subsidiary’s being designated as an Unrestricted Subsidiary.

“Unused Commitment” shall mean, on any day, (a) as to the Tranche A Lenders, except as provided in SECTION 2.19(b), (i) the then aggregate Tranche A Commitments, minus (ii) the sum of (A) the principal amount of Tranche A Loans (other than Swingline Loans) of the Borrowers then outstanding, and (B) the then Letter of Credit Outstandings; and (b) as to the Tranche A-1 Lenders, (i) the then aggregate Tranche A-1 Commitments, minus (ii) the principal amount of Tranche A-1 Loans of the Borrowers then outstanding.

“Unused Fee” has the meaning provided in SECTION 2.19(b).

“US Loan Party” means a Loan Party that is organized under the laws of the United States, any state thereof or the District of Columbia.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:  (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

SECTION 1.02               Terms Generally.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (vii) all references to “$” or “dollars” or to amounts of money and all calculations of Availability, Tranche A Borrowing Base, Tranche A-1 Borrowing Base, permitted “baskets” and other similar matters shall be deemed to be references to the lawful currency of the United States of America, and (viii) references to “knowledge” of any Loan Party means the actual knowledge of a Responsible Officer.

(b)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)           For purposes of any Collateral located in the Province of Quebec or charged by any deed of hypothec (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Québec, (q) “personal property” shall be deemed to include “movable property”, (r) “real property” shall be deemed to include “immovable property”, (s) “tangible property” shall be deemed to include “corporeal property”, (t) “intangible property” shall be deemed to include “incorporeal property”, (u) “security interest” and “mortgage” shall be deemed to include a “hypothec”, (v) all references to filing, registering or recording under the UCC or the PPSA shall be deemed to include publication under the Civil Code of Québec, (w) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to the “opposability” of such Liens to third parties, (x) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (y) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, and (z) an “agent” shall be deemed to include a “mandatary”.

(d)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(e)           This Agreement and the other Loan Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Loan Parties and the Administrative Agent and are the product of discussions and negotiations among all parties. Accordingly, this Agreement and the other Loan Documents are not intended to be construed against the Administrative Agent or any of the Lenders merely on account of the Administrative Agent’s or any Lender’s involvement in the preparation of such documents.

SECTION 1.03               Accounting Terms.

(a)           Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, except as otherwise specifically prescribed in SECTION 1.03(b) below. All amounts used for purposes of financial calculations required to be made shall be without duplication.

(b)           Issues Related to GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Lead Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Lead Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Lead Borrower shall provide to the Administrative Agent and the Lenders as reasonably requested hereunder a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. In addition, the definitions set forth in the Loan Documents and any financial calculations required by the Loan Documents shall be computed to exclude (a) the effect of purchase accounting adjustments to merchandise inventories, property and equipment, intangible assets, goodwill and deferred revenue and deferred debt line items in connection with the MIK Recapitalization, any Permitted Acquisition, any Acquisition consummated prior to the Closing Date or any merger, amalgamation, consolidation or other similar transaction permitted by this Agreement), or the amortization, write-up, write-down or write-off of any amounts thereof, (b) the application of FAS 133, FAS 150, FASB Interpretation No. 45 or FAS 123r (to the extent that the pronouncements in FAS 123r result in recording an equity award as a liability on the Consolidated balance sheet of the Lead Borrower and its Subsidiaries in the circumstance where, but for the application of the pronouncements, such award would have been classified as equity), (c) any mark-to-market adjustments to any derivatives (including embedded derivatives contained in other debt or equity instruments under FAS 133), and (d) any non-cash compensation charges resulting from the application of FAS 123r.

(c)           Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant contained in this Agreement with respect to any period during which any Specified Transaction occurs, the Consolidated Fixed Charge Coverage Ratio shall be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis.

(d)           The principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the issuer dated such date prepared in accordance with GAAP.

SECTION 1.04               Rounding.

Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.05               Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.06               Letter of Credit Amounts.

Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit, whether or not such maximum face amount is in effect at such time.

SECTION 1.07               Certifications.

All certifications to be made hereunder by an officer or representative of a Loan Party shall be made by such person in his or her capacity solely as an officer or a representative of such Loan Party, on such Loan Party’s behalf and not in such person’s individual capacity.

SECTION 1.08               Currency Equivalents Generally.

Any amount specified in this Agreement (other than in Article 2) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount to be determined at the rate of exchange quoted by the Reuters World Currency Page for the applicable currency at 11:00 a.m. (London time) on such day (or, in the event such rate does not appear on any Reuters World Currency Page, by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Lead Borrower, or, in the absence of such agreement, such rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m. (New York City time) on such date for the purchase of Dollars for delivery two Business Days later). Notwithstanding the foregoing, for purposes of determining compliance with SECTION 6.01, SECTION 6.02, SECTION 6.03, SECTION 6.05 and SECTION 6.06, (i) any amount in a currency other than Dollars will be converted to Dollars based on the exchange rate for such currency as determined above, and (ii) no Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time any transaction described in any of such Sections is consummated; provided that, for the avoidance of doubt, the foregoing provisions of this SECTION 1.08 shall otherwise apply to such Sections, including with respect to determining whether any such transaction described in such Sections may be consummated at any time under such Sections.

SECTION 1.09               Change of Currency.

Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Lead Borrower’s consent to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.

ARTICLE II

Amount and Terms of Credit

SECTION 2.01               Commitment of the Lenders.

(a)           Each Lender, severally and not jointly with any other Lender, agrees, upon the terms and subject to the conditions herein set forth, to make Credit Extensions to or for the benefit of the Borrowers, on a revolving basis, subject in each case to the following limitations:

(i)            The initial Revolving Credit Loans to be made on the Closing Date to the Lead Borrower to consummate the MIK Recapitalization shall not exceed $400,000,000.

(ii)           The aggregate outstanding amount of the Credit Extensions to the Borrowers shall not at any time cause Availability to be less than zero;

(iii)          Letters of Credit shall be available from the Issuing Banks to the Borrowers and their Restricted Subsidiaries, provided that the Borrowers shall not at any time permit the aggregate Letter of Credit Outstandings at any time to exceed the Letter of Credit Sublimit; and provided further that any Letter of Credit issued for the benefit of  Michaels of Canada, ULC or any Foreign Subsidiary shall be issued naming the Lead Borrower as the account party on any such Letter of Credit but such Letter of Credit may contain a statement that it is being issued for the benefit of  Michaels of Canada, ULC or such Foreign Subsidiary;

(iv)          No Lender shall be obligated to make any Credit Extension to the Borrowers in excess of such Lender’s Tranche A Commitment or Tranche A-1 Commitment, as applicable;

(v)           The aggregate outstanding amount of the Tranche A Credit Extensions shall not exceed the lesser of the Tranche A Commitments or the Tranche A Borrowing Base;

(vi)          The aggregate outstanding amount of the Tranche A-1 Credit Extensions shall not exceed the lesser of the Tranche A-1 Commitments or Incremental Availability;

(vii)         The Lead Borrower shall not request, and the Tranche A Lenders shall be under no obligation to fund, any Tranche A Loan unless the Borrowers have borrowed the full amount of the lesser of the Tranche A-1 Commitments or Incremental Availability (to the extent that such Tranche A-1 Commitments have not been terminated). Except as otherwise provided in SECTION 2.13(f), all Tranche A-1 Credit Extensions shall be Tranche A-1 Loans and all Letters of Credit and Swingline Loans shall constitute Tranche A Credit Extensions; and

(viii)        Subject to all of the other provisions of this Agreement, Revolving Credit Loans to the Borrowers that are repaid may be reborrowed prior to the Termination Date. No new Credit Extensions (other than Permitted Overadvances) shall be made to the Borrowers after the Termination Date.

(b)           Except as provided in SECTION 2.01(a)(vii), each Borrowing of Revolving Credit Loans to the Borrowers (other than Swingline Loans) shall be made by the Lenders pro rata in accordance with their respective Tranche A Commitments or Tranche A-1 Commitments, as applicable. The failure of any Lender to make any Revolving Credit Loan to the Borrowers shall neither relieve any other Lender of its obligation to fund its Revolving Credit Loan to the Borrowers in accordance with the provisions of this Agreement nor increase the obligation of any such other Lender.

SECTION 2.02               Increase in Tranche A Commitments.

(a)           So long as no Default or Event of Default exists or would arise therefrom, the Lead Borrower shall have the right, at any time and from time to time after the completion of a Successful Syndication, to request an increase of the aggregate of the then outstanding Tranche A Commitments (including the Letter of Credit Sublimit) by an amount not to exceed in the aggregate $200,000,000. The Administrative Agent and the Lead Borrower shall determine the effective date of such requested increase and any such requested increase shall be first made available to all existing Tranche A Lenders on a pro rata basis. To the extent that the existing Tranche A Lenders decline to increase their Tranche A Commitments, or decline to increase their Tranche A Commitments to the amount requested by the Lead Borrower, the Administrative Agent, in consultation with the Lead Borrower, will use its reasonable best efforts to arrange for other Persons to become a Tranche A Lender hereunder and to issue commitments in an amount equal to the amount of the increase in the Tranche A Commitments requested by the Lead Borrower and not accepted by the existing Tranche A Lenders (each such increase by either means, a “Commitment Increase,” and each Person issuing, or Lender increasing, its Tranche A Commitment, an “Additional Commitment Lender”), provided, however, that (i) no Tranche A Lender shall be obligated to provide a Commitment Increase as a result of any such request by the Lead Borrower, (ii) any Additional Commitment Lender which is not an existing Tranche A Lender shall be subject to the approval of the Administrative Agent, the Issuing Banks and the Lead Borrower (which approval shall not be unreasonably withheld), and (iii) without the consent of the Administrative Agent, at no time shall the Tranche A Commitment of any Additional Commitment Lender under this Agreement be less than $5,000,000. Each Commitment Increase shall be in a minimum aggregate amount of at least $25,000,000 and in integral multiples of $5,000,000 in excess thereof.

(b)           No Commitment Increase shall become effective unless and until each of the following conditions have been satisfied or waived:

(i)            The Borrowers, the Administrative Agent, and any Additional Commitment Lender shall have executed and delivered a joinder to the Loan Documents in such form as the Administrative Agent shall reasonably require;

(ii)           The Borrowers shall have paid such fees and other compensation to the Additional Commitment Lenders and to the Administrative Agent as the Lead Borrower and such Additional Commitment Lenders and the Administrative Agent shall agree;

(iii)          The Borrowers shall deliver to the Administrative Agent and the Lenders an opinion or opinions, in form and substance reasonably satisfactory to the Administrative Agent, from counsel to the Borrowers and dated such date;

(iv)          A Revolving Credit Note (to the extent requested) will be issued at the Borrowers’ expense, to each such Additional Commitment Lender, to be in conformity with requirements of SECTION 2.07 (with appropriate modification) to the extent necessary to reflect the new Tranche A Commitment of each Additional Commitment Lender; and

(v)           The Borrowers and the Additional Commitment Lender shall have delivered such other instruments, documents and agreements as the Administrative Agent may reasonably have requested in order to effectuate the foregoing.

(c)           The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Commitment Increase (with each date of such effectiveness being referred to herein as a “Commitment Increase Date”), and at such time (i) the Tranche A Commitments under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such Commitment Increases, (ii) Schedule 1.1 shall be deemed modified, without further action,  to reflect the revised Tranche A Commitment Percentages and Commitment Percentages of the relevant Tranche A Lenders, and (iii) this Agreement shall be deemed amended, without further action, to the extent necessary to reflect such increased Tranche A Commitments.

(d)           In connection with Commitment Increases hereunder, the Lenders and the Borrowers agree that, notwithstanding anything to the contrary in this Agreement, (i) the Borrowers shall, in coordination with the Administrative Agent, (x) repay outstanding Tranche A Loans of certain Tranche A Lenders, and obtain Tranche A Loans from certain other Tranche A Lenders (including the Additional Commitment Lenders), or (y) take such other actions as reasonably may be required by the Administrative Agent, in each case to the extent necessary so that all of the Tranche A Lenders effectively participate in each of the outstanding Tranche A Loans pro rata on the basis of their Tranche A Commitment Percentages (determined after giving effect to any increase in the Tranche A Commitments pursuant to this SECTION 2.02), and (ii) the Borrowers shall pay to the Tranche A Lenders any costs of the type referred to in SECTION 2.16(c) in connection with any repayment and/or Tranche A Loans required pursuant to preceding clause (i). Without limiting the obligations of the Borrowers provided for in this SECTION 2.02, the Administrative Agent and the Tranche A Lenders agree that they will use their best efforts to attempt to minimize the costs of the type referred to in SECTION 2.16(c) which the Borrowers would otherwise incur in connection with the implementation of an increase in the Tranche A Commitments.

SECTION 2.03               Reserves; Changes to Reserves.

(a)           The initial Inventory Reserves and Availability Reserves as of the Closing Date are the following:

(i)            Shrink (an Inventory Reserve): (a) In an amount equal to the shrink reserve maintained by the Loan Parties in their general ledger, consistent with past practices.

(ii)           Landlord Lien Reserve (an Availability Reserve): (A) An amount equal to all past due rent for all of the Borrowers’ leased locations in the states of Washington, Virginia and Pennsylvania, other than leased locations with respect to which the Agents have received a landlord’s waiver or subordination of lien in form reasonably satisfactory to the Agents, plus (B) an amount equal to all past due rent for all of the Borrowers’ distribution centers or warehouses, other than distribution centers or warehouses with respect to which the Agents have received a landlord’s waiver or subordination of lien in form reasonably satisfactory to the Agents.

(iii)          Customer Credit Liabilities (an Availability Reserve): As of any date, an amount equal to fifty percent (50%) of the Customer Credit Liabilities (other than on account of customer deposits).

(b)           The Administrative Agent may hereafter establish additional Reserves or change any of the foregoing Reserves, in the exercise of its reasonable business judgment acting in accordance with industry standards for asset based lending in the retail industry,  provided that such Reserves shall not be established or changed except upon not less than six (6) Business Days notice to the Borrowers (during which period the Agents shall be available to discuss any such proposed Reserve with the Borrowers and the Borrowers may take such action as may be required so that the event, condition or matter that is the basis for such Reserve no longer exists, in a manner and to the extent reasonably satisfactory to the Administrative Agent). The amount of any Reserve established by the Administrative Agent shall have a reasonable relationship to the event, condition or other matter that is the basis for the Reserve. Notwithstanding anything herein to the contrary, Reserves shall not duplicate eligibility criteria contained in the definition of Eligible Inventory, or reserves or criteria deducted in computing the Appraised Value of Eligible Inventory.

SECTION 2.04               Making of Revolving Credit Loans.

(a)           Except as set forth in SECTION 2.09, SECTION 2.10 and SECTION 2.11, Revolving Credit Loans (other than Swingline Loans) shall be either Prime Rate Loans or LIBO Loans as the Lead Borrower on behalf of the Borrowers may request (which request shall substantially be made in the form attached hereto as Exhibit C) subject to and in accordance with this SECTION 2.04. All Swingline Loans shall be only Prime Rate Loans. All Revolving Credit Loans made pursuant to the same Borrowing shall, unless otherwise specifically provided herein, be Revolving Credit Loans of the same Type. Each Lender may fulfill its Commitment with respect to any Revolving Credit Loan by causing any lending office of such Lender to make such Revolving Credit Loan; provided, however, that any such use of a lending office shall not affect the obligation of the Borrowers to repay such Revolving Credit Loan in accordance with the terms of the applicable Revolving Credit Note. Each Lender shall, subject to its overall policy considerations, use reasonable efforts to select a lending office which will not result in the payment of increased costs by the Borrowers. Subject to the other provisions of this SECTION 2.04 and the provisions of SECTION 2.10 and SECTION 2.11, Borrowings of Revolving Credit Loans of more than one Type may be incurred at the same time, but in any event no more than ten (10) Borrowings of LIBO Loans may be outstanding at any time.

(b)           The Lead Borrower shall give the Administrative Agent (w) two (2) Business Days’ prior telephonic notice (thereafter confirmed in writing) of each Borrowing of LIBO Loans, and (x) prior telephonic notice (thereafter confirmed in writing) of each Borrowing of Prime Rate Loans by the Borrowers on the same Business Day requested for such Borrowing. Any such notice, to be effective, must be received by the Administrative Agent not later than 12:30 p.m. on the second Business Day in the case of LIBO Loans, and not later than 12:00 noon on the same Business Day in the case of Prime Rate Loans, prior to the date on which such Borrowing is to be made. Such notice shall be irrevocable (except to the extent set forth in SECTION 2.10 or SECTION 2.11 hereof), shall contain disbursement instructions and shall specify: (i) whether the Borrowing then being requested is to be a Borrowing of Prime Rate Loans or LIBO Loans and, if LIBO Loans, the Interest Period with respect thereto; (ii) the amount of the proposed Borrowing (which shall be in an integral multiple of $1,000,000, but not less than $5,000,000 in the case of LIBO Loans); and (iii) the date of the proposed Borrowing (which shall be a Business Day). If no election of Interest Period is specified in any such notice for a Borrowing of LIBO Loans, such notice shall be deemed a request for an Interest Period of one (1) month. If no election is made as to the Type of Revolving Credit Loan, such notice shall be deemed a request for Borrowing of Prime Rate Loans. The Administrative Agent shall promptly notify each Lender of its proportionate share of such Borrowing, the date of such Borrowing, the Type of Borrowing being requested and the Interest Period or Interest Periods applicable thereto, as appropriate. On the borrowing date specified in such notice, each Lender shall make its share of the Borrowing available at the office of the Administrative Agent at 100 Federal Street, Boston, Massachusetts 02110 (or such other place as the Administrative Agent may request) no later than 3:00 p.m., in immediately available funds. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with this SECTION 2.04 and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In the event a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent, forthwith on demand such corresponding amount, with interest thereon for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, or (ii) in the case of the Borrowers, the interest rate applicable to Prime Rate Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Revolving Credit Loan included in such Borrowing. Upon receipt of the funds made available by the Lenders to fund any borrowing hereunder, the Administrative Agent shall disburse such funds in the manner specified in the notice of borrowing delivered by the Lead Borrower and shall use reasonable efforts to make the funds so received from the Lenders available to the Borrowers no later than 5:00 p.m.

(c)           Notwithstanding anything to the contrary herein contained, all Revolving Credit Loans to the Borrowers shall be Tranche A-1 Loans until the outstanding principal amount of such Revolving Credit Loans equal the lesser of Incremental Availability or the then Tranche A-1 Commitments. If any Tranche A-1 Loan is prepaid in part pursuant to SECTION 2.16(b), any Revolving Credit Loans to the Borrowers thereafter requested shall be Tranche A-1 Loans until the maximum principal amount of Tranche A-1 Loans outstanding equals the lesser of Incremental Availability or Tranche A-1 Commitments and thereafter all Revolving Credit Loans shall be Tranche A Loans.

(d)           To the extent not paid by the Borrowers when due (after taking into consideration any applicable grace period), the Administrative Agent, without the request of the Lead Borrower, may advance any interest or fee payable pursuant to SECTION 2.19 or other payment to which any Credit Party is entitled from the Loan Parties pursuant hereto or any other Loan Document and may charge the same to the Loan Account notwithstanding that an Overadvance may result thereby. The Administrative Agent shall advise the Lead Borrower of any such advance or charge promptly after the making thereof. Such action on the part of the Administrative Agent shall not constitute a waiver of the Administrative Agent’s rights and the Borrowers’ obligations under SECTION 2.17(a) or SECTION 2.17(b). Any amount which is added to the principal balance of the Loan Account as provided in this SECTION 2.04(d) shall bear interest at the interest rate then and thereafter applicable to Prime Rate Loans.

SECTION 2.05               Overadvances.

(a)           The Agents and the Lenders shall have no obligation to make any Revolving Credit Loan (including, without limitation, any Swingline Loan) or to provide any Letter of Credit if an Overadvance would result.

(b)           The Administrative Agent may, in its discretion, make Permitted Overadvances to the Borrowers without the consent of the Lenders and each Lender shall be bound thereby. Any Permitted Overadvances may constitute Swingline Loans. The making of a Permitted Overadvance is for the benefit of the Borrowers and shall constitute a Revolving Credit Loan and an Obligation. The making of any such Permitted Overadvance on any one occasion shall not obligate the Administrative Agent or any Lender to make or permit any Permitted Overadvance on any other occasion or to permit such Permitted Overadvances to remain outstanding, nor shall the making of any such Permitted Overadvance modify or abrogate the Borrowers’ obligations under SECTION 2.17(a) and SECTION 2.17(b) hereof.

(c)           The making by the Administrative Agent of a Permitted Overadvance shall not modify or abrogate any of the provisions of SECTION 2.13(g) regarding the Lenders’ obligations to purchase participations with respect to Letter of Credit  Disbursements.

SECTION 2.06               Swingline Loans.

(a)           The Swingline Lender is authorized by the Lenders to, and shall make, Swingline Loans at any time (subject to SECTION 2.06(b)) to the Borrowers up to the amount of the sum of (i) the Swingline Loan Ceiling, upon a notice of Borrowing from Lead Borrower received by the Administrative Agent and the Swingline Lender (which notice, at the Swingline Lender’s discretion, may be submitted prior to 3:00 p.m. on the Business Day on which such Swingline Loan is requested), plus (ii) any Permitted Overadvances. Swingline Loans shall be Prime Rate Loans and shall be subject to periodic settlement with the Lenders under SECTION 2.22 below.

(b)           The Lead Borrower’s request for a Swingline Loan shall be deemed a representation that the applicable conditions for borrowing under SECTION 4.02 are satisfied (unless such conditions have been waived). If the conditions for borrowing under SECTION 4.02 cannot in fact be fulfilled, (x) the Lead Borrower shall give immediate notice (a “Noncompliance Notice”) thereof to the Administrative Agent and the Swingline Lender, and the Administrative Agent shall promptly provide each Lender with a copy of the Noncompliance Notice, and (y) the Required Lenders may direct the Swingline Lender to, and the Swingline Lender thereupon shall, cease making Swingline Loans (other than Permitted Overadvances) until such conditions can be satisfied or are waived in accordance with SECTION 9.01. Unless the Required Lenders so direct the Swingline Lender, the Swingline Lender may, but is not obligated to, continue to make Swingline Loans commencing one (1) Business Day after the Noncompliance Notice is furnished to the Lenders. Notwithstanding the foregoing, no Swingline Loans (other than Permitted Overadvances) shall be made pursuant to this SECTION 2.06(b) if the Tranche A Credit Extensions and/or the aggregate outstanding amount of the Credit Extensions and Swingline Loans would exceed the limitations set forth in SECTION 2.01.

SECTION 2.07               Notes.

(a)           Upon the request of any Lender, the Revolving Credit Loans made by such Lender shall be evidenced by a Revolving Credit Note, duly executed on behalf of the Borrowers, dated the Closing Date, payable to the order of such Lender in an aggregate principal amount equal to such Lender’s Commitment.

(b)           Upon the request of the Swingline Lender, the Revolving Credit Loans made by the Swingline Lender with respect to Swingline Loans shall be evidenced by a Swingline Note, duly executed on behalf of the Borrowers, dated the Closing Date, payable to the order of the Swingline Lender, in an aggregate principal amount equal to the Swingline Loan Ceiling.

(c)           Each Lender is hereby authorized by the Borrowers to endorse on a schedule attached to each Note delivered to such Lender (or on a continuation of such schedule attached to such Note and made a part thereof), or otherwise to record in such Lender’s internal records, an appropriate notation evidencing the date and amount of each Revolving Credit Loan from such Lender, each payment and prepayment of principal of any such Revolving Credit Loan, each payment of interest on any such Revolving Credit Loan and the other information provided for on such schedule; provided, however, that the failure of any Lender to make such a notation or any error therein shall not affect the obligation of any Borrower to repay the Revolving Credit Loans made by such Lender in accordance with the terms of this Agreement and the applicable Notes.

(d)           Upon receipt of an affidavit and indemnity of a Lender as to the loss, theft, destruction or mutilation of such Lender’s Note and upon cancellation of such Note, the Borrowers will issue, in lieu thereof, a replacement Note in favor of such Lender, in the same principal amount thereof and otherwise of like tenor at such Lender’s expense.

SECTION 2.08               Interest on Revolving Credit Loans.

(a)           Subject to SECTION 2.12, each Prime Rate Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as applicable) at a rate per annum that shall be equal to the then Prime Rate plus the Applicable Margin for Prime Rate Loans.

(b)           Subject to SECTION 2.09 through SECTION 2.12, each LIBO Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal, during each Interest Period applicable thereto, to the Adjusted  LIBO Rate for such Interest Period, plus the Applicable Margin for LIBO Loans.

(c)           Accrued interest on all Revolving Credit Loans shall be payable in arrears on each Interest Payment Date applicable thereto, at maturity (whether by acceleration or otherwise) and after such maturity on demand.

SECTION 2.09               Conversion and Continuation of Revolving Credit Loans.

(a)           The Lead Borrower shall have the right at any time, on three (3) Business Days’ prior notice to the Administrative Agent (which notice, to be effective, must be received by the Administrative Agent not later than 12:30 p.m. on the third Business Day preceding the date of any conversion), (i) to convert any outstanding Borrowings of Prime Rate Loans to Borrowings of LIBO Loans, or (ii) to continue an outstanding Borrowing of LIBO Loans for an additional Interest Period, or (iii) to convert any outstanding Borrowings of LIBO Loans to a Borrowing of Prime Rate Loans, subject in each case to the following:

(i)            No Borrowing of Revolving Credit Loans may be converted into, or continued as, LIBO Loans at any time when any Event of Default has occurred and is continuing (nothing contained herein being deemed to obligate the Borrowers to incur Breakage Costs upon the occurrence and during the continuance of an Event of Default unless the Obligations are accelerated);

(ii)           If less than a full Borrowing of Revolving Credit Loans is converted, such conversion shall be made pro rata among the Lenders based upon their Tranche A Commitment Percentages (or Tranche A-1 Commitment Percentages as the case may be) in accordance with the respective principal amounts of the Revolving Credit Loans comprising such Borrowing held by such Lenders immediately prior to such conversion;

(iii)          The aggregate principal amount of Prime Rate  Loans being converted into or continued as LIBO Loans shall be in an integral of $1,000,000 and at least $5,000,000;

(iv)          Each Lender shall effect each conversion by applying the proceeds of its new LIBO Loan or Prime Rate Loan, as the case may be, to its Revolving Credit Loan being so converted;

(v)           The Interest Period with respect to a Borrowing of LIBO Loans effected by a conversion or in respect to the Borrowing of LIBO Loans being continued as LIBO Loans shall commence on the date of conversion or the expiration of the current Interest Period applicable to such continuing Borrowing, as the case may be;

(vi)          A Borrowing of LIBO Loans may not be converted prior to the last day of an Interest Period applicable thereto, unless the applicable Borrower pays all Breakage Costs incurred in connection with such conversion; and

(vii)         Each request for a conversion or continuation of a Borrowing of LIBO Loans which fails to state an applicable Interest Period shall be deemed to be a request for an Interest Period of one (1) month.

(b)           If the Lead Borrower does not give notice to convert any Borrowing of LIBO Loans, or does not give notice to continue, or does not have the right to continue, any Borrowing as LIBO Loans, in each case as provided in SECTION 2.09(a) above, such Borrowing shall automatically be converted to, or continued as, as applicable, a Borrowing of

LIBO Loans with an Interest Period of one (1) month, at the expiration of the then-current Interest Period, provided that if an Event of Default then exists and is continuing, such Borrowing shall be converted to, or continued as a Prime Rate Loan. The Administrative Agent shall, after it receives notice from the Lead Borrower, promptly give each Lender notice of any conversion, in whole or part, of any Revolving Credit Loan made by such Lender.

SECTION 2.10               Alternate Rate of Interest for Revolving Credit Loans.

If prior to the commencement of any Interest Period for a LIBO Borrowing, the Administrative Agent:

(a)           Reasonably determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate (in accordance with the terms of the definition thereof) for such Interest Period; or

(b)           Is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Required Lenders of making or maintaining their Revolving Credit Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Lead Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Lead Borrower and the applicable Lenders that the circumstances giving rise to such notice no longer exist (which notice the Administrative Agent shall deliver promptly upon obtaining knowledge of the same), (i) any Borrowing Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBO Borrowing shall be ineffective and (ii) if any Borrowing Request requests a LIBO Borrowing, such Borrowing shall be made as a Borrowing of Prime Rate Loans unless withdrawn by the Lead Borrower.

SECTION 2.11               Change in Legality.

(a)           Notwithstanding anything to the contrary contained elsewhere in this Agreement, if any Change in Law occurring after the Closing Date shall make it unlawful for a Lender to make or maintain a LIBO Loan or to give effect to its obligations as contemplated hereby with respect to a LIBO Loan, then, by written notice to the Lead Borrower, such Lender may (x) declare that LIBO Loans will not thereafter be made by such Lender hereunder, whereupon any request by the Lead Borrower for a LIBO Borrowing shall, as to such Lender only, be deemed a request for a Prime Rate Loan unless such declaration shall be subsequently withdrawn; and (y) require that all outstanding LIBO Loans made by such Lender be converted to Prime Rate Loans, in which event all such LIBO Loans shall be automatically converted to Prime Rate Loans as of the effective date of such notice as provided in SECTION 2.09(b). In the event any Lender shall exercise its rights hereunder, all payments and prepayments of principal which would otherwise have been applied to repay the LIBO Loans that would have been made by such Lender or the converted LIBO Loans of such Lender, shall instead be applied to repay the Prime Rate Loans made by such Lender in lieu of, or resulting from the conversion of, such LIBO Loans.

(b)           For purposes of this SECTION 2.11, a notice to the Lead Borrower pursuant to SECTION 2.11(a) above shall be effective, if lawful, and if any LIBO Loans shall then be outstanding, on the last day of the then-current Interest Period; and otherwise such notice shall be effective on the date of receipt by the Lead Borrower.

SECTION 2.12               Default Interest.

Effective upon written notice from the Administrative Agent (which notice shall be given only at the direction of the Required Lenders after the occurrence of any Specified Default) and at all times thereafter while such Specified Default is continuing, interest shall accrue on all overdue amounts owing by the Borrowers (after as well as before judgment, as and to the extent permitted by law) at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days as applicable) (the “Default Rate”) equal to the rate (including the Applicable Margin for Tranche A Loans or Tranche A-1 Loans, as applicable) in effect from time to time plus two percent (2.00%) per annum and such interest shall be payable on each Interest Payment Date (or any earlier maturity of the Revolving Credit Loans).

SECTION 2.13               Letters of Credit.

(a)           Upon the terms and subject to the conditions herein set forth, at any time and from time to time after the date hereof and prior to the Termination Date, the Lead Borrower on behalf of the Borrowers may request an Issuing Bank to issue, and subject to the terms and conditions contained herein, the applicable Issuing Bank shall issue, for the account of the Lead Borrower or a Restricted Subsidiary, one or more Letters of Credit; provided, however, that no Letter of Credit shall be issued if after giving effect to such issuance (i) the aggregate Letter of Credit Outstandings shall exceed the Letter of Credit Sublimit, or (ii) the Tranche A Credit Extensions and/or the aggregate Credit Extensions (including Swingline Loans) would exceed the limitations set forth in SECTION 2.01(a) provided, further, that no Letter of Credit shall be issued unless an Issuing Bank shall have received notice from the Administrative Agent that the conditions to such issuance have been met (such notice shall be deemed given (x) if the Issuing Bank has not received notice that the conditions have not been met within two Business Days of the initial request to the Issuing Bank and the Administrative Agent pursuant to SECTION 2.13(h), or (y) if the aggregate undrawn amount under Letters of Credit issued by such Issuing Bank then outstanding does not exceed the amount theretofore agreed to by the Lead Borrower, the Administrative Agent and the Issuing Bank, and provided further that any Letter of Credit issued for the benefit of  Michaels of Canada, ULC or any Foreign Subsidiary shall be issued naming the Lead Borrower as the account party on any such Letter of Credit but such Letter of Credit may contain a statement that it is being issued for the benefit of  Michaels of Canada, ULC or such Foreign Subsidiary. A permanent reduction of the Tranche A Commitments shall not require a corresponding pro rata reduction in the Letter of Credit Sublimit; provided, however, that if the Tranche A Commitments are reduced to an amount less than the Letter of Credit Sublimit, then the Letter of Credit Sublimit shall be reduced to an amount equal to (or, at Lead Borrower’s option, less than) the Tranche A Commitments. Any Issuing Bank (other than Bank of America or any of its Affiliates) shall notify the Administrative Agent in writing on each Business Day of all Letters of Credit issued on the prior Business Day by such Issuing Bank, provided that until the aggregate amount of the Letters of Credit issued in any such week exceeds such amount as shall be agreed by the Administrative Agent and the Issuing Bank, such Issuing

Bank shall be required to so notify the Administrative Agent in writing only once each week of the Letters of Credit issued by such Issuing Bank during the immediately preceding week as well as the daily amounts outstanding for the prior week, such notice to be furnished on such day of the week as the Administrative Agent and such Issuing Bank may agree.

(b)           Each Standby Letter of Credit shall expire at or prior to the close of business on the earlier of the date which is (i) one (1) year after the date of the issuance of such Letter of Credit (or such other longer period of time as the Administrative Agent and the applicable Issuing Bank may agree) (or, in the case of any renewal or extension thereof, one (1) year after such renewal or extension) and (ii) unless cash collateralized or otherwise credit supported to the reasonable satisfaction of the Administrative Agent and the applicable Issuing Bank (in which case, the expiry may extend no longer than twelve months after the Maturity Date), five (5) Business Days prior to the Maturity Date; provided, however, that each Standby Letter of Credit may, upon the request of the Lead Borrower, include a provision whereby such Letter of Credit shall be renewed automatically (unless the applicable Issuing Bank notifies the beneficiary thereof at least thirty (30) days prior to the then-applicable expiration date that such Letter of Credit will not be renewed) for additional consecutive periods of twelve (12) months or less (but not beyond the date that is five (5) Business Days prior to the Maturity Date, unless cash collateralized or otherwise credit supported to the reasonable satisfaction of the Administrative Agent and the applicable Issuing Bank (in which case, the expiry may extend no longer than twelve months after the Maturity Date)).

(c)           Each Commercial Letter of Credit shall expire at or prior to the close of business on the earlier of the date which is (i) one (1) year after the date of the issuance of such Commercial Letter of Credit (or such other period as may be acceptable to the Administrative Agent and the applicable Issuing Bank) and (ii) unless cash collateralized or otherwise credit supported to the reasonable satisfaction of the Administrative Agent and the applicable Issuing Bank (in which case, the expiry may extend no longer than twelve months after the Maturity Date), five (5) Business Days prior to the Maturity Date.

(d)           Drafts drawn under each Letter of Credit shall be reimbursed by the Borrowers by paying to the Administrative Agent an amount equal to such drawing not later than 12:00 noon on the second Business Day immediately following the day that the Lead Borrower receives notice of such drawing and demand for payment by the applicable Issuing Bank, provided that (i) in the absence of written notice to the contrary from the Lead Borrower, and subject to the other provisions of this Agreement, such payments shall be financed when due with a Prime Rate Loan or Swingline Loan to the applicable Borrower in an equivalent amount and, to the extent so financed, the respective Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Prime Rate Loan or Swingline Loan, and (ii) in the event that the Lead Borrower has notified the Administrative Agent that it will not so finance any such payments, the applicable Borrowers will make payment directly to the applicable Issuing Bank when due. The Administrative Agent shall promptly remit the payments received by it from any Borrower in reimbursement of a draw under a Letter of Credit or the proceeds of a Prime Rate Loan or Swingline Loan, as the case may be, used to finance such payment to the applicable Issuing Bank. Such Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Lead Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make payment thereunder; provided, however, that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse such Issuing Bank and the Lenders with respect to any such payment.

(e)           If any Issuing Bank shall make any Letter of Credit Disbursement, then, unless the applicable Borrowers shall reimburse such Issuing Bank in full on the date provided in SECTION 2.13(d) above, the unpaid amount thereof shall bear interest  at the rate per annum then applicable to Prime Rate Loans for each day from and including the date such payment is made to, but excluding, the date that such Borrowers reimburse such Issuing Bank therefor, provided, however, that, if such Borrowers fail to reimburse any Issuing Bank when due pursuant to SECTION 2.13(d), then interest shall accrue at the Default Rate. Interest accrued pursuant to this paragraph shall be for the account of, and promptly remitted by the Administrative Agent, upon receipt to, the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to SECTION 2.13(g) to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(f)            Immediately upon the issuance of any Letter of Credit by any Issuing Bank (or the amendment of a Letter of Credit increasing the amount thereof), and without any further action on the part of such Issuing Bank, such Issuing Bank shall be deemed to have sold to each Tranche A Lender, and each such Tranche A Lender shall be deemed unconditionally and irrevocably to have purchased from such Issuing Bank, without recourse or warranty, an undivided interest and participation, to the extent of such Tranche A Lender’s Tranche A Commitment Percentage, in such Letter of Credit, each drawing thereunder and the obligations of the Borrowers under this Agreement and the other Loan Documents with respect thereto. Upon any change in the Tranche A Commitments pursuant to SECTION 2.02 or SECTION 9.07 of this Agreement, it is hereby agreed that with respect to all Letter of Credit Outstandings, there shall be an automatic adjustment to the participations hereby created to reflect the new Tranche A Commitment Percentages of the assigning and assignee Tranche A Lenders and the Additional Commitment Lenders, if applicable. If any Letter of Credit Outstandings remain upon the termination of the Tranche A Commitments, if the lesser of (i) Tranche A-1 Commitments (determined without regard to any concurrent termination of such Tranche A-1 Commitments) or (ii) Incremental Availability exceeds the Tranche A-1 Credit Extensions (the “Excess Amount”) upon such termination of the Tranche A Commitments, the Tranche A Lenders shall be deemed to have sold to each Tranche A-1 Lender, and each Tranche A-1 Lender shall be deemed unconditionally and irrevocably to have so purchased from the Tranche A Lenders, without recourse or warranty, an undivided interest and participation, to the extent of such Tranche A-1 Lender’s Tranche A-1 Commitment Percentage in the lesser of such Excess Amount or such undivided interest and participation of each Tranche A Lender in the Letter of Credit Outstandings, each drawing thereunder and the obligations of the Borrowers under this Agreement and the other Loan Documents with respect thereto. Any action taken or omitted by any Issuing Bank under or in connection with a Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for such Issuing Bank any resulting liability to any Lender.

(g)           In the event that any Issuing Bank makes any Letter of Credit Disbursement and the Borrowers shall not have reimbursed such amount in full to such Issuing

Bank pursuant to this SECTION 2.13, such Issuing Bank shall promptly notify the Administrative Agent, which shall promptly notify each Tranche A Lender (or Tranche A-1 Lender, with respect to the Excess Amount, if applicable), of such failure, and each Tranche A Lender (or Tranche A-1 Lender, with respect to the Excess Amount, if applicable) shall promptly and unconditionally pay to the Administrative Agent, for the account of such Issuing Bank the amount of such Tranche A Lender’s (or Tranche A-1 Lender’s, with respect to the Excess Amount, if applicable) Tranche A Commitment Percentage (or Tranche A-1 Commitment Percentage, with respect to the Excess Amount, if applicable) of such unreimbursed payment in Dollars and in same day funds. If the applicable Issuing Bank so notifies the Administrative Agent and the Administrative Agent so notifies the Tranche A Lenders (or Tranche A-1 Lender, with respect to the Excess Amount, if applicable) prior to 11:00 a.m. on any Business Day, each such Tranche A Lender (or Tranche A-1 Lender, with respect to the Excess Amount, if applicable) shall make available to the applicable Issuing Bank such Tranche A Lender’s (or Tranche A-1 Lender’s , with respect to the Excess Amount, if applicable) Tranche A Commitment Percentage (or Tranche A-1 Commitment Percentage, with respect to the Excess Amount, if applicable) of the amount of such payment on such Business Day in same day funds (or if such notice is received by the Tranche A Lenders (or Tranche A-1 Lender, with respect to the Excess Amount, if applicable) after 11:00 a.m. on the day of receipt, payment shall be made on the immediately following Business Day in same day funds). If and to the extent such Tranche A Lender (or Tranche A-1 Lender, with respect to the Excess Amount, if applicable) shall not have so made its Tranche A Commitment Percentage (or Tranche A-1 Commitment Percentage, with respect to the Excess Amount, if applicable) of the amount of such payment available to the applicable Issuing Bank, such Tranche A Lender (or Tranche A-1 Lender, with respect to the Excess Amount, if applicable) agrees to pay to such Issuing Bank forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent for the account of such Issuing Bank at the Federal Funds Effective Rate. Each Tranche A Lender (or Tranche A-1 Lender, with respect to the Excess Amount, if applicable) agrees to fund its Tranche A Commitment Percentage (or Tranche A-1 Commitment Percentage, with respect to the Excess Amount, if applicable) of such unreimbursed payment notwithstanding a failure to satisfy any applicable lending conditions or the provisions of SECTION 2.01 or SECTION 2.06, or the occurrence of the Termination Date. The failure of any Tranche A Lender (or Tranche A-1 Lender, with respect to the Excess Amount, if applicable) to make available to the applicable Issuing Bank its Tranche A Commitment Percentage (or Tranche A-1 Commitment Percentage, with respect to the Excess Amount, if applicable) of any payment under any Letter of Credit shall neither relieve any Tranche A Lender (or Tranche A-1 Lender, with respect to the Excess Amount, if applicable) of its obligation hereunder to make available to such Issuing Bank its Tranche A Commitment Percentage (or Tranche A-1 Commitment Percentage, with respect to the Excess Amount, if applicable) of any payment under any Letter of Credit on the date required, as specified above, nor increase the obligation of such other Tranche A Lender (or Tranche A-1 Lender, with respect to the Excess Amount, if applicable). Whenever any Tranche A Lender (or Tranche A-1 Lender, with respect to the Excess Amount, if applicable) has made payments to any Issuing Bank in respect of any reimbursement obligation for any Letter of Credit, such Tranche A Lender (or Tranche A-1 Lender, with respect to the Excess Amount, if applicable) shall be entitled to share ratably, based on its Tranche A Commitment Percentage (or Tranche A-1 Commitment

Percentage, with respect to the Excess Amount, if applicable), in all payments and collections thereafter received on account of such reimbursement obligation.

(h)           Whenever the Lead Borrower desires that any Issuing Bank issue a Letter of Credit (or the amendment, renewal or extension (other than automatic renewal or extensions) of an outstanding Letter of Credit), the Lead Borrower shall give to the applicable Issuing Bank and the Administrative Agent at least two (2) Business Days’ prior written (including, without limitation, by telegraphic, telex, facsimile or cable communication) notice (or such shorter period as may be agreed upon in writing by such Issuing Bank and the Lead Borrower) specifying the date on which the proposed Letter of Credit is to be issued, amended, renewed or extended (which shall be a Business Day), the Stated Amount of the Letter of Credit so requested, the expiration date of such Letter of Credit, the name and address of the beneficiary thereof, and the provisions thereof. If requested by the applicable Issuing Bank, the Lead Borrower shall also submit documentation on such Issuing Bank’s standard form in connection with any request for the issuance, amendment, renewal or extension of a Letter of Credit, provided that in the event of a conflict or inconsistency between the terms of such documentation and this Agreement, the terms of this Agreement shall supersede any inconsistent or contrary terms in such documentation and this Agreement shall control.

(i)            Subject to the limitations set forth below, the obligations of the Borrowers to reimburse the Issuing Banks for any Letter of Credit Disbursement shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation (it being understood that any such payment by the Borrowers shall be without prejudice to, and shall not constitute a waiver of, any rights the Borrowers might have or might acquire hereunder as a result of the payment by the applicable Issuing Bank of any draft or the reimbursement by the Borrowers thereof): (i) Any lack of validity or enforceability of a Letter of Credit; (ii) The existence of any claim, setoff, defense or other right which a Borrower may have at any time against a beneficiary of any Letter of Credit or against any Issuing Bank or any of the Lenders, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction; (iii) Any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged or fraudulent in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by any Issuing Bank of any Letter of Credit against presentation of a demand, draft or certificate or other document which does not strictly comply with the terms of such Letter of Credit; (v) Any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this SECTION 2.13, constitute a legal or equitable discharge of, or provide a right of setoff against, any Loan Party’s obligations hereunder; or (vi) The fact that any Event of Default shall have occurred and be continuing; provided, that the Borrowers shall have no obligation to reimburse any Issuing Bank to the extent that such payment was made in error due to the gross negligence, bad faith or willful misconduct of such Issuing Bank (as determined by a court of competent jurisdiction or another independent tribunal having jurisdiction). No Credit Party shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank, provided that the foregoing shall not be construed to excuse such Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by Applicable Law) suffered by the Borrowers that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of any Issuing Bank (as determined by a court of competent jurisdiction or another independent tribunal having jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its reasonable discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(j)            If any Specified Default shall occur and be continuing, on the Business Day that the Lead Borrower receives notice from the Administrative Agent (which notice may be given at the election of the Administrative Agent or at the direction of the Required Lenders) demanding the deposit of cash collateral pursuant to this paragraph, the applicable Loan Parties shall immediately deposit in the applicable Cash Collateral Account an amount in cash equal to 101.5% of the Letter of Credit Outstandings owing by such Loan Parties as of such date, plus any accrued and unpaid interest thereon. Each such deposit shall be held by the Collateral Agent for the payment and performance of the Obligations. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such Cash Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and in the sole discretion of the Administrative Agent (at the request of the Lead Borrower and at the Borrowers’ risk and expense), such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such Cash Collateral Account shall be applied by the Administrative Agent to reimburse the Issuing Banks for payments on account of drawings under Letters of Credit for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the Letter of Credit Outstandings at such time or, if the maturity of the Revolving Credit Loans has been accelerated, shall be applied to satisfy the other respective Obligations of the applicable Borrower. If the applicable Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence and continuance of a Specified Default, such amount (to the extent not applied as aforesaid) shall be returned promptly to the respective Borrower but in no event later than two (2) Business Days after all Specified Defaults have been cured or waived.

(k)           The Loan Parties and the Credit Parties agree that the Existing Letters of Credit shall be deemed Letters of Credit hereunder as if issued by an Issuing Bank.

SECTION 2.14               Increased Costs.

(a)           If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any holding company of any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank; or

(ii)                                  impose on any Lender or any Issuing Bank or the London interbank market any other condition affecting LIBO Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost in any material amount in excess of those incurred by similarly situated lenders to such Lender of making or maintaining any LIBO Loan (or of maintaining its obligation to make any such Revolving Credit Loan) or to increase the cost in any material amount in excess of those incurred by similarly situated lenders to such Lender or any Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount in any material respect of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)                                 If any Lender or any Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Revolving Credit Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company would have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)                                  A certificate of a Lender or any Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this SECTION 2.14 and setting forth in reasonable detail the manner in which such amount or amounts were determined shall be delivered to the Lead Borrower and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within fifteen (15) Business Days after receipt thereof.

(d)                                 Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this SECTION 2.14 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or any Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 90 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor, and provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90 day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.15                                            Optional Termination or Reduction of Commitments.

(a)                                  Upon at least two (2) Business Days’ prior written notice to the Administrative Agent, the Lead Borrower may, at any time, in whole permanently terminate, or from time to time in part permanently reduce, the Tranche A Commitments. Each such reduction shall be in the principal amount of $5,000,000 or any integral multiple thereof. Each such reduction or termination shall (i) be applied ratably to the Tranche A Commitments of each Tranche A Lender and (ii) be irrevocable at the effective time of any such termination or reduction. The Borrowers shall pay to the Administrative Agent for application as provided herein (i) at the effective time of any such termination (but not any partial reduction), all earned and unpaid fees under the Fee Letters and all Unused Fees accrued on the Tranche A Commitments so terminated, and (ii) at the effective time of any such reduction or termination, any amount by which the Tranche A Credit Extensions to the Borrowers outstanding on such date exceed the amount to which the Tranche A Commitments are to be reduced effective on such date.

(b)                                 The Lead Borrower may reduce or terminate the Tranche A-1 Commitments at any time as long as immediately after giving effect to such reduction or termination, there are no Tranche A Loans or Swingline Loans outstanding. In the event that all of the Tranche A Commitments are terminated, the Lead Borrower shall contemporaneously therewith terminate all Tranche A-1 Commitments. Each reduction of the Tranche A-1 Commitments shall be in the principal amount of $5,000,000 or any integral multiple thereof. The Borrowers shall pay to the Administrative Agent for application as provided herein (i) at the effective time of any such termination (but not any partial reduction), all Unused Fees accrued on the Tranche A-1 Commitments so terminated, and (ii) at the effective time of any such reduction or termination, any amount by which the Tranche A-1 Credit Extensions to the Borrowers outstanding on such date exceed the amount to which the Tranche A-1 Commitments are to be reduced effective on such date.

SECTION 2.16                                            Optional Prepayment of Revolving Credit Loans; Reimbursement of Lenders.

(a)                                  Subject to the provisions of SECTION 2.16(b), the Borrowers shall have the right at any time and from time to time to prepay without premium or penalty (but subject to payment of Breakage Costs as provided herein) (without a reduction in the Total Commitments) outstanding Revolving Credit Loans in whole or in part, (x) with respect to LIBO Loans, upon at least two (2) Business Days’ prior written, telex or facsimile notice to the Administrative Agent, prior to 12:00 noon, and (y) with respect to Prime Rate Loans, on the same Business Day as such notice is furnished to the Administrative Agent, prior to 12:00 noon, subject in each case to the following limitations:

(i)                                     Subject to SECTION 2.17, all prepayments shall be paid to the Administrative Agent for application (except as otherwise directed by the applicable Borrower), first, to the prepayment of outstanding Swingline Loans, second, to the prepayment of other outstanding Tranche A Loans (other than Swingline Loans) ratably in accordance with each Tranche A Lender’s Tranche A Commitment Percentage, third, to the prepayment of other outstanding Tranche A-1 Loans ratably in accordance with each Tranche A-1 Lender’s Tranche A-1 Commitment Percentage and fourth, if a Specified Default then exists, to the funding of a cash collateral deposit in the Cash Collateral Account in an amount equal to 101.5% of all Letter of Credit Outstandings;

(ii)                                  Subject to the foregoing, outstanding Prime Rate Loans of the Borrowers shall be prepaid before outstanding LIBO Loans of the Borrowers are prepaid (except as otherwise directed by the Lead Borrower). Each partial prepayment of LIBO Loans shall be in an integral multiple of $1,000,000 (but in no event less than $5,000,000). No prepayment of LIBO Loans shall be permitted pursuant to this SECTION 2.16 prior to the last day of an Interest Period applicable thereto, unless the Borrowers reimburse the Lenders for all Breakage Costs associated therewith within five (5) Business Days of receiving a written demand for such reimbursement which sets forth the calculation of such Breakage Costs in reasonable detail. No partial prepayment of a Borrowing of LIBO Loans shall result in the aggregate principal amount of the LIBO Loans remaining outstanding pursuant to such Borrowing being less than $5,000,000 (unless all such outstanding LIBO Loans are being prepaid in full); and

(iii)                               Each notice of prepayment shall specify the prepayment date, the principal amount and Type of the Revolving Credit Loans to be prepaid and, in the case of LIBO Loans, the Borrowing or Borrowings pursuant to which such Revolving Credit Loans were made. Each notice of prepayment shall be revocable, provided that, within five (5) Business Days of receiving a written demand for such reimbursement which sets forth the calculation of such Breakage Costs in reasonable detail, the Borrowers shall reimburse the Lenders for all Breakage Costs associated with the revocation of any notice of prepayment. The Administrative Agent shall, promptly after receiving notice from the Lead Borrower hereunder, notify each applicable Lender of the principal amount and Type of the Revolving Credit Loans held by such Lender which are to be prepaid, the prepayment date and the manner of application of the prepayment.

(b)                                 Notwithstanding the provisions of SECTION 2.16(a) which generally permit voluntary prepayments of the Revolving Credit Loans, except as provided in SECTION 2.17, only if all Tranche A Loans are repaid in full may the Borrowers prepay amounts owed with respect to the Tranche A-1 Loans, provided, however, that any such prepayment shall not reduce or terminate the Tranche A-1 Commitments. In addition, the Borrowers shall also repay the Tranche A-1 Loans as required (i) under SECTION 2.17 hereof, and (ii) upon any reduction or termination of the Tranche A-1 Commitments in accordance with the provisions of SECTION 2.15(b) hereof.

(c)                                  The Borrowers shall reimburse each Lender as set forth below for any loss incurred or to be incurred by the Lenders in the reemployment of the funds (i) resulting from any prepayment (for any reason whatsoever, including, without limitation, conversion to Prime Rate

Loans or acceleration by virtue of, and after, the occurrence and during the continuance of an Event of Default) of any LIBO Loan required or permitted under this Agreement, if such Revolving Credit Loan is prepaid prior to the last day of the Interest Period for such Revolving Credit Loan or (ii) in the event that after the Lead Borrower delivers a notice of borrowing under SECTION 2.04 in respect of LIBO Loans, such Revolving Credit Loans are not made on the first day of the Interest Period specified in such notice of borrowing for any reason other than a breach by such Lender of its obligations hereunder or the delivery of any notice pursuant to SECTION 2.09, SECTION 2.10 or SECTION 2.11, or (iii) in the event that after a Borrower delivers a notice of commitment reduction under SECTION 2.15 or a notice of prepayment under SECTION 2.16 in respect of LIBO Loans, such commitment reductions or such prepayments are not made on the day specified in such notice of reduction or prepayment. Such loss shall be the amount (herein, collectively, “Breakage Costs”) as reasonably determined by such Lender as the excess, if any, of (A) the amount of interest which would have accrued to such Lender on the amount so paid, not prepaid or not borrowed at a rate of interest equal to the Adjusted LIBO Rate for such Revolving Credit Loan (but specifically excluding any Applicable Margin), for the period from the date of such payment or failure to borrow or failure to prepay to the last day (x) in the case of a payment or refinancing of a LIBO Loan with Prime Rate Loans prior to the last day of the Interest Period for such Revolving Credit Loan or the failure to prepay a LIBO Loan, of the then current Interest Period for such Revolving Credit Loan or (y) in the case of such failure to borrow, of the Interest Period for such LIBO Loan which would have commenced on the date of such failure to borrow, over (B) the amount of interest which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the London interbank market. Any Lender demanding reimbursement for such loss shall deliver to the Lead Borrower from time to time one or more certificates setting forth the amount of such loss as determined by such Lender and setting forth in reasonable detail the manner in which such amount was determined and such amounts shall be due within ten (10) Business Days after the receipt of such notice.

(d)                                 Whenever any partial prepayment of Revolving Credit Loans are to be applied to LIBO Loans, such LIBO Loans shall be prepaid in the chronological order of their Interest Payment Dates or as the Lead Borrower may otherwise designate in writing.

SECTION 2.17                                            Mandatory Prepayment; Commitment Termination; Cash Collateral.

The outstanding Obligations shall be subject to prepayment as follows:

(a)                                  If at any time the amount of the Tranche A Credit Extensions by the Tranche A Lenders exceeds the lesser of the aggregate Tranche A Commitments or the Tranche A Borrowing Base, the Borrowers will, immediately upon notice from the Administrative Agent: (y) prepay the Tranche A Loans (including Swingline Loans) in an amount necessary to eliminate such deficiency; and (y) if, after giving effect to the prepayment in full of all outstanding Tranche A Loans such deficiency has not been eliminated, deposit cash into the Cash Collateral Account in an amount equal to 101.5% of the Letter of Credit Outstandings.

(b)                                 If at any time the amount of the Credit Extensions by the Lenders causes Availability to be less than zero, the Borrowers will, immediately upon notice from the Administrative Agent: (x) prepay the Tranche A Loans in an amount necessary to eliminate such deficiency; and (y) if, after giving effect to the prepayment in full of all outstanding Tranche A Loans such deficiency has not been eliminated, prepay the Tranche A-1 Loans in an amount necessary to eliminate such deficiency, and (z) if, after giving effect to the prepayment in full of all outstanding Tranche A Loans and Tranche A-1 Loans such deficiency has not been eliminated, deposit cash into the Cash Collateral Account in an amount equal to 101.5% of the Letter of Credit Outstandings.

(c)                                  The Revolving Credit Loans shall be repaid daily in accordance with (and to the extent required under) the provisions of SECTION 2.18, to the extent then applicable. All such payments shall be applied first to Tranche A Loans and after prepayment in full thereof, to the Tranche A-1 Loans.

(d)                                 So long as a Liquidation has not been commenced and the conditions set forth in SECTION 4.02 have been satisfied by the Loan Parties or waived by the Administrative Agent, at the time of the delivery of each Borrowing Base Certificate, Tranche A Loans shall be made by the Tranche A Lenders to repay the Tranche A-1 Loans to the extent that the Tranche A-1 Loans exceed Incremental Availability as reflected in such Borrowing Base Certificate.

(e)                                  Except during the continuance of a Cash Dominion Event, any Net Proceeds, Cash Receipts and other payments received by the Administrative Agent shall be applied as the Lead Borrower shall direct the Administrative Agent in writing, and otherwise consistent with the provisions of SECTION 2.16(b).

(f)                                    Subject to the foregoing, except as otherwise directed by the Lead Borrower (whose direction may be given only if a Cash Dominion Event has not occurred and is not continuing), outstanding Prime Rate Loans shall be prepaid before outstanding LIBO Loans are prepaid. No prepayment of LIBO Loans shall be permitted pursuant to this SECTION 2.17 prior to the last day of an Interest Period applicable thereto, unless the Borrowers reimburse the Lenders for all Breakage Costs associated therewith within five (5) Business Days of receiving a written demand for such reimbursement which sets forth the calculation of such Breakage Costs in reasonable detail. In order to avoid such Breakage Costs, as long as no Specified Default has occurred and is continuing, at the request of the Lead Borrower, the Administrative Agent shall hold all amounts required to be applied to LIBO Loans in the Cash Collateral Account and will apply such funds to the applicable LIBO Loans at the end of the then pending Interest Period therefor (provided that the foregoing shall in no way limit or restrict the Agents’ rights upon the occurrence and during the continuance of any other Event of Default). No partial prepayment of a Borrowing of LIBO Loans shall result in the aggregate principal amount of the LIBO Loans remaining outstanding pursuant to such Borrowing being less than $5,000,000. A prepayment of the Revolving Credit Loans pursuant to SECTION 2.16 or SECTION 2.17 shall not permanently reduce the Total Commitments.

(g)                                 Upon the Termination Date, the Commitments and the credit facility provided hereunder shall be terminated in full and the Borrowers shall pay, in full and in cash, all outstanding Revolving Credit Loans and all other outstanding Obligations then owing by them.

SECTION 2.18                                            Cash Management.

(a)                                  Within thirty (30) days of the occurrence of a Specified Default, or immediately upon the occurrence of any other Cash Dominion Event, the Borrowers, upon the request of any Agent, shall deliver to the Agents a schedule of all DDAs, that to the knowledge of the Responsible Officers of the Loan Parties, are maintained by the Loan Parties, which schedule includes, with respect to each depository (i) the name and address of such depository; (ii) the account number(s) maintained with such depository; and (iii) a contact person at such depository.

(b)                                 Annexed hereto as Schedule 2.18(b) is a list describing, as of the Closing Date, all arrangements to which any Loan Party is a party with respect to the payment to such Loan Party of the proceeds of all credit card and debit card charges for sales by such Loan Party.

(c)                                  Within ninety (90) days after the Closing Date (or such longer period as the Agents may agree), each Loan Party shall:

(i)                                     deliver to the Collateral Agent notifications (each, a “Credit Card Notification”) substantially in the form attached hereto as Exhibit G which have been executed on behalf of such Loan Party and addressed to such Loan Party’s credit card and debit card clearinghouses and processors listed on Schedule 2.18(b); and

(ii)                                  enter into a blocked account agreement (each, a “Blocked Account Agreement”), reasonably satisfactory to the Agents, with any Blocked Account Bank, including, without limitation, with respect to the DDAs existing as of the Closing Date listed on Schedule 2.18(c) attached hereto (collectively, the “Blocked Accounts”).

(d)                                 Each Credit Card Notification and Blocked Account Agreement entered into by a US Loan Party shall require, during the continuance of a Cash Dominion Event (and delivery of notice thereof from the Collateral Agent), the ACH or wire transfer on each Business Day (and whether or not there is then an outstanding balance in the Loan Account) of all available cash receipts (the “Cash Receipts”) (other than Uncontrolled Cash which may be deposited into a segregated DDA (not to be located in the Province of Quebec, Canada) which the Lead Borrower designates in writing to the Administrative Agent as being the “Uncontrolled Cash Account”(the “Designated Account”)) to the concentration account maintained by the Administrative Agent at Bank of America (the “Concentration Account”), from:

(i)                                     the sale of Inventory and other Collateral (whether or not constituting a Prepayment Event, but excluding, until the Term Loan Facility is repaid in full, any Term Priority Collateral);

(ii)                                  all proceeds of collections of Accounts (whether or not constituting a Prepayment Event);

(iii)                               all Net Proceeds on account of any Prepayment Event (other than, until the Term Loan Facility is repaid in full, a Prepayment Event arising in connection with the Term Priority Collateral);

(iv)                              each Blocked Account (including all cash deposited therein from each DDA); and

(v)                                 the cash proceeds of all credit card and debit card charges.

If, at any time during the continuance of a Cash Dominion Event, any cash or Cash Equivalents owned by any US Loan Party (other than (i) amounts on deposit in the Designated Account, which funds, shall not be funded from, or when withdrawn from the Designated Account, shall not be replenished by, funds constituting proceeds of Collateral so long as such Cash Dominion Event continues, (ii) petty cash accounts funded in the ordinary course of business, the deposits in which shall not aggregate more than $25,000,000 or exceed $5,000,000 with respect to any one account (or in each case, such greater amounts to which the Administrative Agent may agree), and (iii) payroll, trust and tax withholding accounts funded in the ordinary course of business and required by Applicable Law) are deposited to any account, or held or invested in any manner, otherwise than in a Blocked Account that is subject to a Blocked Account Agreement (or a DDA which is swept daily to a Blocked Account), the Collateral Agent may require the applicable US Loan Party to close such account and have all funds therein transferred to a Blocked Account, and all future deposits made to a Blocked Account which is subject to a Blocked Account Agreement. In addition to the foregoing, during the continuance of a Cash Dominion Event, the US Loan Parties shall provide the Collateral Agent with an accounting of the contents of the Blocked Accounts, which shall identify, to the satisfaction of the Collateral Agent, the proceeds from the Term Priority Collateral which were deposited into a Blocked Account and swept to the Concentration Account. Upon the receipt of (x) the contents of the Blocked Accounts, and (y) such accounting, the Collateral Agent agrees to promptly remit to the agent under the Term Loan Facility the proceeds of the Term Priority Collateral received by the Administrative Agent. Notwithstanding anything in any Loan Document to the contrary, (i) so long as the Obligations have not been accelerated, no DDAs maintained by any Canadian Loan Party nor credit card or debit card processing accounts maintained by any Canadian Loan Party shall be subject to the dominion and control of the Administrative Agent, and (ii) all Canadian Loan Parties shall provide the Collateral Agent with a monthly accounting of the contents of, and a copy of the bank statement for, each Blocked Account maintained in Canada for the immediately preceding month.

(e)                                  The provisions of this subsection (e) shall apply to Cash Receipts from Canadian operations and DDAs and Blocked Accounts maintained by the Canadian Loan Parties in Canada.

(i)                                     All Cash Receipts relating to the Canadian Loan Parties’ operations in Canada shall be deposited into one or more DDAs established for the account of the applicable Canadian Loan Party in Canada.

(ii)                                  So long as the Obligations have not been accelerated:

(A)                              the Canadian Loan Parties may direct, and shall have sole control over, the manner of disposition of their funds in the DDAs in Canada, the Blocked Accounts in Canada and each Disbursement Account in Canada; and

(B)                                the Loan Parties shall cause the wire transfer of all available and collected Cash Receipts in each such DDA in Canada to a Blocked Account in Canada not less frequently than once each week (or with such greater frequency as the Administrative Agent in its discretion may require).

(iii)                               On and after the date on which the Obligations have been accelerated:

(A)                              upon notice to a Canadian Blocked Account Bank (which the Agents agree not to give unless the Obligations have been accelerated), no Loan Party shall have any access to or right of withdrawal from the Canadian Blocked Accounts maintained with such Canadian Blocked Account Bank; and

(B)                                in the event that, notwithstanding the provisions of this SECTION 2.18(e), the Loan Parties receive or otherwise have dominion and control of any such proceeds or collections, such proceeds and collections shall be held in trust by the Loan Parties for the Administrative Agent and shall not be commingled with any of the Loan Parties’ other funds or deposited in any account of any Loan Party other than as instructed by the Administrative Agent.

(f)                                    The Loan Parties may close DDAs or Blocked Accounts and/or open new DDAs or Blocked Accounts, subject to the execution and delivery to the Collateral Agent of appropriate Blocked Account Agreements (except with respect to any payroll, trust, and tax withholding accounts or unless expressly waived by the Collateral Agent) consistent with the provisions of this SECTION 2.18 and otherwise reasonably satisfactory to the Collateral Agent. The Loan Parties shall furnish the Collateral Agent with prior written notice of its intention to open or close a Blocked Account and the Collateral Agent shall promptly notify the Lead Borrower as to whether the Collateral Agent shall require a Blocked Account Agreement with the Person with whom such account will be maintained. Unless consented to in writing by the Collateral Agent, the Borrowers shall not enter into any agreements with credit card or debit card processors other than the ones expressly contemplated herein unless contemporaneously therewith, a Credit Card Notification, is executed and delivered to the Collateral Agent.

(g)                                 The Borrowers may also maintain one or more disbursement accounts (the “Disbursement Accounts”) to be used by the Borrowers for disbursements and payments (including payroll) in the ordinary course of business or as otherwise permitted hereunder.

(h)                                 The Concentration Account shall at all times be under the sole dominion and control of the Collateral Agent. Each Borrower hereby acknowledges and agrees that (i) such Borrower has no right of withdrawal from the Concentration Account, (ii) the funds on deposit in the Concentration Account shall at all times continue to be collateral security for all of the Obligations, and (iii) the funds on deposit in the Concentration Account shall be applied as provided in this Agreement. In the event that, notwithstanding the provisions of this SECTION 2.18, during the continuation of a Cash Dominion Event, any Borrower receives or otherwise has dominion and control of any such proceeds or collections, such proceeds and collections shall be held in trust by such Borrower for the Collateral Agent, shall not be commingled with any of such Borrower’s other funds or deposited in any account of such Borrower and shall promptly be deposited into the Concentration Account or dealt with in such other fashion as such Borrower may be instructed by the Collateral Agent.

(i)                                     Any amounts received in the Concentration Account at any time when all of the Obligations then due have been and remain fully repaid shall be remitted to the operating account of the Borrowers maintained with the Administrative Agent.

(j)                                     The Collateral Agent shall promptly (but in any event within one Business Day) furnish written notice to each Person with whom a Blocked Account is maintained of any termination of a Cash Dominion Event.

(k)                                  The following shall apply to deposits and payments under and pursuant to this Agreement:

(i)                                     Funds shall be deemed to have been deposited to the Concentration Account on the Business Day on which deposited, provided that such deposit is available to the Administrative Agent by 4:00 p.m. on that Business Day (except that if the Obligations are being paid in full, by 2:00 p.m. Boston time, on that Business Day);

(ii)                                  Funds paid to the Administrative Agent, other than by deposit to the Concentration Account, shall be deemed to have been received on the Business Day when they are good and collected funds, provided that such payment is available to the Administrative Agent by 4:00 p.m. on that Business Day (except that if the Obligations are being paid in full, by 2:00 p.m. Boston time, on that Business Day);

(iii)                               If a deposit to the Concentration Account or payment is not available to the Administrative Agent until after 4:00 p.m. on a Business Day, such deposit or payment shall be deemed to have been made at 9:00 a.m. on the then next Business Day;

(iv)                              If any item deposited to the Concentration Account and credited to the Loan Account is dishonored or returned unpaid for any reason, whether or not such return is rightful or timely, the Administrative Agent shall have the right to reverse such credit and charge the amount of such item to the applicable Loan Account and the Borrowers shall indemnify the Secured Parties against all out-of-pocket claims and losses resulting from such dishonor or return;

(v)                                 All amounts received under this SECTION 2.18 shall be applied in the manner set forth in SECTION 7.04.

SECTION 2.19                                            Fees.

(a)                                  The Borrowers shall pay to the Agents, for their respective accounts, the fees set forth in the Fee Letters as and when payment of such fees is due as therein set forth.

(b)                                 The Borrowers shall pay the Administrative Agent, for the account of the Tranche A Lenders and the Tranche A-1 Lenders, respectively, an aggregate fee (the “Unused Fee”) equal to 0.25% per annum (on the basis of actual days elapsed in a year of 365 or 366 days, as applicable) of the average daily balance of their respective Unused Commitment, during the Fiscal Quarter just ended (or relevant period with respect to the payment being made through the first Fiscal Quarter ending after the Closing Date or on the Termination Date), provided that with respect to any Tranche A Lender which is also the Swingline Lender, in calculating the Unused Commitment of such Tranche A Lender there shall also be deducted the principal amount of Swingline Loans of the Borrowers then outstanding. The Unused Fee shall be paid in arrears, on the first day of each Fiscal Quarter after the execution of this Agreement and on the Termination Date. The Administrative Agent shall pay the Unused Fee to the Tranche A Lenders and the Tranche A-1 Lenders, as applicable, upon the Administrative Agent’s receipt of the Unused Fee based upon their Tranche A Commitment Percentage or Tranche A-1 Commitment Percentage, as applicable, of an amount equal to the aggregate Unused Fee to all Tranche A Lenders or Tranche A-1 Lenders, as applicable.

(c)                                  The Borrowers shall pay the Administrative Agent, for the account of the Lenders who are then participating in the Letters of Credit, on the first day of each Fiscal Quarter and on demand after the Termination Date, in arrears, a fee calculated on the basis of a 365 or 366 day year, as applicable and actual days elapsed (each, a “Letter of Credit Fee”), equal to the following per annum percentages of the average face amount of the following categories of Letters of Credit outstanding during the three month period then ended:

(i)                                     Standby Letters of Credit: At a per annum rate equal to the then Applicable Margin for LIBO Loans with respect to Tranche A Loans;

(ii)                                  Commercial Letters of Credit: At a per annum rate equal to fifty percent (50%) of the then Applicable Margin for LIBO Loans with respect to Tranche A Loans;

(iii)                               After the occurrence and during the continuance of a Specified Default, at any time that the Administrative Agent is not holding in the Cash Collateral Account an amount in cash equal to 101.5% of the Letter of Credit Outstandings, as of such date, plus accrued and unpaid interest thereon, effective upon written notice from the Administrative Agent (which notice may be given at the election of the Administrative Agent or at the direction of the Required Lenders after the occurrence of any Specified Default), the Letter of Credit Fees set forth in clauses (i) and (ii) of this SECTION 2.19(c) shall be increased, at the option of the Administrative Agent or the Required Lenders, by an amount equal to two percent (2%) per annum.

(d)                                 The Borrowers shall pay to each Issuing Bank, in addition to all Letter of Credit Fees otherwise provided for herein, (i) the reasonable and customary fees and charges of such Issuing Bank in connection with the negotiation, settlement and amendment of each Letter of Credit issued by such Issuing Bank, and (ii) a fronting fee (each, a “Fronting Fee”) equal to 1/8 of 1% on the aggregate Stated Amount of all Letters of Credit. Each such Fronting Fee shall be payable on the first day of each Fiscal Quarter and on demand after the Termination Date, in arrears.

(e)                                  All fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for the account of the Administrative Agent and other Credit Parties as provided herein. Once due, all fees shall be fully earned and shall not be refundable under any circumstances (except to the extent set forth in the Fee Letters).

SECTION 2.20                                            Maintenance of Loan Account; Statements of Account.

(a)                                  The Administrative Agent shall maintain an account on its books in the name of the Borrowers (each, the “Loan Account”) which will reflect (i) all Revolving Credit Loans and other advances made by the Lenders to the Borrowers or for the Borrowers’ account, (ii) all Letter of Credit Disbursements, fees and interest that have become payable as herein set forth, and (iii) any and all other monetary Obligations that have become payable.

(b)                                 The Loan Account will be credited with all amounts received by the Administrative Agent from the Borrowers or from other Persons for the Borrowers’ account, including all amounts received in the Concentration Account from the Blocked Account Banks, and the amounts so credited shall be applied as set forth in and to the extent required by SECTION 2.17(e) or SECTION 7.04, as applicable. After the end of each month, the Administrative Agent shall send to the Borrowers a statement accounting for the charges (including interest), loans, advances and other transactions occurring among and between the Administrative Agent, the Lenders and the Borrowers during that month. The monthly statements, absent manifest error, shall be deemed presumptively correct.

SECTION 2.21                                            Payments; Sharing of Setoff.

(a)                                  The Borrowers shall make each payment required to be made hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of drawings under Letters of Credit, of amounts payable under SECTIONS 2.14, 2.16(c) or 2.23, or otherwise) prior to 2:00 p.m. on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 100 Federal Street, Boston, Massachusetts (or such other place as the Administrative Agent may direct), except payments to be made directly to each Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to SECTIONS 2.14, 2.16(c), 2.23 and SECTION 9.05 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments to the appropriate recipient promptly following receipt thereof. If any payment under any Loan

Document shall be due on a day that is not a Business Day, except with respect to LIBO Borrowings, the date for payment shall be extended to the next succeeding Business Day, and, if any payment due with respect to LIBO Borrowings shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, unless that succeeding Business Day is in the next calendar month, in which event, the date of such payment shall be on the last Business Day of subject calendar month, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

(b)                                 All funds received by and available to the Administrative Agent to pay principal, unreimbursed drawings under Letters of Credit, interest, fees and other amounts then due hereunder, shall be applied in accordance with the provisions of SECTION 2.17(e) or SECTION 7.04 ratably among the parties entitled thereto in accordance with the amounts of principal, unreimbursed drawings under Letters of Credit, interest, fees and other amounts then due to such respective parties. For purposes of calculating interest due to a Lender, that Lender shall be entitled to receive interest on the actual amount contributed by that Lender towards the principal balance of the Revolving Credit Loans outstanding during the applicable period covered by the interest payment made by the Borrowers. Any net principal reductions to the Revolving Credit Loans received by the Administrative Agent in accordance with the Loan Documents during such period shall not reduce such actual amount so contributed, for purposes of calculation of interest due to that Lender, until the Administrative Agent has distributed to the applicable Lender its Commitment Percentage thereof.

(c)                                  Unless the Administrative Agent shall have received notice from the Lead Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(d)                                 In accordance with the provisions of SECTION 8.16, if any Lender shall fail to make any payment required to be made by it pursuant to this Agreement, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Section.

SECTION 2.22                                            Settlement Amongst Lenders.

(a)                                  The Swingline Lender may, at any time (but, in any event shall weekly, as provided in SECTION 2.22(b)), on behalf of the Borrowers (which hereby authorize the Swingline Lender to act on their behalf in that regard) request the Administrative Agent to cause the Tranche A Lenders to make a Tranche A Loan (which shall be a Prime Rate Loan) in an amount equal to such Lender’s Tranche A Commitment Percentage of the outstanding amount of Swingline Loans made in accordance with SECTION 2.06, which request may be made regardless of whether the conditions set forth in Article IV have been satisfied. Upon such request, each Tranche A Lender shall make available to the Administrative Agent the proceeds of such Tranche A Loan for the account of the Swingline Lender. If the Swingline Lender requires a Tranche A Loan to be made by the Tranche A Lenders and the request therefor is received prior to 12:00 noon on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m. that day; and, if the request therefor is received after 12:00 noon, then no later than 3:00 p.m. on the next Business Day. The obligation of each such Tranche A Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Administrative Agent or the Swingline Lender. If and to the extent any Tranche A Lender shall not have so made its transfer to the Administrative Agent, such Tranche A Lender agrees to pay to the Administrative Agent, forthwith on demand, such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(b)                                 The amount of each Lender’s Tranche A Commitment Percentage or Tranche A-1 Commitment Percentage of outstanding Revolving Credit Loans (including outstanding Swingline Loans, except that settlements of Swingline Loans during the months of October, November and December of each year shall be required to be made by the Swingline Lender only with respect to those Swingline Loans in excess of $25,000,000 in the aggregate only (the amounts in excess of $25,000,000 being referred to as the “Excess Swingline Loans”)) shall be computed weekly (or more frequently in the Administrative Agent’s discretion) and shall be adjusted upward or downward based on all Revolving Credit Loans (including Swingline Loans other than Excess Swingline Loans) and repayments of Revolving Credit Loans (including Swingline Loans other than Excess Swingline Loans) received by the Administrative Agent as of 3:00 p.m. on the first Business Day (such date, the “Settlement Date”) following the end of the period specified by the Administrative Agent.

(c)                                  The Administrative Agent shall deliver to each of the Lenders promptly after a Settlement Date a summary statement of the amount of outstanding Revolving Credit Loans (including Swingline Loans other than Excess Swingline Loans) for the period and the amount of repayments received for the period. As reflected on the summary statement, (i) the Administrative Agent shall transfer to each Tranche A Lender or Tranche A-1 Lender, as applicable, its Tranche A Commitment Percentage or Tranche A-1 Commitment Percentage of repayments, and (ii) each Lender shall transfer to the Administrative Agent (as provided below) or the Administrative Agent shall transfer to each Lender, such amounts as are necessary to insure that, after giving effect to all such transfers, the amount of Revolving Credit Loans made by each Tranche A Lender or Tranche A-1 Lender, as applicable, with respect to Revolving Credit Loans to the Borrowers (including Swingline Loans other than Excess Swingline Loans) shall be equal to such Tranche A Lender’s Tranche A Commitment Percentage, or Tranche A-1 Lender’s Tranche A-1 Commitment Percentage of Revolving Credit Loans, as applicable (including Swingline Loans which are not Excess Swingline Loans) outstanding as of such Settlement Date. If the summary statement requires transfers to be made to the Administrative

Agent by the Lenders and is received prior to 12:00 noon on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m. that day; and, if received after 12:00 noon, then no later than 3:00 p.m. on the next Business Day. The obligation of each Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Administrative Agent. If and to the extent any Lender shall not have so made its transfer to the Administrative Agent, such Lender agrees to pay to the Administrative Agent, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent, at the Federal Funds Effective Rate.

SECTION 2.23                                            Taxes.

(a)                                  Except as otherwise expressly provided in this SECTION 2.23, any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Indemnified Taxes or Other Taxes; provided, however, that if a Loan Party or an Agent or a Lender shall be required to deduct, withhold or remit any such Taxes from such payments, then (i) in the case of any Indemnified Taxes or Other Taxes, the sum payable shall be increased as necessary so that after making all required deductions, withholdings, or remittances for such Taxes (including deductions or withholdings applicable to additional sums payable under this SECTION 2.23) the applicable Credit Party receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Loan Party shall make such deductions or withholdings and (iii) the Loan Party shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law.

(b)                                 In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c)                                  The Loan Parties shall indemnify each Credit Party, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid or payable by such Credit Party on or with respect to any payment by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this SECTION 2.23) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto; provided that if any Loan Party reasonably believes that such Taxes were not correctly or legally asserted, each Lender will use reasonable efforts to cooperate with such Loan Party to obtain a refund of such Taxes so long as such efforts would not, in the sole determination of such Lender, result in any additional costs, expenses or risks or be otherwise disadvantageous to it; provided further, that the Loan Parties shall not be required to compensate any Lender pursuant to this SECTION 2.23 for any amounts incurred in any fiscal year for which such Lender is claiming compensation if such Lender does not furnish notice of such claim within six (6) months from the end of such fiscal year; provided further, that if the circumstances giving rise to such claim have a retroactive effect, then the beginning of such six month period shall be extended to include such period of retroactive effect. A certificate as to the amount of such payment or liability delivered to the Lead Borrower by a Credit Party, or by the Administrative Agent on its own behalf or on behalf of any other Credit Party, setting forth in reasonable detail the manner in which such amount was determined, shall be conclusive absent manifest error.

(d)                                 As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, the Lead Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)                                  (i)                                     Any Foreign Lender that is entitled to an exemption from or reduction in United States withholding Tax shall deliver to the Lead Borrower and the Administrative Agent two (2) copies of (i) either United States Internal Revenue Service Form W-8BEN (claiming a treaty benefit) or Form W-8ECI, or any subsequent versions thereof or successors thereto, or, (ii) in the case of a Foreign Lender claiming exemption from or reduction in U.S. federal withholding Tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a (A) Form W-8BEN, or any subsequent versions thereof or successors thereto and (B) a certificate representing that such Foreign Lender (1) is not a bank for purposes of Section 881(c) of the Code, (2) is not a 10 percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of any Loan Party and (3) is not a controlled foreign corporation related to the Loan Parties (within the meaning of Section 864(d)(4) of the Code)), in all cases, properly completed and duly executed by such Foreign Lender claiming, as applicable, complete exemption from or reduced rate of, U.S. federal withholding tax on payments by the Loan Parties under this Agreement and the other Loan Documents, or in the case of a Foreign Lender claiming exemption for “portfolio interest” certifying that it is not a foreign corporation, partnership, estate or trust. Such forms shall be delivered by each Foreign Lender on or before the date it becomes a party to this Agreement (or, in the case of a transferee that is a participation holder, on or before the date such participation holder becomes a transferee hereunder) and on or before the date, if any, such Foreign Lender changes its applicable lending office by designating a different lending office (a “New Lending Office”). In addition, each Foreign Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender. Any Lender shall, if reasonably requested by a Loan Party, deliver such other documentation prescribed by Applicable Law or as reasonably requested by such Loan Party, as will enable such Loan Party to determine whether such Lender is subject to withholding under the laws of Canada, is entitled to an exemption from such withholding or is eligible for a reduced rate of withholding in Canada. Notwithstanding any other provision of this SECTION 2.23(e), a Lender shall not be required to deliver any form pursuant to this SECTION 2.23(e) that such Lender is not legally able to deliver.

(ii)                                  Each Lender that is a “United States person” as defined under Section 7701(a)(30) of the Code (a “U.S. Lender”) shall deliver to the Lead Borrower and the Administrative Agent such form or forms, certificates or documentation, including two original copies of United States Internal Revenue Service Form W-9, as reasonably requested by any Borrower to confirm or establish that such U.S. Lender is not subject to deduction, withholding, or backup withholding of United States federal income Tax with respect to any payments to such U.S. Lender. Such forms shall be delivered by each U.S. Lender to the Borrower on or before the date such U.S. Lender becomes a party to this Agreement (or, in the case of a transferee that is a participation holder, on or before the date such participation holder becomes a transferee).

(f)                                    The Loan Parties shall not be required to indemnify any Lender or to pay any additional amounts to any Lender in respect of U.S. federal or Canadian withholding Tax pursuant to paragraph (a) or (c) above or Canadian taxes in lieu of withholding taxes pursuant to clause (j) below, to the extent that the obligation to pay such additional amounts would not have arisen but for a failure by such Lender to comply with the provisions of paragraph (e) above. Should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Loan Parties shall, at such Lender’s expense, take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

(g)                                 If any Loan Party shall be required pursuant to this SECTION 2.23 to pay any additional amount to, or to indemnify, any Credit Party to the extent that such Credit Party becomes subject to Indemnified Taxes or Other Taxes subsequent to the Closing Date (or, if applicable, subsequent to the date such Person becomes a party to this Agreement) as a result of any change in the circumstances of such Credit Party (other than a change in Applicable Law), including without limitation a change in the residence, place of incorporation, principal place of business of such Credit Party or a change in the branch or lending office of such Credit Party, as the case may be, such Credit Party shall use reasonable efforts to avoid or minimize any amounts which might otherwise be payable pursuant to this SECTION 2.23(g); provided, however, that such efforts shall not include the taking of any actions by such Credit Party that would result in any Tax, costs or other expense to such Credit Party (other than a Tax, cost or other expense for which such Credit Party shall have been reimbursed or indemnified by the Loan Parties pursuant to this Agreement or otherwise) or any action which would or might in the reasonable opinion of such Credit Party have an adverse effect upon its business, operations or financial condition or otherwise be disadvantageous to such Credit Party.

(h)                                 If any Lender is entitled to a reduction in (and not complete exemption from) the applicable withholding Tax, the Borrowers may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding Tax after taking into account such reduction.

(i)                                     If any Credit Party reasonably determines that it has actually and finally realized, by reason of a refund, deduction or credit of any Taxes paid or reimbursed by the Loan Parties pursuant to subsection (a) or (c) above in respect of payments under the Loan Documents (which refund, deduction or credit is provided by the jurisdiction imposing such Taxes), a current monetary benefit that it would otherwise not have obtained and that would result in the total payments under this SECTION 2.23 exceeding the amount needed to make such Credit Party whole, such Credit Party shall pay to the Lead Borrower, with reasonable promptness following the date upon which it actually realizes such benefit, an amount equal to the amount of such refund, deduction or credit, net of all out of pocket expenses incurred in securing such refund, deduction or credit. This SECTION 2.23(i) shall not be construed to require any Credit Party to make available its Tax returns (or any other confidential information relating to its Taxes) to any Loan Party.

(j)                                     In addition to the provisions of SECTION 2.23(a), in respect of amounts paid or credited by a Loan Party that is resident in Canada for purposes of the ITA to or for the benefit of a Credit Party that is an “authorized foreign bank” for purposes of the ITA, the obligations under SECTION 2.23 to pay an additional amount shall apply where the particular Credit Party is liable for tax under Part XIII of the ITA in respect of such payment, even if the Loan Party is not required under the ITA to deduct or withhold an amount in respect of

Indemnified Taxes on such payment and SECTION 2.23 shall apply, mutatis mutandis, as if the Loan Party were required to deduct or withhold an amount in respect of such Indemnified Taxes.

SECTION 2.24                                            Mitigation Obligations; Replacement of Lenders.

(a)                                  If any Lender requests compensation under SECTION 2.14 or cannot make Revolving Credit Loans under SECTION 2.11, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to SECTION 2.23, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Revolving Credit Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to SECTION 2.14 or SECTION 2.23, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment; provided, however, that the Borrowers shall not be liable for such costs and expenses of a Lender requesting compensation if (i) such Lender becomes a party to this Agreement on a date after the Closing Date and (ii) the relevant Change in Law occurs on a date prior to the date such Lender becomes a party hereto.

(b)                                 (i) If any Lender requests compensation under SECTION 2.14 or cannot make Revolving Credit Loans under SECTION 2.11 for thirty (30) consecutive days, or (ii) if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to SECTION 2.23, or (iii) if any Lender becomes a Delinquent Lender or otherwise defaults in its obligation to fund Revolving Credit Loans hereunder, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in SECTION 9.07), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, however, that (i) the Lead Borrower shall have received the prior written consent of the Administrative Agent, the Issuing Banks and the Swingline Lender, which consent shall not be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Revolving Credit Loans and participations in unreimbursed drawings under Letters of Credit and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under SECTION 2.14 or payments required to be made pursuant to SECTION 2.23, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

SECTION 2.25                                            Designation of Lead Borrower as Borrowers’ Agent.

(a)                                  Each Borrower hereby irrevocably designates and appoints the Lead Borrower as such Borrower’s agent to obtain Revolving Credit Loans and Letters of Credit, the proceeds of which shall be available to each Borrower for such uses as are permitted under this Agreement. As the disclosed principal for its agent, each Borrower shall be obligated to the Administrative Agent and each Lender on account of Revolving Credit Loans so made and Letters of Credit so issued as if made directly by the Lenders to such Borrower, notwithstanding the manner by which such Revolving Credit Loans and Letters of Credit are recorded on the books and records of the Lead Borrower and of any other Borrower.

(b)                                 Each Borrower represents to the Credit Parties that it is an integral part of a consolidated enterprise, and that each Loan Party will receive direct and indirect benefits from the availability of the joint credit facility provided for herein, and from the ability to access the collective credit resources of the consolidated enterprise which the Loan Parties comprise. Each Borrower recognizes that credit available to it hereunder is in excess of and on better terms than it otherwise could obtain on and for its own account and that one of the reasons therefor is its joining in the credit facility contemplated herein with all other Borrowers. Consequently, each Borrower hereby assumes and agrees to discharge all Obligations of each of the other Borrowers as if the Borrower which is so assuming and agreeing were each of the other Borrowers.

(c)                                  The Lead Borrower shall act as a conduit for each Borrower (including itself, as a Borrower) on whose behalf the Lead Borrower has requested a Revolving Credit Loan. None of the Agents nor any other Credit Party shall have any obligation to see to the application of such proceeds.

(d)                                 The authority of the Lead Borrower to request Revolving Credit Loans and Letters of Credit on behalf of, and to bind, the Borrowers, shall continue unless and until the Administrative Agent actually receives written notice of: (i) the termination of such authority, and (ii) the subsequent appointment of a successor Lead Borrower, which notice is signed by the respective Financial Officers of each Borrower; and (iii) written notice from such successive Lead Borrower accepting such appointment and acknowledging that from and after the date of such appointment, the newly appointed Lead Borrower shall be bound by the terms hereof, and that as used herein, the term “Lead Borrower” shall mean and include the newly appointed Lead Borrower.

SECTION 2.26                                            Provisions Applicable to Canadian Loan Parties.

(a)          For the purposes of the Interest Act (Canada), and to the extent applicable, whenever any interest payable by a Canadian Loan Party is calculated on the basis of a period of time other than a year of 365 or 366 days, as applicable, the annual rate of interest to which each rate of interest utilized pursuant to such calculation is equivalent is such rate so utilized multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by the number of days in such calculation.

(b)         Notwithstanding any provision herein to the contrary, and to the extent applicable, in no event will the aggregate “interest” (as defined in section 347 of the Criminal Code (Canada))

payable by a Canadian Loan Party under any Loan Document exceed the maximum effective annual rate of interest on the “credit advanced” (as defined in that section 347) permitted under that section and, if any payment, collection or demand pursuant to such Loan Document in respect of “interest” (as defined in that section 347) is determined to be contrary to the provisions of such section 347, such payment, collection or demand will be deemed to have been made by mutual mistake of such Canadian Loan Party, the Administrative Agent and the applicable Lender or Lenders and the amount of such payment or collection will be refunded to such Canadian Loan Party only to the extent of the amount which is greater than the maximum effective annual rate permitted under such law. For purposes of determining compliance with such section 347, the effective annual rate of interest will be determined in accordance with generally accepted actuarial practices and principles over the term of this Agreement and, in the event of dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent will be prima facie evidence for the purposes of such determination.

(c)          For the purposes of the Interest Act (Canada), to the extent applicable, the principle of deemed reinvestment of interest will not apply to any interest calculation under the Loan Documents, and the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

ARTICLE III

Representations and Warranties

To induce the Credit Parties to make the Revolving Credit Loans (including Swingline Loans) and to issue Letters of Credit, the Loan Parties, jointly and severally, make the following representations and warranties to each Credit Party with respect to each Loan Party:

SECTION 3.01                                            Existence, Qualification and Power; Compliance with Laws.

Each Loan Party and each of its Restricted Subsidiaries (a) is a Person duly organized or formed, validly existing and in good standing under the Applicable Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing under the Applicable Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Applicable Laws, orders, writs, injunctions and orders and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (c), (d) or (e), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. Schedule 3.01 annexed hereto sets forth, as of the Closing Date, each Loan Party’s name as it appears in official filings in its state of incorporation or organization, its state of incorporation or organization, organization type, organization number, if any, issued by its state of incorporation or organization, and its federal employer identification number.

SECTION 3.02                                            Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transaction, are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under or require any payment to be made under (i) any contractual obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Restricted Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Applicable Law; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (b)(i), to the extent that such conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.03                                            Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transaction, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Security Documents, (c) the perfection or maintenance of the Liens created under the Security Documents (including the priority thereof) or (d) the exercise by the Agents or any Lender of their rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Security Documents, except for (i) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.04                                            Binding Effect.

This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and by general principles of equity.

SECTION 3.05                                            Financial Statements; No Material Adverse Effect.

(a)                                  (i) The Lead Borrower has heretofore furnished to the Agents the Consolidated balance sheets as of January 29, 2005 and January 28, 2006, and Consolidated statements of income, stockholders’ equity, and cash flows for the Lead Borrower and its Subsidiaries (i) as of and for the Fiscal Years ended January 31, 2004, January 29, 2005 and January 28, 2006, in each case audited by Ernst & Young LLP, independent registered public accountants, and (ii) as of and for the six months ending on July 29, 2006, certified under the applicable provisions of the Sarbanes-Oxley Act by a Financial Officer of the Lead Borrower. Except for those matters set forth on Schedule 3.05, such financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Lead Borrower and its Subsidiaries as of such dates and for such periods in accordance with GAAP (except that such financial statements shall not be required to comply with Rule 3-10 of Regulation S-X promulgated under the Exchange Act), subject to year end adjustments and the absence of footnotes.

(ii) The unaudited pro forma condensed Consolidated balance sheet of the Lead Borrower and its Subsidiaries as at July 29, 2006 (including the notes thereto) (the “Pro Forma Balance Sheet”) and the unaudited pro forma condensed Consolidated statements of operations (the “Pro Forma Statements of Operations”) of the Lead Borrower and its Subsidiaries for the most recent Fiscal Year, the six months ended July 29, 2006 and the 12-month period ending on July 29, 2006 (together with the Pro Forma Balance Sheet, the “Pro Forma Financial Statements”), copies of which have heretofore been furnished to each Lender, have been prepared giving effect (as if such events had occurred on July 29, 2006 with respect to the Pro Forma Balance Sheet or January 30, 2005 with respect to the Pro Forma Statements of Operations) to the Transaction. The Pro Forma Financial Statements have been prepared in good faith, based on assumptions believed by the Lead Borrower to be reasonable as of the date of delivery thereof, and present fairly in all material respects the pro forma Consolidated financial position of the Lead Borrower and its Subsidiaries as at July 29, 2006 and their Consolidated results of operations for the periods covered thereby, assuming that the events specified in the preceding sentence had actually occurred on July 29, 2006 with respect to the Pro Forma Balance Sheet or January 30, 2005 with respect to the Pro Forma Statements of Operations.

(b)                            Since the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(c)                             The forecasts of Consolidated balance sheets, income statements and cash flow statements of the Lead Borrower and its Subsidiaries for each Fiscal Year ending after the Closing Date until the fifth anniversary of the Closing Date, copies of which have been furnished to the Agents prior to the Closing Date in a form reasonably satisfactory to the Agents, have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such forecasts, it being understood that actual results may vary from such forecasts and that such variations may be material.

(d)                            As of the Closing Date, neither the Lead Borrower nor any Subsidiary has any Indebtedness or other obligations or liabilities, direct or contingent (other than (i) the liabilities reflected on Schedule 6.03, (ii) obligations arising under this Agreement, (iii) the Term Loan Facility, the Senior Notes, the Senior Subordinated Notes, and the Subordinated Discount Notes, and (iv) liabilities incurred in the ordinary course of business) that, either individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.

SECTION 3.06                                            Litigation.

Except as disclosed in the Lead Borrower’s annual report (filed on Form 10-K) for the Fiscal Year ending January 28, 2006 and on the quarterly reports (filed on Form 10-Q) for the Fiscal Quarters ending April 29, 2006 and July 29, 2006, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of any Loan Party, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Parent or any of its Subsidiaries or against any of their properties or revenues that (a) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) involve any of the Loan Documents, which could reasonably be expected to have a Material Adverse Effect.

SECTION 3.07                                            No Default.

Neither the Parent nor any Subsidiary is in default under or with respect to, or a party to, any contractual obligation or Material Indebtedness that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.08                                            Ownership of Property; Liens.

(a)                                  Each Loan Party and each of its Restricted Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except (i) for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes, (ii) Liens permitted by SECTION 6.01 and except (iii) where the failure to have such title could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)                                 Schedule 3.08(b)(i) sets forth the address (including county) of all Real Estate that is owned by the Loan Parties as of the Closing Date. Schedule 3.08(b)(ii) sets forth the address (including county) of all Real Estate that is leased by the Loan Parties as of the Closing Date, together with a list of the lessor with respect to each such Lease. Except as would not reasonably be expected to result in a Material Adverse Effect, to the knowledge of the Responsible Officers of the Loan Parties each of such Leases is in full force and effect and the Loan Parties are not in default of the terms thereof.

SECTION 3.09                                            Environmental Compliance.

(a)                                  There are no claims, actions, suits, or proceedings alleging potential liability or responsibility for violation of, or otherwise relating to, any Environmental Law that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)                            Except as specifically disclosed in Schedule 3.09(b) or except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) none of the properties currently or formerly owned, leased or operated by any Loan Party or any of its Restricted Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state, provincial or local list or is adjacent to any such property; (ii) to the knowledge of the Loan Parties, there are no, and never have been, any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed of on any property currently owned, leased or operated by any Loan Party or any of its Restricted Subsidiaries or, to its knowledge, on any property formerly owned or operated by any Loan Party or any of its Restricted Subsidiaries; (iii) to the knowledge of the Loan Parties, there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Restricted Subsidiaries; and (iv) Hazardous Materials have not been released, discharged or disposed of by any Person on any property currently or formerly owned, leased or operated by any Loan Party or any of its Restricted Subsidiaries and Hazardous Materials have not otherwise been released, discharged or disposed of by any of the Loan Parties and their Restricted Subsidiaries at any other location.

(c)                             The properties owned, leased or operated by the Loan Parties and their Restricted Subsidiaries do not contain any Hazardous Materials in amounts or concentrations which (i) constitute, or constituted a violation of, (ii) require remedial action under, or (iii) could give rise to liability under, Environmental Laws, which violations, remedial actions and liabilities, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(d)                            Except as specifically disclosed in Schedule 3.09(d), neither any Loan Party nor any of their Restricted Subsidiaries is undertaking, or has completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law except for such investigation or assessment or remedial or response action that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(e)                             All Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result, individually or in the aggregate, in a Material Adverse Effect.

(f)                               Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, none of the Loan Parties and their Subsidiaries has contractually assumed any liability or obligation under or relating to any Environmental Law.

(g)                                 The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not require any notification, registration, filing, reporting, disclosure, investigation, remediation or cleanup pursuant to any applicable Environmental Law, except for any requirement the noncompliance with which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(h)                                 As of the Closing Date, the Lead Borrower has made available to the Agents and the Lenders all material documents, studies, and reports in the possession, custody or control of the Loan Parties concerning compliance with or liability under Environmental Law, including those concerning the actual or suspected existence of Hazardous Material at Real

Estate or facilities currently or formerly owned, operated, leased or used by the Loan Parties which could reasonably be expected to have a Material Adverse Effect.

SECTION 3.10                                            Taxes.

Except as set forth in Schedule 3.10 and except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Parent and its Restricted Subsidiaries have filed all federal, state, provincial and other tax returns and reports required to be filed, and have paid all federal, state, provincial and other Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those (a) which are not overdue by more than thirty (30) days or (b) which are being contested in good faith by appropriate actions diligently conducted and for which adequate reserves have been provided in accordance with GAAP.

SECTION 3.11                                            ERISA; Plan Compliance.

(a)                                  Except as set forth in Schedule 3.11 or as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance in with the applicable provisions of ERISA, the Code, the PBA and other federal, state or provincial Applicable Laws.

(b)                                 (i) No ERISA Event has occurred during the five year period prior to the date on which this representation is made or deemed made with respect to any Plan; (ii) no Plan has an “accumulated funding deficiency” (as defined in Section 412 of the Code), whether or not waived; (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this SECTION 3.11(b), as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(c)                                  The Loan Parties are in compliance with the requirements of the PBA and other federal, provincial or state laws with respect to each Plan, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect. No fact or situation that may reasonably be expected to result in a Material Adverse Effect exists in connection with any Plan. No Loan Party has any material withdrawal liability in connection with a Plan. No Pension Event has occurred which could reasonably be expected to result in a Material Adverse Effect. No lien has arisen, choate or inchoate, in respect of a Loan Party or its Subsidiaries or their property in connection with any Plan (except for contribution amounts not yet due).

SECTION 3.12                                            Subsidiaries; Equity Interests.

As of the Closing Date, neither the Lead Borrower nor any Loan Party has any Subsidiaries other than those specifically disclosed in Schedule 3.12, and all of the outstanding

Capital Stock in their respective Subsidiaries has been validly issued, is fully paid and nonassessable and all Capital Stock owned by the Lead Borrower or a Loan Party is owned free and clear of all Liens except (i) those created under the Security Documents, (ii) those to secure the Term Loan Facility, and (iii) any nonconsensual Lien that is permitted under SECTION 6.01. As of the Closing Date, Schedule 3.12 (a) sets forth the name and jurisdiction of each Subsidiary, and (b) sets forth the ownership interest of the Lead Borrower and any other Subsidiary in each Subsidiary, including the percentage of such ownership.

SECTION 3.13                                            Margin Regulations; Investment Company Act.

(a)                                  No Borrower is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock and no proceeds of any Revolving Credit Loan (including Swingline Loans) or drawings under any Letter of Credit will be used for the purpose of purchasing or carrying Margin Stock (other than pursuant to, or in connection with, the MIK Recapitalization), or any other purpose that violates Regulation U. The value of the Margin Stock at any time owned by the Loan Parties and their Subsidiaries at any time a Credit Extension constitutes a “purpose credit” (within the meaning of Regulation U) does not exceed 25% of the value of the assets of the Loan Parties and their Subsidiaries taken as a whole.

(b)                            None of the Lead Borrower, any Person Controlling the Lead Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

SECTION 3.14                                            Disclosure.

No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to any Credit Party in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information and pro forma financial information, the Lead Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material.

SECTION 3.15                                            Intellectual Property; Licenses, Etc.

Schedule 3.15 sets forth, as of the Closing Date, with respect to each Loan Party a list of all of the registered Intellectual Property owned by such Loan Party and all applications for the registrations or issuance thereof. Each such registration and application that is necessary to the business of such Loan Party is subsisting. Each of the Loan Parties and their Subsidiaries own, license or possess the right to use, all of the trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, licenses, technology, software, know-how database rights, design rights and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses as currently conducted, and, without conflict with the rights of any Person, except to the extent such conflicts, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No IP Rights, advertising, product, process, method, substance, part or other material used by any Loan Party or any Subsidiary in the operation of their respective businesses as currently conducted infringes upon any rights held by any Person except for such infringements, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the IP Rights, is pending or, to the knowledge of any Borrower, threatened against any Loan Party or Subsidiary, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 3.16                                            Solvency.

On the Closing Date after giving effect to the Transaction, the Loan Parties, on a Consolidated basis, are Solvent.

SECTION 3.17                                            Subordination of Junior Financing.

The Obligations are “Senior Debt,” “Senior Indebtedness,” “Guarantor Senior Debt” “Designated Senior Indebtedness” or “Senior Secured Financing” (or any comparable term) under, and as defined in, any Senior Subordinated Note Documents, any Subordinated Discount Note Documents and any other Junior Financing.

SECTION 3.18                                            Labor Matters.

Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect or as disclosed in the Lead Borrower’s annual report (filed on Form 10-K) for the Fiscal Year ending January 28, 2006 and on the quarterly reports (filed on Form 10-Q) for the Fiscal Quarters ending April 29, 2006 and July 29, 2006:  (a) there are no strikes or other labor disputes against any of the Parent or its Subsidiaries pending or, to the knowledge of the Lead Borrower, threatened; (b) hours worked by and payment made to employees of each of the Parent or its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other Applicable Laws dealing with such matters; and (c) all payments due from any of the Parent or its Restricted Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant party. Except as disclosed in the Lead Borrower’s annual report (filed on Form 10-K) for the Fiscal Year ending January 28, 2006 and on the quarterly reports (filed on Form 10-Q) for the Fiscal Quarters ending April 29, 2006 and July 29, 2006, as of the Closing Date no Loan Party is a party to or bound by any collective bargaining agreement or any similar agreement. As of the Closing Date, there are no representation proceedings pending or, to the actual knowledge of any Responsible Officer of any Loan Party, threatened to be filed with the National Labor Relations Board or other applicable Governmental Authority, and no labor organization or group of employees of any Loan Party has made a pending demand in writing for recognition. As of the Closing Date, the consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party is bound to the extent that such would be reasonably expected to result in a Material Adverse Effect.

SECTION 3.19       Compliance with Laws and Agreements.

Each Loan Party is in compliance with all Applicable Law, except where the failure to comply, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. Without limiting the generality of the foregoing, each Loan Party has obtained all permits, licenses and other authorizations which are required with respect to the ownership and operations of its business, except where the failure to obtain such permits, licenses or other authorizations, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Each Loan Party is in compliance with all terms and conditions of all such permits, licenses, orders and authorizations, except where the failure to comply with such terms or conditions, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.20       Security Documents.

The Security Documents create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest and hypothec in the Collateral described therein as security for the Obligations to the extent that a legal, valid, binding and enforceable security interest in such Collateral may be created under any Applicable Law of the United States of America and any states thereof, including, without limitation, the applicable Uniform Commercial Code, and under any Applicable Law of Canada and any provinces thereof, including, without limitation, the PPSA and the Civil Code, and the Security Documents constitute, or will upon the filing of financing statements and the obtaining of “control”, in each case, as applicable, with respect to the relevant Collateral as required under the applicable Uniform Commercial Code, PPSA or Civil Code, the creation of a fully perfected first priority Lien on, and security interest and hypothec in, all right, title and interest of the Borrowers and each Facility Guarantor thereunder in such Collateral, in each case prior and superior in right to any other Person (other than Permitted Encumbrances having priority under Applicable Law and with respect to the Term Priority Collateral), except as permitted hereunder or under any other Loan Document, in each case to the extent that a security interest may be perfected by the filing of a financing statement or hypothec under the applicable Uniform Commercial Code, PPSA or Civil Code, or by obtaining “control”.

ARTICLE IV

Conditions

SECTION 4.01       Conditions of Initial Credit Extension.

The obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)           The Agents and the Arrangers (or their counsel) shall have received from each party either (i) a counterpart of this Agreement and all other Loan Documents signed on behalf of such party or (ii) written evidence satisfactory to the Agents and the Arrangers (which may include telecopy transmission or electronic pdf copy of a signed signature page of this

Agreement) that such party has signed a counterpart of this Agreement and all other Loan Documents.

(b)           The Agents and the Arrangers shall have received a written opinion (addressed to each Agent, the Arrangers and the Lenders and dated the Closing Date) of Ropes & Gray LLP, counsel for the Loan Parties, Davies Ward Phillips & Vineberg, LLP, Canadian counsel for the Loan Parties, and each law firm set forth on Schedule 4.01(b), in each case covering such matters relating to the Loan Parties, the Loan Documents or the transactions contemplated thereby as the Agents and the Arrangers shall reasonably request. The Loan Parties hereby request such counsel to deliver such opinions.

(c)           The Agents and the Arrangers shall have received Organization Documents and such other documents and certificates as the Agents or their counsel may reasonably request relating to the organization and existence of each Loan Party, the authorization of the transactions contemplated by the Loan Documents, incumbency certificates evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date and any other legal matters relating to the Loan Parties, the Loan Documents or the transactions contemplated thereby, all in form and substance reasonably satisfactory to the Agents, the Arrangers and their counsel.

(d)           The Administrative Agent shall have received a notice with respect to such Borrowing or issuance, as the case may be, as required by Article II and a Borrowing Base Certificate dated the Closing Date, relating to the month ended on September 30, 2006, and executed by a Financial Officer of the Lead Borrower.

(e)           The Agents and the Arrangers shall have received a certificate, reasonably satisfactory in form and substance to the Agents and the Arrangers, certifying that, as of the Closing Date, no Default or Event of Default exists and the Loan Parties, taken as a whole, are Solvent and that immediately after the consummation of the MIK Recapitalization, no Default or Event of Default will exist and the Loan Parties, taken as a whole will be Solvent.

(f)            The Agents shall have received a certificate from a Responsible Officer of the Lead Borrower to the effect that the representations and warranties set forth in SECTION 3.01 (but excluding clauses (d) and (e)), SECTION 3.02, SECTION 3.04, SECTION 3.13 and SECTION 3.17 hereof are true and correct in all material respects.

(g)           No Material Adverse Effect (as defined in the Recapitalization Agreement) shall have occurred since the date of the most recent financial information delivered to the Agents and the Arrangers and the Agents shall have received a certificate from a Responsible Officer of the Lead Borrower to that effect.

(h)           There shall not be any other Material Indebtedness of the Loan Parties outstanding immediately after the Closing Date other than under (i) the Senior Notes, (ii) the Senior Subordinated Notes, (iii) the Subordinated Discount Notes, (iv) the Term Loan Facility,

(v) this Agreement, and (vi) Permitted Indebtedness reasonably acceptable to the Administrative Agent.

(i)            There shall not be any Capital Stock of the Lead Borrower (or securities convertible into or exchangeable for Capital Stock or rights or options to acquire Capital Stock) outstanding immediately after the Closing Date other than Capital Stock held by the Sponsors, Highfields Capital, members of management and other co-investors reasonably acceptable to the Administrative Agent.

(j)            The Collateral Agent shall have received results of searches or other evidence reasonably satisfactory to the Collateral Agent (in each case dated as of a date reasonably satisfactory to the Collateral Agent) indicating the absence of Liens on the assets of the Loan Parties, except for Permitted Encumbrances and Liens for which termination statements and releases or subordination agreements are being tendered on the Closing Date.

(k)           The Agents and the Arrangers shall have received evidence of the Loan Parties’ insurance together with endorsements thereto, all as and to the extent required by the Loan Documents.

(l)            Prior to or simultaneously with the initial Credit Extensions, the Lead Borrower shall have terminated the Existing Credit Agreement and the Administrative Agent shall have received a payoff letter in form reasonably satisfactory to the Administrative Agent, including, without limitation, the agreement of the agents under the Existing Credit Agreement to terminate, or cause to be terminated, the Liens, if any, which secure the Existing Credit Agreement.

(m)          The Agents shall be reasonably satisfied that all fees due on the Closing Date and all Credit Party Expenses incurred in connection with the establishment of the credit facility contemplated hereby (including the reasonable fees and expenses of counsel to the Agents), shall be paid in full from the proceeds of the initial borrowing hereunder.

(n)           The Lead Borrower shall have received the Equity Contribution in cash to pay a portion of the purchase price under the Transaction Documents. The existing equity and/or stock options in the Lead Borrower shall have been rolled over. The Borrowers and/or their Affiliates shall have received the proceeds from (a) the Senior Notes, the Senior Subordinated Notes, and the Subordinated Discount Notes, and (b) the Term Loan Facility.

(o)           The MIK Recapitalization shall be consummated contemporaneously with the effectiveness of this Agreement on terms consistent with the Transaction Documents in effect as of October 31, 2006 (with any material changes thereto approved by the Agents and the Arrangers (whose approval shall not be unreasonably withheld) but only to the extent such changes are materially adverse to the Lenders (as reasonably determined by the Agents and the Arrangers) and with all conditions precedent having been satisfied or waived with the consent of the Agents and the Arrangers, but only to the extent that the failure to so satisfy such conditions would be materially adverse to the Lenders (as reasonably determined by the Agents and the Arrangers)). The Agents and the Arrangers shall have received (x) copies of each of the Transaction Documents, including all amendments and schedules thereto, each certified as true and correct by an officer of the Lead Borrower, and (y) evidence that all consents, filings and approvals required by Applicable Law in connection therewith shall have been obtained and made, including, without limitation, the filing of the Certificate of Merger in the office of the Secretary of State of Delaware.

(p)           The Collateral Agent shall have received the Security Documents (together with title insurance in form, scope and amount reasonably satisfactory in all respects to the Collateral Agent) and certificates evidencing any stock being pledged thereunder, together with undated stock powers executed in blank, each duly executed by the applicable Loan Parties.

(q)           The Collateral Agent shall have received (i) all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create or perfect in the United States the first priority Liens intended to be created under the Loan Documents and all such documents and instruments shall have been so filed, registered or recorded to the reasonable satisfaction of the Collateral Agent and (ii) the Credit Card Notifications, and Blocked Account Agreements required pursuant to SECTION 2.18 hereof and (iii) with respect to any Loan Party located in or organized under the laws of Canada, all filings and recordations required by Applicable Law of Canada (including, without limitation, under the PPSA and the Civil Code) or reasonably requested by the Collateral Agent to be filed, registered or recorded to create or perfect in Canada the Collateral Agent’s Lien in any Collateral located in Canada.

(r)            There shall have been delivered to the Agents and the Arrangers all documentation and other information requested by them that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Act (as defined in SECTION 9.19 below).

(s)           To the extent not otherwise set forth in this SECTION 4.01, there shall have been delivered to the Agents and the Arrangers each of the instruments, agreements, opinions, certificates and other documents identified on the closing agenda attached hereto as Exhibit J.

SECTION 4.02       Conditions Precedent to Each Revolving Credit Loan and Each Letter of Credit.

The obligation of the Lenders to make each Revolving Credit Loan and of the Issuing Banks to issue each Letter of Credit is also subject to the satisfaction by the Loan Parties or the waiver of each of the following conditions precedent:

(a)           The Administrative Agent shall have received a notice with respect to such Borrowing or issuance, as the case may be, as required by Article II, and in the case of the issuance of a Letter of Credit, the applicable Issuing Bank shall have received notice with respect thereto in accordance with SECTION 2.13.

(b)           With respect to any Borrowing other than the initial Revolving Credit Loan and Letters of Credit to be issued on the Closing Date in order to consummate the MIK Recapitalization, all representations and warranties contained in this Agreement and the other

Loan Documents or otherwise made in writing in connection herewith or therewith shall be true and correct in all material respects on and as of the date of each Borrowing or the issuance of each Letter of Credit hereunder with the same effect as if made on and as of such date, other than representations and warranties that relate solely to an earlier date, which shall be true and correct in all material respects as of such earlier date, provided that any representation and warranty which is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects on such respective dates.

(c)           On the date of each Borrowing hereunder and the issuance of each Letter of Credit and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing.

(d)           If Availability shall be less than $75,000,000, the Loan Parties shall have demonstrated, to the reasonable satisfaction of the Administrative Agent, that the Consolidated Fixed Charge Coverage Ratio on a Pro Forma Basis was at least 1.1 to 1.00 at the end of the month immediately preceding the request for a Credit Extension (tested on a trailing twelve month basis), provided that this condition shall not apply to the initial Revolving Credit Loan and Letters of Credit to be issued on the Closing Date in order to consummate the MIK Recapitalization. For purposes of determining satisfaction with the foregoing Consolidated Fixed Charge Coverage Ratio under this SECTION 4.02(d), any Specified Equity Contribution will, at the request of the Lead Borrower, be included in the calculation of Consolidated EBITDA for any period of calculation which includes the month in which such Specified Equity Contribution was received by the Loan Parties, provided that (a) in each four Fiscal Quarter period, there shall be a period of at least two Fiscal Quarters in respect of which no Specified Equity Contribution is made, (b) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Loan Parties to be in pro forma compliance with the Consolidated Fixed Charge Coverage Ratio specified above and (c) all Specified Equity Contributions shall be disregarded for purposes of determining any baskets with respect to the covenants contained herein. For clarification, any equity contributions described in clause (a)(ii) of the definition of Consolidated Fixed Charge Coverage Ratio other than on account of Specified Equity Contributions shall not be included in the calculation of Consolidated EBITDA under this SECTION 4.02(d).

The request by the Lead Borrower for, and the acceptance by any Borrower of, each extension of credit hereunder shall be deemed to be a representation and warranty by the Loan Parties that the conditions specified in this SECTION 4.02 have been satisfied at that time and that after giving effect to such extension of credit the Borrowers shall continue to be in compliance with the Tranche A-1 Borrowing Base (or, if the Tranche A-1 Commitments have been terminated, the then Tranche A Borrowing Base). The conditions set forth in this SECTION 4.02 are for the sole benefit of the Administrative Agent and each other Credit Party and may be waived by the Administrative Agent, in whole or in part, without prejudice to the rights of the Administrative Agent or any other Credit Party.

ARTICLE V

Affirmative Covenants

Until (i) the Commitments have expired or been terminated, (ii) the principal of and interest on each Revolving Credit Loan (including Swingline Loans) and all fees and other Obligations (other than contingent indemnity obligations with respect to then unasserted claims and the Other Liabilities) shall have been paid in full, (iii) all Letters of Credit shall have expired or terminated (or been cash collateralized or backstopped in a manner reasonably satisfactory to the applicable Issuing Bank) and (iv) all Letter of Credit Outstandings have been reduced to zero (or cash collateralized or backstopped in a manner reasonably satisfactory to the applicable Issuing Bank), each Loan Party covenants and agrees with the Credit Parties that:

SECTION 5.01       Financial Statements.

The Lead Borrower will deliver to the Administrative Agent for prompt further distribution to each Lender:

(a)           as soon as available, but in any event within ninety (90) days after the end of each Fiscal Year of the Lead Borrower beginning with the 2006 Fiscal Year, a Consolidated balance sheet of the Lead Borrower and its Subsidiaries as at the end of such Fiscal Year, and the related Consolidated statements of income or operations, stockholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Ernst & Young, LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b)           as soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) Fiscal Quarters of each fiscal year of the Lead Borrower, a Consolidated balance sheet of the Lead Borrower and its Subsidiaries as at the end of such Fiscal Quarter, and the related (i) Consolidated statements of income or operations for such Fiscal Quarter and for the portion of the Fiscal Year then ended and (ii) Consolidated statements of cash flows for the portion of the Fiscal Year then ended, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all in reasonable detail and certified by a Responsible Officer of the Lead Borrower as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Lead Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c)           as soon as available, but in any event within thirty-five (35) days after the end of each of the first two Fiscal Months of each Fiscal Quarter of the Lead Borrower, a Consolidated balance sheet of the Lead Borrower and its Subsidiaries as at the end of such Fiscal Month, and the related (i) Consolidated statements of income or operations for such Fiscal

Month and for the portion of the Fiscal Year then ended and (ii) Consolidated statements of cash flows for the portion of the Fiscal Year then ended, setting forth in each case in comparative form the figures for the corresponding Fiscal Month of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all in reasonable detail and certified by a Responsible Officer of the Lead Borrower as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Lead Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(d)           as soon as available, and in any event no later than ninety (90) days after the end of each Fiscal Year of the Lead Borrower, a detailed consolidated budget by month for the following Fiscal Year (including a projected Consolidated balance sheet of the Lead Borrower and its Subsidiaries as of the end of each month of the following Fiscal Year, the related Consolidated statements of projected cash flow and projected income and a summary of the material underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such Fiscal Year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on estimates, information and assumptions believed to be reasonable and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

(e)           On the 10th Business Day of each month (or more frequently as the Lead Borrower may elect), a certificate in the form of Exhibit I (a “Borrowing Base Certificate”) showing the Tranche A Borrowing Base and the Tranche A-1 Borrowing Base as of the close of business on the immediately preceding calendar month (or in the case of a voluntary delivery of a Borrowing Base Certificate at the election of the Borrowers, a subsequent date), each Borrowing Base Certificate to be certified as complete and correct in all material respects on behalf of the Lead Borrower by a Responsible Officer of the Lead Borrower, provided that if Availability is at any time less than $125,000,000, such Borrowing Base Certificate shall be furnished on Wednesday of each week (or, if Wednesday is not a Business Day, on the next succeeding Business Day), as of the close of business on the immediately preceding Saturday;

(f)            simultaneously with the delivery of each set of Consolidated financial statements referred to in SECTION 5.01(a), SECTION 5.01(b) and SECTION 5.01(c) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such Consolidated financial statements; and

(g)           promptly upon receipt thereof, copies of all management letters from the Loan Parties’ independent certified public accountants submitted by such accountants to management in connection with their annual audit (i) commenting on any material weakness in the Loan Parties’ internal controls, and (ii) subject to the consent of such accountants (which consent the Loan Parties shall in good faith seek to obtain), commenting on any other matters relating to the Loan Parties’ internal controls.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this SECTION 5.01 may be satisfied with respect to financial information of the Lead Borrower and its Restricted Subsidiaries by furnishing (A) the Consolidated financial statements of Holdco (or any direct or indirect parent of Holdco), or (B) the Lead Borrower’s or Holdco’s (or

any direct or indirect parent of Holdco), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC, provided that to the extent that such information relates to Holdco (or any direct or indirect parent of Holdco), such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Holdco (or such direct or indirect parent) and its Restricted Subsidiaries, on the one hand, and the Lead Borrower and its Restricted Subsidiaries on the other hand, and (ii) to the extent such information is in lieu of information required to be provided under SECTION 5.01(a), such materials are accompanied by a report and opinion of Ernst & Young LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

SECTION 5.02       Certificates; Other Information.

The Lead Borrower will deliver to the Administrative Agent for prompt further distribution to each Lender:

(a)           [Reserved]

(b)           contemporaneously with the delivery of the financial statements referred to in SECTION 5.01(a), SECTION 5.01(b) and SECTION 5.01(c), a duly completed Compliance Certificate signed by a Responsible Officer of the Lead Borrower in the form of Exhibit H hereto (a “Compliance Certificate”) (i) certifying as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations with respect to the average daily Availability (based on the most recent monthly and/or weekly Borrowing Base Certificates furnished to the Administrative Agent) and the Consolidated Fixed Charge Coverage Ratio for such period, (iii) detailing all Store openings and Store closings during the immediately preceding fiscal period, and stating the aggregate number of the Loan Parties’ Stores as of the first day of the current fiscal period, (iv) setting forth in reasonable detail the status of rental payments for each of the Loan Parties’ (A) warehouses and distribution centers, and (B) other leased locations in the Landlord Lien States designated by the Administrative Agent in its commercially reasonable judgment (which, as of the Closing Date, are Washington, Pennsylvania and Virginia), and (v) stating whether any change in GAAP or in the application thereof has occurred since the date of the Lead Borrower’s most recent audited financial statements and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such Compliance Certificate;

(c)           promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which the Lead Borrower or Holdco files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d)           promptly after the furnishing thereof, copies of any material requests or material notices received by any Loan Party (other than in the ordinary course of business) or material statements or material reports furnished to any holder of debt securities of any Loan Party or of any of its Restricted Subsidiaries pursuant to the terms of the Senior Notes, the Senior Subordinated Notes, the Subordinated Discount Notes, or the Term Loan Facility and not otherwise required to be furnished to the Lenders pursuant to any other clause of this SECTION 5.02;

(e)           together with the delivery of each Compliance Certificate pursuant to SECTION 5.02(b), (i) a report setting forth the information required by Section 4.01(e) of the Security Agreement or confirming that there has been no change in such information since the Closing Date or the date of the last such report), and (ii) a list of each Subsidiary that identifies each Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate;

(f)            The financial and collateral reports described on Schedule 5.02(f) hereto, at the times set forth in such Schedule 5.02(f); and

(g)           After the occurrence and during the continuance of a Cash Dominion Event, a detailed summary of all Net Proceeds received from any Prepayment Event, in each case within five (5) Business Days after receipt of such Net Proceeds other than from sales of Inventory in the ordinary course of business;

(h)           promptly when available, (i) a copy of the acquisition agreement and other acquisition documents relating to any Permitted Acquisition and (ii) updated schedules to this Agreement and the Security Agreement after giving effect to such Permitted Acquisition, appropriate financial statements of the Person which is the subject of such Permitted Acquisition and financial statements prepared on a Pro Forma Basis (to the extent available) after giving effect to such Permitted Acquisition (including balance sheets, cash flows and income statements);

(i)            at least five (5) Business Days prior to the making of any Specified Payment, a detailed calculation of the Consolidated Fixed Charge Coverage Ratio and all components thereof, with such supporting documentation as the Administrative Agent may reasonably request; and

(j)            promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to SECTION 5.01(a), SECTION 5.01(b), SECTION 5.01(c) or SECTION 5.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Lead Borrower posts such documents, or provides a link thereto on the Lead Borrower’s website on the Internet at the website address listed on Schedule 5.02; or (ii) on which such documents are posted on the Lead

Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that:  (i) upon written request by the Administrative Agent, the Lead Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Lead Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Lead Borrower shall be required to provide paper copies of the Compliance Certificates required by SECTION 5.02(b) to the Administrative Agent. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

SECTION 5.03       Notices.

Promptly after obtaining knowledge thereof, the Lead Borrower shall notify the Administrative Agent in writing:

(a)           of the occurrence of any Default, specifying the nature and extent thereof and the action (if any) which is proposed to be taken with respect thereto; and

(b)           of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including arising out of or resulting from (i) breach or non-performance of, or any default or event of default under, a contractual obligation of any Loan Party or any Subsidiary, (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary and any Governmental Authority, (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary, including pursuant to any applicable Environmental Laws or in respect of IP Rights or the assertion or occurrence of any noncompliance by any Loan Party or any of its Subsidiaries with, or liability under, any Environmental Law or permit, (iv) any strikes, lockouts or slowdowns against any Loan Party, or (iv) the occurrence of any ERISA Event or any Pension Event.

(c)           Any change in any Loan Party’s chief executive officer or chief financial officer;

(d)           Any material change in any Loan Party’s financial reporting practices;

(e)           The filing of any Lien for unpaid Taxes against any Loan Party in excess of $25,000,000;

(f)            The discharge by any Loan Party of its present independent accountants or any withdrawal or resignation by such independent accountants;

(g)           Any casualty or other insured damage to any portion of the Collateral included in the Tranche A Borrowing Base or the Tranche A-1 Borrowing Base in excess of $25,000,000, or the commencement of any action or proceeding for the taking of any interest in a portion of the Collateral included in the Tranche A Borrowing Base or the Tranche A-1 Borrowing Base in excess of $25,000,000 or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding, and

(h)           The receipt of any notice of default by a Loan Party under, or notice of termination of, any Lease for any of the Loan Parties’ distribution centers or warehouses.

Each notice pursuant to this Section shall be accompanied by a written statement of a Responsible Officer of the Lead Borrower (x) that such notice is being delivered pursuant to this SECTION 5.03, and (y) setting forth details of the occurrence referred to therein and stating what action the Lead Borrower has taken and proposes to take with respect thereto.

SECTION 5.04       Payment of Taxes, Etc.

The Loan Parties shall pay, discharge or otherwise satisfy as the same shall become due and payable, all its obligations and liabilities in respect of Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, except, in each case, (a) where the validity or amount thereof is being contested in good faith by appropriate actions and such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, or (b) to the extent the failure to pay or discharge the same could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.05       Preservation of Existence, Etc.

The Loan Parties shall (a) preserve, renew and maintain in full force and effect their legal existence under the Applicable Laws of the jurisdiction of its organization except in a transaction permitted by SECTION 6.04 or SECTION 6.05, and (b) take all reasonable action to maintain all rights, privileges (including its good standing), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except (i) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect or (ii) pursuant to a transaction permitted by SECTION 6.04 or SECTION 6.05.

SECTION 5.06       Maintenance of Properties.

Unless the failure to do so could not reasonably be expected to have a Material Adverse Effect, each Loan Party shall (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted, and (b) make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice.

SECTION 5.07       Maintenance of Insurance.

(a)           The Loan Parties shall maintain with financially sound and reputable insurance companies, insurance with respect to their properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Parent and its Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons. The Loan Parties shall furnish to the Agents, upon written request, full information as to the insurance carried.

(b)           Fire and extended coverage policies maintained with respect to any Collateral shall be endorsed or otherwise amended to include (i) a non-contributing mortgage clause (regarding improvements to real property) and a lenders’ loss payable clause (regarding personal property), in form and substance reasonably satisfactory to the Agents, which endorsements or amendments shall provide that the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Administrative Agent, (ii) a provision to the effect that none of the Loan Parties, Credit Parties (in their capacity as such) or any other Affiliate of a Loan Party shall be a co-insurer (the foregoing not being deemed to limit the amount of self-insured retention or deductibles under such policies, which self-insured retention or deductibles shall be consistent with business practices in effect on the Closing Date or as otherwise determined by the Responsible Officers of the Loan Parties acting reasonably in their business judgment), and (iii) such other provisions as the Administrative Agent may reasonably require from time to time to protect the interests of the Credit Parties. Commercial general liability policies shall be endorsed to name the Administrative Agent as an additional insured. Each endorsement to such casualty or liability policy referred to in this SECTION 5.07(b) shall also provide that it shall not be canceled, modified in any manner that would cause this SECTION 5.07 to be violated, or not renewed (i) by reason of nonpayment of premium except upon not less than thirty (30) days’ prior written notice thereof by the insurer to the Administrative Agent (giving the Administrative Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason except upon not less than thirty (30) days’ prior written notice thereof by the insurer to the Administrative Agent. The Lead Borrower shall deliver to the Administrative Agent, prior to the cancellation, modification or non-renewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent, including an insurance binder) together with evidence satisfactory to the Administrative Agent of payment of the premium therefor.

(c)           The Agents acknowledge that the insurance policies described on Schedule 5.07 are satisfactory to them as of the Closing Date and are in compliance with the provisions of this SECTION 5.07.

SECTION 5.08       Compliance with Laws.

Each Loan Party shall comply in all material respects with the requirements of all Applicable Laws applicable to it or to its business or property, except where the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.09       Books and Records.

Each Loan Party shall maintain proper books of record and account, in which entries that are full, true and correct in all material respects shall be made of all material financial transactions and matters involving the assets and business of the Lead Borrower or its Restricted

Subsidiaries, as the case may be and shall cause financial statements to be prepared in conformity with GAAP consistently applied.

SECTION 5.10       Inspection Rights.

(a)           Each Loan Party will permit any representatives designated by any Agent, upon reasonable prior notice, to visit and inspect its properties, to discuss its affairs, finances and condition with its officers and to examine and make extracts from its books and records, all at such reasonable times during normal business hours and as may be reasonably requested upon reasonable advance notice to the Lead Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise the rights of the Administrative Agent and the Lenders under this SECTION 5.10(a) and the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year, absent the existence of an Event of Default and only one (1) such time shall be at the Lead Borrower’s expense; provided further that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Lead Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Lead Borrower the opportunity to participate in any discussions with the Lead Borrower’s independent public accountants. Nothing contained in this SECTION 5.10(a) shall be deemed to limit or modify the rights of the Agents under SECTION 5.10(b) hereof.

(b)           Each Loan Party will from time to time upon the request of any Agent, permit any Agent or professionals (including consultants, accountants, lawyers and appraisers) retained by the Agents, on reasonable prior notice and during normal business hours, to conduct appraisals and commercial finance examinations, including, without limitation, of (i) the Borrowers’ practices in the computation of the Tranche A-1 Borrowing Base (or, if the Tranche A-1 Commitments have been terminated, the then Tranche A Borrowing Base), and (ii) the assets included in the Tranche A-1 Borrowing Base (or, if the Tranche A-1 Commitments have been terminated, the then Tranche A Borrowing Base) and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves. The Loan Parties shall pay the reasonable out-of-pocket fees and expenses of the Agents or such professionals with respect to such evaluations and appraisals, provided that (x) the Agents may conduct no more than one (1) commercial finance examination in any calendar year (provided that the Agents, in their reasonable discretion, if any Event of Default exists, may cause such additional commercial finance examinations to be taken as the Agents reasonably determine (each, at the expense of the Loan Parties) and further provided that, at any time that Availability is or has been less than the lesser of $150,000,000 or fifty percent (50%) of the then Tranche A-1 Borrowing Base (or if the Tranche A-1 Commitments have been terminated, the Tranche A Borrowing Base), the Administrative Agent may conduct up to three (3) commercial finance examinations in such calendar year at the Loan Parties’ expense), and (y) the Agents may undertake no more than one (1) appraisal of the Loan Parties’ Inventory in any calendar year (provided that the Agents, in their reasonable discretion, if any Event of Default exists, may cause such additional appraisals to be taken as the Agents reasonably determine (each, at the expense of the Loan Parties) and further provided that, at any time that Availability is or has been less than the lesser of $150,000,000 or fifty percent (50%) of the then Tranche A-1 Borrowing Base (or if the Tranche

A-1 Commitments have been terminated, the Tranche A Borrowing Base), the Agents may conduct up to three (3) appraisals for each category of Inventory of the Loan Parties in such calendar year at the Loan Parties’ expense) (provided further that, the Agents may undertake at their sole expense whether or not an Event of Default exists, one (1) additional appraisal for Inventory).

(c)           The Loan Parties shall at all times retain independent certified public accountants of national standing and shall instruct such accountants to cooperate with, and be available to, the Agents or their representatives to discuss the annual audited statements, the Loan Parties’ financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such accountants for such audited statements, as may be raised by the Agents; subject, however, if requested by such accountants, to the execution of an access agreement by the Agents and such accountants in form reasonably satisfactory to each of them; provided that a representative of the Lead Borrower shall be given the opportunity to be present all such discussions.

SECTION 5.11       Covenant to Become a Loan Party and Give Security.

At the Lead Borrower’s expense, the Loan Parties shall take all action necessary or reasonably requested by the Agents to ensure that all Persons who are obligated to become a Loan Party, including, without limitation, Holdco and any Persons acquired in a Permitted Acquisition, and to grant Liens in favor of the Collateral Agent in the Collateral shall have done so, including:

(a)           upon the formation or acquisition of Holdco or any new direct or indirect wholly owned Subsidiary (in each case, other than an Excluded Subsidiary) by any Loan Party or the designation in accordance with SECTION 5.14 of any existing direct or indirect wholly owned Subsidiary as a Restricted Subsidiary:

(i)    within thirty (30) days after such formation, acquisition or designation or such longer period as the Agents may agree in their discretion:

(a)           cause Holdco and each such Restricted Subsidiary that is required to become a Loan Party to execute and deliver to the Administrative Agent a Joinder Agreement;

(b)           cause Holdco and each such Restricted Subsidiary that is required to become a Loan Party to furnish to the Agents a description of the real and immovable properties owned or leased by Holdco or such Restricted Subsidiary, as applicable, in detail reasonably satisfactory to the Agents;

(c)           cause (x) Holdco and each such Restricted Subsidiary that is required to become a Loan Party to duly execute and deliver to the Agents Mortgages, Security Agreements, and other Security Documents, as reasonably requested by and in form and substance reasonably satisfactory to the Agents (consistent with the Security Documents in effect on the Closing Date), in each case granting Liens to the Collateral Agent to secure the Obligations and (y) each direct or indirect parent of each such Restricted Subsidiary that is required to be a

Loan Party to duly execute and deliver to the Agents such Security Documents as reasonably requested by and in form and substance reasonably satisfactory to the Agents (consistent with the Security Documents in effect on the Closing Date), in each case granting Liens to the Collateral Agent to secure the Obligations;

(d)           (x) cause Holdco and each such Restricted Subsidiary that is required to become a Loan Party to deliver any and all certificates representing Capital Stock (to the extent certificated) that are required to be pledged pursuant to the Security Documents, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and instruments evidencing the intercompany Indebtedness held by such Restricted Subsidiary and required to be pledged pursuant to the Security Documents, indorsed in blank to the Collateral Agent and (y) cause each direct or indirect parent of such Restricted Subsidiary that is required to be a Loan Party to deliver any and all certificates representing the outstanding Capital Stock (to the extent certificated) of such Restricted Subsidiary that are required to be pledged pursuant to the Security Documents, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and instruments evidencing the intercompany Indebtedness issued by such Restricted Subsidiary and required to be pledged in accordance with the Security Documents, indorsed in blank to the Collateral Agent;

(e)           take and cause Holdco and each such Restricted Subsidiary and each direct or indirect parent of such Restricted Subsidiary to take whatever action (including the recording of Mortgages, the filing of UCC, PPSA or Civil Code financing statements and delivery of stock and membership interest certificates) as may be necessary in the reasonable opinion of the Agents to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid Liens to the extent required under the Loan Documents, enforceable against all third parties in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and by general principles of equity,

(ii)           within thirty (30) days after the request therefor by the Agents, deliver to the Agents a signed copy of an opinion, addressed to the Agents and the other Credit Parties, of counsel for the Loan Parties reasonably acceptable to the Agents as to such matters set forth in this SECTION 5.11(a) as the Agents may reasonably request, and

(iii)          as promptly as practicable after the request therefor by the Agents, deliver to the Agents with respect to each parcel of real property (A) that is owned by Holdco or such Restricted Subsidiary and has a fair market value in excess of $5,000,000, any existing title reports, surveys or environmental assessment reports.

(b)           After the Closing Date, concurrently with (x) the acquisition of any material personal property by any Loan Party or of any personal property in connection with a Permitted Acquisition, or (y) the acquisition of any owned Real Estate by any Loan Party with a fair market value in excess of $5,000,000, and if such personal property or owned real property shall not already be subject to a perfected Lien in favor of the Collateral Agent, the Lead Borrower shall give notice thereof to the Agents and promptly thereafter shall cause such assets to be subjected to a Lien to the extent required by the Loan Documents and will take, or cause the relevant Loan Party to take, such actions as shall be necessary or reasonably requested by the Agents to grant and perfect or record such Lien, including, as applicable, the actions referred to in SECTION 5.11(a)(iii) with respect to real property.

(c)           Notwithstanding the foregoing, no Loan Party shall be required to perfect the security interests granted to the Collateral Agent under any Security Documents if and to the extent that the Collateral Agent shall have reasonably determined that the cost of obtaining a first priority security interest in any Collateral subject to such security interest exceeds the practical benefits to the Secured Parties afforded thereby.

SECTION 5.12       Compliance with Environmental Laws.

Except, in each case, to the extent that the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Loan Parties shall comply, and take all reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and permits; obtain and renew all permits necessary for its operations and properties; and, in each case to the extent required by Environmental Laws, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws.

SECTION 5.13       Further Assurances and Post-Closing Conditions.

(a)           Each Loan Party will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any Applicable Law, or which any Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties. Without limiting the foregoing, the Loan Parties shall use commercially reasonable efforts to obtain a Collateral Access Agreement from any Person from whom a Loan Party enters into a Lease after the Closing Date for a warehouse or distribution center prior to entering into such Lease.

(b)           Upon the request of the Collateral Agent (which the Collateral Agent shall not request unless either negotiable documents of title are issued for the Inventory in transit or an Event of Default exists), each Loan Party shall use commercially reasonable efforts to cause each of its customs brokers to deliver an agreement (including, without limitation, a Customs Broker Agreement) to the Collateral Agent covering such matters and in such form as the Collateral Agent may reasonably require. In the event Inventory is in the possession or control of a customs broker that has not delivered an agreement as required by the preceding sentence, such Inventory shall not be considered Eligible In-Transit Inventory hereunder.

SECTION 5.14       Designation of Subsidiaries.

The board of directors of the Lead Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default shall have occurred and be continuing, (ii) after giving effect to such designation, the Payment Conditions shall have been satisfied, (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if such Subsidiary is a Borrower or if such Subsidiary owns any property of the type (e.g. Inventory and Accounts) included in the Tranche A Borrowing Base or the Tranche A-1 Borrowing Base, (iv) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of the Senior Notes, the Senior Subordinated Notes, the Subordinated Discount Notes or the Term Loan Facility, as applicable, and (v) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it was previously designated an Unrestricted Subsidiary. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Lead Borrower therein at the date of designation in an amount equal to the net book value of the Lead Borrower’s or Restricted Subsidiary’s (as applicable) investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

SECTION 5.15       Information Regarding Collateral.

The Lead Borrower will furnish to the Agents prompt written notice of any change in: (a) any Loan Party’s name; (b) the location of any Loan Party’s chief executive office or its principal place of business; (c) any Loan Party’s organizational structure or jurisdiction of incorporation or formation; or (d) any Loan Party’s Federal Taxpayer Identification Number or organizational identification number assigned to it by its state or province of organization. The Loan Parties agree not to effect or permit any change referred to in the preceding sentence unless all filings, publications and registrations, have been made (or will be made in a timely fashion) under the UCC, PPSA, Civil Code or other Applicable Law that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected first priority security interest to the extent required under the Security Documents (subject only to Permitted Encumbrances having priority under Applicable Law) in all the Collateral for its own benefit and the benefit of the other Secured Parties.

SECTION 5.16       Physical Inventories.

The Loan Parties, at their own expense, shall cause not less than one (1) physical count of Inventory to be undertaken in each twelve (12) month period (or alternatively, periodic cycle counts) in conjunction with the preparation of its annual audited financial statements, conducted following such methodology as is consistent with the methodology used in the immediately preceding Inventory (or cycle count) or as otherwise may be reasonably satisfactory to the Agents. Following the completion of such Inventory count, and in any event by the next date required for the delivery of a Borrowing Base Certificate hereunder, the Borrowers shall deliver the results of such physical inventory to the Administrative Agent and shall post such results to the Loan Parties’ stock ledgers and general ledgers, as applicable.

SECTION 5.17       Use of Proceeds of Credit Extensions.

The proceeds of Revolving Credit Loans made hereunder and of Letters of Credit issued hereunder will be used only (a) to directly or indirectly finance a portion of the aggregate amounts required to consummate the MIK Recapitalization and to pay Transaction Expenses associated therewith, (b) to finance the acquisition of working capital assets of the Borrowers and their Subsidiaries, including the purchase of inventory and equipment, in each case in the ordinary course of business, (c) to finance Capital Expenditures of the Borrowers and their Subsidiaries, (d) to finance Permitted Acquisitions, and (d) for general corporate purposes, all to the extent permitted in this Agreement. No part of the proceeds of any Revolving Credit Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the FRB, including Regulations U and X.

SECTION 5.18       Proceeds From Surplus Cash Deposits.

If any Canadian Loan Party has on deposit in any bank account unapplied cash (being surplus cash not used for general working capital needs) exceeding $5,000,000 at any time a Cash Dominion Event exists and is continuing, it shall transfer such unapplied cash to a Borrower by loan, distribution or other intercompany transfer.

SECTION 5.19       Excess Collections, Canadian Investments, Etc.

At any time a Cash Dominion Event exists and is continuing, no Canadian Loan Party shall have, in the aggregate, a sum exceeding the equivalent amount of $5,000,000 in the form of (i) a deposit of cash in any bank account, (ii) securities, and/or (iii) property that is an Investment.

SECTION 5.20       Pension Plans.

Each Loan Party shall cause each of its Plans to be duly qualified and administered in all respects in compliance with all Applicable Laws, and the terms of the Plans and any agreements relating thereto, except for such non-compliance as would not reasonably be expected to have a Material Adverse Effect. Each Loan Party and each of its Subsidiaries shall use reasonable commercial efforts to ensure that it, except where failure to do so would not reasonably be expected to have a Material Adverse Effect: (a) has no Unfunded Pension Liability in respect of any Plan, including any Plan to be established and administered by it or them; and (b) does not engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that could reasonably be expected to result in liability.

SECTION 5.21       Corporate Separateness. (a)  Each Loan Party shall satisfy, and cause each of its Restricted Subsidiaries and Unrestricted Subsidiaries to satisfy, customary corporate and other formalities, including, as applicable, the holding of regular board of directors’ and shareholders’ meetings or action by directors or shareholders without a meeting and the maintenance of corporate offices and records.

(b)           Each Loan Party shall ensure that (i) no payment is made by it or any of its Restricted Subsidiaries to a creditor of any Unrestricted Subsidiary in respect of any liability of any Unrestricted Subsidiary, (ii) no bank account of any Unrestricted Subsidiary shall be commingled with any bank account of the Parent or any of its Restricted Subsidiaries, and (iii) any financial statements distributed to any creditors of any Unrestricted Subsidiary shall clearly establish or indicate the corporate separateness of such Unrestricted Subsidiary from the Parent and its Restricted Subsidiaries.

SECTION 5.22       Holdco.

A Holdco may be formed subject to the following conditions:

(a)           The Lead Borrower shall furnish the Administrative Agent ten (10) Business Days prior written notice of the formation of any such Holdco.

(b)           Holdco shall become a Loan Party, grant a Lien on its assets and take such other actions as are required under SECTION 5.11 hereof.

ARTICLE VI

Negative Covenants

Until (i) the Commitments have expired or been terminated, (ii) the principal of and interest on each Revolving Credit Loan (including Swingline Loans) and all fees and other Obligations (other than contingent indemnity obligations with respect to then unasserted claims and the Other Liabilities) shall have been paid in full, (iii) all Letters of Credit shall have expired or terminated (or been cash collateralized or backstopped in a manner reasonably satisfactory to the applicable Issuing Bank) and (iv) all Letter of Credit Outstandings have been reduced to zero (or cash collateralized or backstopped in a manner reasonably satisfactory to the applicable Issuing Bank), each Loan Party covenants and agrees with the Credit Parties that:

SECTION 6.01       Liens.

No Loan Party will create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following (each a “Permitted Encumbrance”):

(a)           Liens pursuant to any Loan Document;

(b)           Liens existing on the date hereof and listed on Schedule 6.01 and any modifications, replacements, renewals or extensions thereof; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under SECTION 6.03, and (B) proceeds and products thereof, and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by SECTION 6.03;

(c)           Liens for taxes, assessments or governmental charges which are not required to be paid pursuant to SECTION 5.04;

(d)           statutory Liens of landlords, consensual Liens granted in favor of landlords in the Province of Quebec securing the payment of rent which are subordinate to the

Lien of the Collateral Agent, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens imposed by Applicable Law arising in the ordinary course of business which secure amounts not overdue for a period of more than thirty (30) days and no other action has been taken to enforce such Lien or which are being contested in good faith and by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP and such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation;

(e)           (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Lead Borrower or any Restricted Subsidiary;

(f)            deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(g)           easements, rights-of-way, restrictions, encroachments, servitudes, rights of way, licenses, protrusions, site plan agreements, development agreements, contract zoning agreements and other similar encumbrances, rights, agreements and minor title defects affecting real property which, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the Lead Borrower or any Restricted Subsidiary (other than an Immaterial Subsidiary);

(h)           Liens securing judgments for the payment of money not constituting an Event of Default under SECTION 7.01(h);

(i)            Liens securing Indebtedness permitted under SECTION 6.03(e); provided that (i) such Liens attach concurrently with or within two hundred and seventy (270) days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens, (ii) such Liens do not at any time encumber any property except for accessions to such property other than the property financed by such Indebtedness and the proceeds and the products thereof and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets (except for accessions to such assets) other than the assets subject to such Capitalized Leases; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender; and Liens securing any Permitted Refinancing of Indebtedness under SECTION 6.03(e) that do not extend to any property that was not subject to the Lien securing the Indebtedness being refinanced;

(j)            leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Lead

Borrower or any Restricted Subsidiary (other than an Immaterial Subsidiary), or (ii) secure any Indebtedness;

(k)           Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business which payments are not overdue for a period of more than thirty (30) days and no other action has been taken to enforce such Lien or which are being contested in good faith and by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP and such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation;

(l)            Liens (i) arising by operation of law under Article 4 of the UCC in connection with collection of items provided for therein, and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(m)          Liens (i) on cash advances in favor of the seller of any property to be acquired in a Permitted Acquisition to be applied against the purchase price for such Permitted Acquisition, and (ii) consisting of an agreement to dispose of any property in a Permitted Disposition, in each case, solely to the extent such Permitted Acquisition or Permitted Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(n)           Liens on property (i) of any Foreign Subsidiary that is not a Loan Party and (ii) that does not constitute Collateral, which Liens secure Indebtedness of the applicable Foreign Subsidiary permitted under SECTION 6.03;

(o)           Liens in favor of the Lead Borrower or a Restricted Subsidiary securing Indebtedness permitted under SECTION 6.03(d);

(p)           Liens existing on property (other than Inventory and Accounts) at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to SECTION 5.14), in each case after the date hereof (other than Liens on the Capital Stock of any Person that becomes a Restricted Subsidiary); provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and accessions or additions thereto);

(q)           any interest or title of a licensor, sublicensor, lessor or sublessor under licenses and leases entered into by the Lead Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(r)            Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Lead Borrower or any of its Restricted Subsidiaries in the ordinary course of business permitted by this Agreement;

(s)           Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(t)            Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Parent or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Parent and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Lead Borrower or any Restricted Subsidiary in the ordinary course of business;

(u)           Liens solely on any cash earnest money deposits made by the Parent or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(v)           Liens in respect of the Term Loan Facility;

(w)          Liens arising from precautionary UCC filings or PPSA filings regarding “true” operating leases or the consignment of goods to a Loan Party;

(x)            Liens placed on the Capital Stock of any joint venture entity in the form of a transfer restriction, purchase option, call or similar right of a third party joint venture partner;

(y)           ground leases in respect of real property on which facilities owned or leased by the Lead Borrower or any of its Subsidiaries are located;

(z)            Liens existing on title insurance policies relating to any Mortgages;

(aa)         Liens on insurance proceeds incurred in the ordinary course of business in connection with the financing of insurance premiums;

(bb)         Liens on securities which are the subject of repurchase agreements incurred in the ordinary course of business, provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(cc)         Liens arising by operation of law in the United States under Article 2 of the UCC in favor of a reclaiming seller of goods or buyer of goods;

(dd)         Security given to a public or private utility or any Governmental Authority as required in the ordinary course of business;

(ee)         With respect to any Real Property located in Canada, any rights, reservations, limitations and conditions contained in the grant from the Crown or any Crown Patent;

(ff)           Rights of a seller of unpaid goods in respect of such goods at common law or under the Bankruptcy and Insolvency Act (Canada) and other applicable legislation;

(gg)         Undetermined or inchoate Liens which have not at such time been filed and of which none of the Loan Parties have been given notice and which relate to obligations not then due and payable; and

(hh)         Without duplication of, or aggregation with, any other Lien permitted under any other clause of this SECTION 6.01, other Liens (not covering Accounts, Inventory or the proceeds thereof unless the Liens thereon are subordinated to the Lien of the Collateral Agent in a manner consistent with the terms of the Intercreditor Agreement) securing Indebtedness outstanding in an aggregate principal amount not to exceed $30,000,000 at any time outstanding.

The designation of a Lien as a Permitted Encumbrance shall not limit or restrict the ability of the Administrative Agent to establish any Reserve relating thereto.

SECTION 6.02       Investments.

No Loan Party shall make or hold any Investments, except the following (each a “Permitted Investment”):

(a)          Investments by the Lead Borrower or a Restricted Subsidiary in assets that were Cash Equivalents when such Investment was made;

(b)         loans or advances to officers, directors and employees of the Parent and the Restricted Subsidiaries (i)  for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) to the extent permitted by Applicable Law, in connection with such Person’s purchase of Capital Stock of the Lead Borrower (or any direct or indirect parent of the Lead Borrower), provided that the amount of such loans and advances shall be contributed to the Lead Borrower in cash as common equity, or paid to the Lead Borrower in connection with such purchase of Capital Stock, and (iii) to the extent permitted by Applicable Law, for purposes not described in the foregoing clauses (i) and (ii), in an aggregate principal amount outstanding not to exceed $15,000,000 at any one time outstanding;

(c)          Investments (i) by the Lead Borrower or any Restricted Subsidiary in any Loan Party (other than Holdco), (ii) by any Restricted Subsidiary that is not a Loan Party in any other such Restricted Subsidiary that is also not a Loan Party, and (iii) by the Lead Borrower or any Restricted Subsidiary (A) in any Foreign Subsidiary; provided that the outstanding aggregate amount of such Investments in Foreign Subsidiaries that are not Loan Parties shall not exceed $25,000,000 at any time (net of any return representing a return of capital in respect of any such Investment) or (B) in any Foreign Subsidiary that is a Loan Party, consisting of the contribution of Capital Stock of any other Foreign Subsidiary held directly by the Lead Borrower or such Restricted Subsidiary in exchange for Indebtedness, Capital Stock or a combination thereof of the Foreign Subsidiary to which such contribution is made, (C) in any Foreign Subsidiary, constituting an exchange of Capital Stock of such Foreign Subsidiary for Indebtedness of such Foreign Subsidiary or (D) constituting Guarantees of Indebtedness or other monetary obligations of Foreign Subsidiaries owing to any Loan Party;

(d)         Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(e)           Investments consisting of Permitted Encumbrances, Permitted Indebtedness, fundamental changes, Permitted Dispositions, and Restricted Payments permitted under SECTION 6.01, SECTION 6.03, SECTION 6.04, SECTION 6.05, and SECTION 6.06, respectively;

(f)            Investments (i) by the Lead Borrower and its Restricted Subsidiaries consisting of Permitted Acquisitions and (ii) by Holdco consisting of Permitted Acquisitions if the assets that are the subject of such Permitted Acquisition are immediately contributed to the Lead Borrower;

(g)           Investments (i) existing or contemplated on the date hereof and set forth on Schedule 6.02 and any modification, replacement, renewal, reinvestment or extension thereof and (ii) Investments existing on the date hereof by the Lead Borrower or any Restricted Subsidiary in the Lead Borrower or any other Restricted Subsidiary and any modification, renewal or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this SECTION 6.02;

(h)           Investments in Swap Contracts permitted under SECTION 6.03;

(i)            promissory notes and other noncash consideration received in connection with Permitted Dispositions;

(j)            the Transaction;

(k)           Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices;

(l)            Investments (including debt obligations and Capital Stock) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(m)          so long as immediately after giving effect to any such Investment, no Default has occurred and is continuing and without duplication of any other clauses of this SECTION 6.02, other Investments that do not exceed $50,000,000 in the aggregate at any time outstanding (net of any return of capital, interest, distributions, income and similar amounts actually received in cash in respect of any such Investment) and valued at the time of the making thereof (provided that, such amount shall be increased by the Net Proceeds of Permitted Equity Issuances (other than Permitted Equity Issuances that are Specified Equity Contributions)), and determined without regard to any write-downs or write-offs thereof;

(n)           advances of payroll payments to employees in the ordinary course of business;

(o)           Investments to the extent that payment for such Investments is made solely with Capital Stock of the Lead Borrower or any direct or indirect parent of the Lead Borrower not resulting in a Change in Control;

(p)           Investments of a Restricted Subsidiary acquired after the Closing Date or of a Person merged into or amalgamated with the Lead Borrower or merged, amalgamated or consolidated with a Restricted Subsidiary in accordance with SECTION 6.04 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation, or consolidation and were in existence on the date of such acquisition, merger, amalgamation, or consolidation;

(q)           Guarantees by the Parent or any Restricted Subsidiary of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(r)            Guarantees constituting Permitted Indebtedness;

(s)           Subject to SECTION 2.18, Investments in deposit accounts opened in the ordinary course of business;

(t)            Investments in new Subsidiaries (other than Foreign Subsidiaries), subject to the provisions of SECTION 5.11;

(u)           Capital Expenditures;

(v)           Loans and advances to Holdco in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to Holdco in accordance with SECTION 6.06; and

(w)          Without duplication of, or aggregation with, any Investment made under any other clause of this SECTION 6.02, the Lead Borrower and its Restricted Subsidiaries may make other Investments as long as the Payment Conditions are satisfied;

provided that no Investment in an Unrestricted Subsidiary that would otherwise be permitted under this SECTION 6.02 shall be permitted hereunder (w) to the extent that any portion of such Investment is used to make any prepayments, redemptions, purchases, defeasances and other payments in respect of any Indebtedness, (x) if immediately before or after such Investment, a Default shall have occurred and be continuing, (y) if after giving effect to such Investment, the Payment Conditions shall not have been satisfied, or (z) if such Investment consists of a transfer of any property of the type (e.g. Inventory and Accounts) included in the Tranche A Borrowing Base or the Tranche A-1 Borrowing Base.

SECTION 6.03       Indebtedness.

The Loan Parties will not create, incur, assume or suffer to exist any Indebtedness, except the following (each “Permitted Indebtedness”):

(a)           Indebtedness of the Parent and any of its Subsidiaries under the Loan Documents;

(b)           Indebtedness (i) outstanding on the date hereof and listed on Schedule 6.03, and (ii) intercompany Indebtedness outstanding on the date hereof;

(c)           Guarantees by the Parent and its Restricted Subsidiaries in respect of Indebtedness of the Lead Borrower or any Restricted Subsidiary otherwise permitted hereunder; provided that (A) no Guarantee by any Restricted Subsidiary of the Senior Notes, the Senior Subordinated Notes, the Subordinated Discount Notes or the Term Loan Facility shall be permitted unless such Restricted Subsidiary shall have also provided a Guarantee of the Obligations substantially on the terms set forth in the Facility Guarantee executed on the Closing Date and (B) if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Facility Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;

(d)           Indebtedness of the Lead Borrower or any Restricted Subsidiary owing to the Lead Borrower or any other Restricted Subsidiary to the extent constituting an Investment permitted by SECTION 6.02; provided that, all such Indebtedness of any Loan Party owed to any Person that is not, or ceases to be, a Loan Party shall be subject to the subordination terms set forth in Article VII of the Security Agreement;

(e)           As long as the Payment Conditions are satisfied after giving effect thereto, Attributable Indebtedness and other Indebtedness (including Capitalized Leases) of the Lead Borrower and its Restricted Subsidiaries financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets, other than software; provided that (i) such Indebtedness is incurred concurrently with or within two hundred and seventy (270) days after the applicable acquisition, construction, repair, replacement or improvement, and (ii) if reasonably requested by the Agents, the Loan Parties will use commercially reasonable efforts to cause the holder of such Indebtedness to enter into a Collateral Access Agreement with the Collateral Agent on terms reasonably satisfactory to the Collateral Agent;

(f)            Indebtedness in respect of Swap Contracts designed to hedge against interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes;

(g)           (i) Indebtedness of the Parent or any of its Restricted Subsidiaries (A) assumed in connection with any Permitted Acquisition; provided that such Indebtedness is not incurred in contemplation of such Permitted Acquisition, or (B) incurred to finance a Permitted Acquisition and (ii) any Permitted Refinancing of the foregoing; provided, in each case that such Indebtedness and all Indebtedness resulting from any Permitted Refinancing thereof (v) is unsecured or is subordinated to the Obligations on terms reasonably acceptable to the Agents (it being understood that subordination terms set forth in the Senior Subordinated Notes and the Subordinated Discount Notes shall also be deemed to be acceptable for such Indebtedness), (w) both immediately prior and after giving effect thereto, no Default shall exist or result therefrom, (x) matures after, and does not require any scheduled amortization or other scheduled payments of principal prior to, the Maturity Date (it being understood that such Indebtedness may have mandatory prepayment, repurchase or redemptions provisions satisfying the requirement of clause (y) hereof), (y) has terms and conditions (other than interest rate, redemption premiums and subordination terms), taken as a whole, that are reasonably acceptable to the Agents provided that a certificate of a Responsible Officer shall be delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Lead Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement and such certificate shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Lead Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees); and (z) with respect to such Indebtedness described in the immediately preceding clause (B), is incurred by the Lead Borrower or a Facility Guarantor.

(h)           Indebtedness representing deferred compensation, severance, and health and welfare retirement benefits to current and former employees of Holdco, the Lead Borrower and its Restricted Subsidiaries incurred in the ordinary course of business or existing on the Closing Date;

(i)            Indebtedness consisting of promissory notes issued by any Loan Party to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Capital Stock of the Parent or any direct or indirect parent of the Parent permitted by SECTION 6.06;

(j)            Indebtedness incurred by the Lead Borrower or its Restricted Subsidiaries in connection with any disposition expressly permitted hereunder constituting indemnification obligations or obligations in respect of purchase price or other similar adjustments, provided that (A) such Indebtedness is not reflected on the balance sheet of the Lead Borrower or any of its Restricted Subsidiaries prepared in accordance with GAAP (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (A)); and (B) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Lead Borrower and its Restricted Subsidiaries in connection with such Acquisition or Investment;

(k)           Indebtedness consisting of obligations of the Parent or its Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with the Transaction and Permitted Acquisitions or any other Investment expressly permitted hereunder;

(l)            Obligations with respect to Cash Management Services and other Indebtedness in respect of netting services, overdraft protections and similar arrangements in each case in connection with deposit accounts;

(m)          Without duplication of, or accumulation with, any other clauses of this SECTION 6.03, Indebtedness in an aggregate principal amount not to exceed $300,000,000 at any time outstanding;

(n)           As long as the Payment Conditions are satisfied after giving effect thereto, Subordinated Indebtedness and other unsecured non-amortizing long term Indebtedness;

(o)           Indebtedness consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(p)           Indebtedness incurred by the Lead Borrower or any of its Restricted Subsidiaries in respect of letters of credit (including, without limitation, under any Commercial Letter of Credit Facility), bank guarantees, bankers’ acceptances or similar instruments issued or created in the ordinary course of business, including in respect of commercial letters of credit, workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims; provided that any reimbursement obligations in respect thereof are reimbursed within 30 days following the incurrence thereof;

(q)           obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Lead Borrower or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(r)            Indebtedness supported by a Letter of Credit, in a principal amount not to exceed the face amount of such Letter of Credit;

(s)           Indebtedness in respect of the Term Loan Facility;

(t)            Indebtedness in respect of the Senior Notes, the Senior Subordinated Notes and the Subordinated Discount Notes;

(u)           Indebtedness incurred in connection with sale-leaseback transactions permitted hereunder;

(v)           Unsecured Indebtedness owed to the Sponsor and/or other stockholders of the Parent and their respective Affiliates, provided that such Indebtedness does not require the payment in cash of interest at a rate in excess of 10% per annum or principal prior to the Maturity Date, has a maturity which extends beyond the Maturity Date, and is subordinated to the Obligations on terms reasonably acceptable to the Administrative Agent;

(w)          Guarantees and letters of credit and surety bonds (other than Guarantees of, or letters of credit and surety bonds related to, Indebtedness) issued by the Lead Borrower and its Restricted Subsidiaries in connection with Permitted Acquisitions and Permitted Dispositions;

(x)            Without duplications of any other Indebtedness, non-cash accruals of interest, accretion or amortization of original issue discount and payment-in-kind interest with respect to Indebtedness permitted hereunder;

(y)           Indebtedness due to any landlord in connection with the financing by such landlord of leasehold improvements;

(z)            All premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (z) above;

(aa)         Permitted Holdco Debt; and

(bb)         Extensions, renewals and replacements of any such Indebtedness described in clauses (b), (c), (d), (e), (f), (g), (m), (n), (t), (u), (v), (w), (x) and (aa) above provided that such Indebtedness constitutes a Permitted Refinancing.

For purposes of calculating compliance with this SECTION 6.03 only, the amount of Indebtedness of a Person which is non-recourse to such Person shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness, or (ii) the fair market value of the property upon which a Lien has been granted to secure such Indebtedness.

SECTION 6.04       Fundamental Changes.

No Loan Party shall merge, amalgamate, dissolve, liquidate, wind up, consolidate with or into another Person, or dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a)          any Restricted Subsidiary may merge or amalgamate with (i) any Borrower (including a merger or amalgamation, the purpose of which is to reorganize such Borrower into a new jurisdiction); provided that such Borrower shall be the continuing or surviving Person, or (ii) any one or more other Restricted Subsidiaries; provided that when any Restricted Subsidiary that is a Loan Party is merging or amalgamating with another Restricted Subsidiary, a Loan Party shall be the continuing or surviving Person and provided further that if such merger or amalgamation includes any Canadian Subsidiary and a Canadian Subsidiary is not the surviving entity, such shall be on terms and conditions reasonably satisfactory to the Administrative Agent (whose consent shall not be unreasonably withheld);

(b)         (i) any Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Subsidiary that is not a Loan Party, (ii) any Loan Party may merge, amalgamate or consolidate with any other Loan Party, provided that if a Borrower is a party thereto, a Borrower shall be the continuing or surviving Person, and provided further that if such merger, amalgamation or consolidation includes any Canadian Subsidiary and a Canadian Subsidiary is not the surviving entity, such shall be on terms and conditions reasonably satisfactory to the Administrative Agent (whose consent shall not be unreasonably withheld), and (iii) any Subsidiary may liquidate or dissolve or change its legal form if the Lead Borrower determines in good faith that such action is in the best interests of the Lead Borrower and its

Subsidiaries and if not materially disadvantageous to the Lenders; provided that , with respect to this clause (b)(iii), a certificate of a Responsible Officer shall be delivered to the Administrative Agent at least five Business Days prior to the liquidation, dissolution or change of legal form, together with a reasonably detailed description of the material terms and conditions thereof, stating that the Lead Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement;

(c)           any Restricted Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Lead Borrower or to another Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then (i) the transferee must be another Loan Party, or (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in or Indebtedness of a Restricted Subsidiary which is not a Loan Party in accordance with SECTION 6.02 and SECTION 6.03, respectively;

(d)           any Restricted Subsidiary may merge or amalgamate with any other Person in order to effect a Permitted Investment; provided that the continuing or surviving Person shall be a Restricted Subsidiary, which together with each of its Restricted Subsidiaries, shall have complied with the requirements of SECTION 5.11;

(e)           the Lead Borrower and its Restricted Subsidiaries may consummate the Transaction; and

(f)            the Lead Borrower and its Restricted Subsidiaries may consummate a merger, amalgamation, dissolution, winding up, liquidation, consolidation or Disposition, the purpose of which is to effect a Permitted Disposition.

SECTION 6.05       Dispositions.

The Loan Parties shall not make any Disposition or enter into any agreement to make any Disposition, except the following (each, a “Permitted Disposition”):

(a)          Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and dispositions of property no longer used or useful in the conduct of the business of the Parent and its Restricted Subsidiaries including, without limitation, the abandonment of or failure to maintain Intellectual Property and with respect to closed Stores;

(b)         Dispositions of Inventory in the ordinary course of business;

(c)          Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement property;

(d)         Dispositions of property to the Lead Borrower or to a Restricted Subsidiary; provided that if the transferor of such property is a Loan Party (i) the transferee thereof must either be a Borrower or a Facility Guarantor, in which event the Collateral Agent shall retain its perfected Lien on the property so disposed of, subject to the same priority as existed prior to such disposition, or (ii) to the extent such transaction constitutes an Investment, such transaction is a Permitted Investment, provided further that (A) if the property being disposed of is transferred to a Subsidiary that is not a Loan Party, the Administrative Agent may require, in the exercise of its reasonable business judgment, that the transferee execute an agreement granting the Agents access to such property for purposes of conducting a Liquidation, and (B) if the property being disposed of constitutes Eligible Credit Card Receivables, Eligible Inventory, Eligible In-Transit Inventory, or Eligible Letters of Credit and is being transferred to a Subsidiary which is not a Loan Party, such disposition shall; be made only if the Payment Conditions are satisfied after giving effect thereto;

(e)           Dispositions permitted by SECTION 6.04 and SECTION 6.06 and Permitted Encumbrances;

(f)            Dispositions of Cash Equivalents;

(g)           Sales, discounting or forgiveness of Accounts in the ordinary course of business or in connection with the collection or compromise thereof;

(h)           leases, subleases, licenses or sublicenses (including the provision of Software under an open source license), in each case in the ordinary course of business and which (i) do not materially interfere with the business of the Parent and its Restricted Subsidiaries, or (ii) relate to closed Stores;

(i)            termination of Leases in the ordinary course of business;

(j)            transfers of property subject to Casualty Events upon receipt of the Net Proceeds of such Casualty Event;

(k)           licenses for the conduct of licensed departments within the Loan Parties’ Stores in the ordinary course of business;

(l)            as long as no Specified Default hereof then exists or would arise therefrom, and no Overadvance would result therefrom, bulk sales or other dispositions of the Loan Parties’ Inventory not in the ordinary course of business in connection with Store closings, at arm’s length, provided that (i) such Store closures and related Inventory dispositions shall not exceed, in any Fiscal Year of the Lead Borrower and its Subsidiaries, 10% of the number of the Loan Parties’ Stores as of the beginning of such Fiscal Year (net of Store relocations (i) occurring substantially contemporaneously, but in no event later than 10 Business Days after the related Store closure date, or (ii) wherein a binding lease has been entered into prior to the related Store closure date) as set forth in the Compliance Certificate delivered pursuant to SECTION 5.02(b), and (ii) as of any date after the Closing Date, the aggregate number of such Store closures since the Closing Date shall not exceed 25% of the greater of (x) the number of the Loan Parties’ Stores in existence as of the Closing Date or (y) the number of the Loan Parties’ Stores as of the first day of any Fiscal Year beginning after the Closing Date (net of Store relocations (i) occurring substantially contemporaneously, but in no event later than 10 Business Days after the related Store closure date or (ii) wherein a binding lease has been entered into prior to the related Store closure date) as set forth in the Compliance Certificate delivered pursuant to SECTION 5.02(b), provided that all sales of Inventory in connection with Store closings in a transaction or series of related transactions shall be in accordance with liquidation agreements and with professional liquidators reasonably acceptable to the Administrative Agent; provided further that all Net Proceeds received in connection therewith (other than from any Canadian Loan Party) are applied to the Obligations, if then required in accordance with SECTION 2.17, SECTION 2.18 or SECTION 7.04 hereof;

(m)          sales of non-core assets acquired in connection with a Permitted Acquisition and sales of Real Estate acquired in a Permitted Acquisition which, within thirty days of the date of the Acquisition, are designated in writing to the Administrative Agent as being held for sale and not for the continued operation of a Store;

(n)           exchanges or swaps, including, without limitation, transactions covered by Section 1031 of the Code, of Leases and other Real Estate of the Loan Parties so long as the exchange or swap is made for fair value and on an arm’s length basis, provided that upon the consummation of such exchange or swap, (x) the Collateral Agent has a perfected Lien having the same priority as any Lien held on the Leases or Real Estate so exchanged or swapped and (y) the Net Proceeds, if any, received in connection with any such exchange or swap are applied to the Obligations if then required in accordance with SECTION 2.17, SECTION 2.18 or SECTION 7.04 hereof;

(o)           sale-leaseback transactions of Real Estate of any Loan Party as long as (A) no Specified Default then exists or would arise therefrom, and (B) with respect to any distribution center, warehouse, manufacturing facility or corporate offices, (1) such sale-leaseback is made pursuant to leases on market terms, and (2) the Loan Parties cause each purchaser of such Real Estate to enter into a Collateral Access Agreement with the Collateral Agent on terms reasonably satisfactory to the Collateral Agent;

(p)           Dispositions listed on Schedule 6.05;

(q)           Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(r)            Dispositions of property owned by Aaron Brothers, Inc. in connection with the sale of all or substantially all the assets of Aaron Brothers, Inc. or the Capital Stock of Aaron Brothers, Inc. by the Lead Borrower as long as the Payment Conditions are satisfied after giving effect thereto; and

(s)           Dispositions of property (other than Inventory, Accounts and Intellectual Property) not otherwise permitted under this SECTION 6.05, provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at any time when no Default or Event of Default exists), no Default or Event of Default shall exist or would result from such Disposition and (ii) the aggregate book value of all property disposed of pursuant to this clause (s) shall not exceed $250,000,000 in any Fiscal Year or $500,000,000 in the aggregate after the Closing Date;

provided that any disposition of any property pursuant to this SECTION 6.05 (except for Dispositions pursuant to SECTION 6.05(e) and Dispositions from a Loan Party to another Loan Party), shall be for no less than the fair market value of such property at the time of such disposition and, (1) in the case of Accounts and Inventory solely for cash consideration, and (2) in the case of any other assets, at least 75% of the consideration is payable in cash at the time of consummation of the transaction. To the extent any Collateral is disposed of as expressly permitted by this SECTION 6.05 to any Person other than the Lead Borrower or any Restricted Subsidiary, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Agents shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

SECTION 6.06       Restricted Payments.

The Loan Parties shall not declare or make, directly or indirectly, any Restricted Payment, except:

(a)           each Restricted Subsidiary may make Restricted Payments to the Parent and to other Restricted Subsidiaries (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to the Parent and any other Restricted Subsidiary and to each other owner of Capital Stock of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Capital Stock);

(b)           the Parent and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the Capital Stock (other than Disqualified Capital Stock not otherwise permitted by SECTION 6.03) of such Person;

(c)           the Lead Borrower may make Restricted Payments to consummate the MIK Recapitalization;

(d)           to the extent constituting Restricted Payments, the Parent and its Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of SECTION 6.04 or SECTION 6.08 (other than SECTION 6.08(g));

(e)           the Parent may repurchase Capital Stock in the Parent or any Restricted Subsidiary deemed to occur upon the exercise of stock options or warrants if such Capital Stock represents a portion of the exercise price of such options or warrants;

(f)            Holdco and the Lead Borrower may pay for the repurchase, retirement, or other acquisition of Capital Stock of the Parent or any of its direct or indirect parent companies by any former, present, or future employee of the Parent or any of its Restricted Subsidiaries or any of its direct or indirect parent companies, or any of their respective estates, spouses or former spouses pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by Holdco or the Lead Borrower or any direct or indirect parent company in connection with such repurchase, retirement or other acquisition); provided that amounts payable under this clause (f) do not exceed in any calendar year $15,000,000 (which shall increase to $30,000,000 subsequent to the consummation of an underwritten Qualifying IPO by the Parent or any direct or indirect parent company of the Parent), with unused amounts in any calendar year being carried over to succeeding calendar years, subject to a maximum (without giving effect to the following proviso) of $30,000,000 in any calendar year unless the Adjusted Availability Condition shall have been satisfied after giving effect to such Restricted Payment, in which the maximum amount shall be $60,000,000 in any calendar year after the consummation of an underwritten Qualifying IPO by the Parent or any direct or indirect parent company of the Parent; provided further that such amount in any calendar year may be increased by an amount not to exceed (A) the Net Proceeds of Permitted Equity Issuances (other than Disqualified Capital Stock) after the Closing Date to the extent that such Net Proceeds shall have been actually received by the Lead Borrower, in each case to members of management, directors or consultants of the Parent or of its Restricted Subsidiaries or any direct or indirect parent company of the Parent that occurs after the Closing Date, plus, in respect of any sale of Capital Stock in connection with an exercise of stock options, an amount equal to the amount required to be withheld by Holdco, the Lead Borrower or any of its direct or indirect parent companies in connection with such exercise under applicable law to the extent such amount is repaid to the Parent or any of its direct or indirect parent companies, plus (B) the cash proceeds of key man life insurance policies received by the Parent or any Restricted Subsidiary after the Closing Date less (C) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (A) and (B) of this clause (f); and provided further that cancellation of Indebtedness owing to the Parent from any employees, directors, or consultants of the Parent, any of its Restricted Subsidiaries or any direct or indirect parent companies in connection with a repurchase of Capital Stock of the Parent or any of its direct or indirect parent companies will not be deemed to constitute a Restricted Payment;

(g)           Holdco and the Lead Borrower may make cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Parent or any Restricted Subsidiary; provided, however, that any such cash payment shall not be for the purpose of evading the limitations of this Agreement;

(h)           the Parent and its Restricted Subsidiaries may make Restricted Payments in an amount equal to the aggregate amount of the Net Proceeds of Permitted Equity Issuances (other than Permitted Equity Issuances that are Specified Equity Contributions);

(i)            the Parent and its Restricted Subsidiaries may distribute, by dividend or otherwise, shares of Capital Stock of, or Indebtedness owed to the Parent or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than any Unrestricted Subsidiary whose primary assets are Cash Equivalents);

(j)           As long as no Event of Default then exists or would arise therefrom (or if such Event of Default exists or would so arise, with the written consent of the Administrative Agent or without such consent, by using the amounts in the Designated Account), the Lead Borrower may declare and pay dividends or distributions to, or make loans to, Holdco in amounts required for Holdco or any direct or indirect parent of Holdco to pay, in each case without duplication,

(i)            franchise taxes and other fees, Taxes and expenses required to maintain Holdco’s (or such parent’s)  corporate existence;

(ii)           federal, state, provincial and local income Taxes, to the extent such income Taxes are attributable to the income of the Lead Borrower and its

Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such Taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided that in each case the amount of such payments for any Fiscal Year does not exceed the excess (if any) of (A) the amount that the Lead Borrower and its Restricted Subsidiaries would be required to pay in respect of federal, state, provincial and local income Taxes for such Fiscal Year were the Lead Borrower, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) to pay such Taxes separately from Holdco (or any such parent) over (B) the aggregate federal, state, provincial and local income Taxes paid by the Lead Borrower and its Restricted Subsidiaries; and

(iii)          for any Permitted Acquisition made in compliance with SECTION 6.02(f)(ii) hereof.

(k)          Holdco may make Restricted Payments with the Net Proceeds of Permitted Holdco Debt (unless such Net Proceeds are contributed to the Lead Borrower or its Restricted Subsidiaries in which event such Net Proceeds may not be used to make Restricted Payments unless the conditions of clause (l) below are satisfied); and

(l)            Without duplication of, or aggregation with, any Restricted Payments permitted under any other clause of this SECTION 6.06, the Parent and its Restricted Subsidiaries may make other Restricted Payments to the holders of its Capital Stock as long as the Payment Conditions are satisfied.

SECTION 6.07       Change in Nature of Business.

(a)           The Loan Parties shall not engage in any material line of business substantially different from those lines of business conducted by the Lead Borrower and its Restricted Subsidiaries on the date hereof or any business reasonably related or ancillary thereto or a reasonable extension thereof.

(b)           Holdco shall not conduct, transact or otherwise engage in any business or operations other than those incidental to (i) its ownership of the Capital Stock of the Lead Borrower, (ii) the maintenance of its legal existence, (iii) the performance of the Loan Documents, (iv) any public offering of its common stock or any other issuance of its Capital Stock not prohibited by this Article VI, and (v) any transaction that Holdco is permitted to enter into or consummate under this Article VI. Furthermore, notwithstanding anything to the contrary herein contained, Holdco shall not (i) own any material assets other than the Capital Stock of the Lead Borrower or (ii) grant any Liens in any of its assets (other than Liens granted to Collateral Agent, for the benefit of the Secured Parties, under the Loan Documents or to secure obligations under the Term Loan Facility or Liens securing any Other Pari Passu Lien Obligations (as defined in and to the extent permitted under the Term Loan Agreement as amended and in effect from time to time)).

SECTION 6.08       Transactions with Affiliates.

The Loan Parties shall not enter into any transaction of any kind with any Affiliate of the Lead Borrower, whether or not in the ordinary course of business, other than (a) transactions among Loan Parties or any Restricted Subsidiary or any entity that becomes a Restricted Subsidiary as a result of such transaction, (b) on terms substantially as favorable to the Parent or such Restricted Subsidiary as would be obtainable by the Parent or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (c) the payment of fees and expenses related to the Transaction, including Transaction Expenses, (d) the issuance of Capital Stock to the management of the Lead Borrower or any of its Subsidiaries in connection with the Transaction, (e) payments due pursuant to the Advisory Agreements on account of Advisory Fees consisting of (i) the Transaction Fees (as defined in the Advisory Agreement described in clause (i) of the definition thereof as in effect on the Closing Date) payable on the Closing Date, (ii) payments (but not prepayments) on account of Periodic Fees as defined in each of the Advisory Agreements (as in effect on the Closing Date) and termination fees provided therein as of the Closing Date, provided that such payments may not be made if a Specified Default has occurred and is continuing or would arise therefrom, provided further that such fees not paid shall accrue and be paid when the applicable Specified Default has been cured or waived and no additional Specified Default has occurred and is continuing or would arise as a result of such payment, and (iii) Subsequent Fees (as defined in the Advisory Agreement described in clause (i) of the definition thereof as in effect on the Closing Date), which payments are approved by a majority of the disinterested members of the board of directors of the Parent in good faith, provided that such payments may not be made if an Event of Default exists under SECTION 7.01(f) or SECTION 7.01(g), (f) payments of indemnities and reasonable expense reimbursements under the Advisory Agreements, (g) equity issuances, repurchases, retirements or other acquisitions or retirements of Capital Stock of Holdco or the Lead Borrower permitted under SECTION 6.06, (h) loans and other transactions by the Parent and its Restricted Subsidiaries to the extent permitted under this Article 6, (i) employment and severance arrangements between the Parent and its Restricted Subsidiaries and their respective officers and employees in the ordinary course of business, (j) payments by the Restricted Subsidiaries pursuant to the tax sharing agreements among the Parent and its Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Parent and its Restricted Subsidiaries, (k) the payment of customary fees, compensation, and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, officers and employees of the Parent and its Restricted Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Lead Borrower and its Restricted Subsidiaries, (l) transactions pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 6.08 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect, and (m) dividends, redemptions and repurchases permitted under SECTION 6.06.

SECTION 6.09       Burdensome Agreements.

The Loan Parties shall not enter into or permit to exist any contractual obligation (including Material Indebtedness) (other than this Agreement or any other Loan Document) that limits the ability of (a) any Restricted Subsidiary of the Lead Borrower that is not a Facility Guarantor to make Restricted Payments to any Loan Party or (b) the Lead Borrower or any other Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Secured Parties with respect to the Obligations or under the Loan Documents;

provided that the foregoing clauses (a) and (b) shall not apply to contractual obligations (including Material Indebtedness) which (i) (x) exist on the date hereof and (to the extent not otherwise permitted by this SECTION 6.09) are listed on Schedule 6.09 hereto and (y) to the extent contractual obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted renewal, extension or refinancing of such Indebtedness so long as such renewal, extension or refinancing does not expand the scope of such contractual obligation in any material respect, (ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary of the Parent, so long as such contractual obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of the Parent; provided further that this clause (ii) shall not apply to contractual obligations that are binding on a Person that becomes a Restricted Subsidiary pursuant to SECTION 5.14, (iii) represent Indebtedness of a Restricted Subsidiary of the Lead Borrower which is not a Loan Party which is permitted pursuant to SECTION 6.03, (iv) arise in connection with any Permitted Disposition, (v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under SECTION 6.02 and applicable solely to such joint venture entered into in the ordinary course of business, (vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under SECTION 6.03 but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness, (vii) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (viii) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to SECTION 6.03(e) or SECTION 6.03(g) to the extent that such restrictions apply only to the property or assets securing such Indebtedness or, in the case of Indebtedness incurred pursuant to SECTION 6.03(g) only, to the Restricted Subsidiaries incurring or guaranteeing such Indebtedness, (ix) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Lead Borrower or any Restricted Subsidiary, (x) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business, and (xi) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business.

SECTION 6.10       Accounting Changes.

The Loan Parties shall not make any change in their Fiscal Year; provided, however, that the Lead Borrower may, upon written notice to the Administrative Agent, change its Fiscal Year to any other Fiscal Year reasonably acceptable to the Administrative Agent, in which case, the Lead Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in Fiscal Year.

SECTION 6.11       Prepayments, Etc., of Indebtedness.

No Loan Party will make or agree to pay or make any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except

(a)           payments in Capital Stock (as long as no Change in Control would result therefrom), the conversion of Indebtedness to Capital Stock (other than Disqualified Capital Stock) of the Parent (as long as no Change in Control would result therefrom) and payments of interest in-kind of the Loan Parties or the accretion of interest on Permitted Indebtedness;

(b)           payments of principal and interest as and when due in respect of any Subordinated Indebtedness (subject to applicable subordination provisions relating thereto);

(c)           payments of principal (including mandatory prepayments) and interest as and when due in respect of any Permitted Indebtedness (other than Subordinated Indebtedness);

(d)           voluntary prepayments, redemptions, purchases, and defeasances in whole or in part of the Senior Notes, the Senior Subordinated Notes, the Subordinated Discount Notes, the Term Loan Facility and other Indebtedness with the Net Proceeds of any Permitted Equity Issuances (other than Permitted Equity Issuances that are Specified Equity Contributions) for the purpose of making such payment or prepayment;

(e)           voluntary prepayments in whole or in part of the Senior Notes, the Senior Subordinated Notes, the Subordinated Discount Notes, or the Term Loan Facility from any Permitted Refinancing thereof;

(f)            if the Payment Conditions are satisfied, voluntary prepayments and mandatory prepayments in whole or in part of the Senior Notes, the Senior Subordinated Notes, the Subordinated Discount Notes, the Term Loan Facility or any other Permitted Indebtedness;

(g)           the prepayment of Indebtedness of the Lead Borrower or any Restricted Subsidiary to the Lead Borrower or any Restricted Subsidiary to the extent permitted by the Security Documents;

(h)           mandatory redemptions of the Subordinated Discount Notes (and exchange notes issued in respect thereof) pursuant to the Subordinated Discount Note Indenture due to the existence of an AHYDO Amount (as defined in the Subordinated Discount Note Indenture); and

(i)            other Permitted Refinancings of Indebtedness.

SECTION 6.12       Equity Interests of the Lead Borrower and Restricted Subsidiaries.

The Loan Parties shall not permit any Subsidiary that is a Restricted Subsidiary to be a non-wholly owned Subsidiary, except (i) as a result of or in connection with a dissolution, merger, amalgamation, consolidation or disposition of a Restricted Subsidiary permitted by SECTION 6.04 or  SECTION 6.05 or a Permitted Investment in any Person or (ii) so long as such Restricted Subsidiary continues to be a Facility Guarantor.

SECTION 6.13       Amendment of Material Documents.

(a)           No Loan Party will amend, modify or waive any of its rights under (a) its Organization Documents, (b) the Advisory Agreements, or (c) any Material Indebtedness (other than as a result of a Permitted Refinancing thereof), in each case to the extent that such amendment, modification or waiver would either (1) reasonably likely have a Material Adverse Effect or (2) with respect to clauses (b) and (c) only, (i) shorten the maturity date of any Material Indebtedness to a date which is prior to 91 days after the Maturity Date, (ii) except as provided in clause (i), shorten the date scheduled for any principal payment or increase the amount of any required principal payment, the result of which would be to require principal payments on account thereof in excess of the amounts previously required over the 24 months following such amendment, modification or waiver, (iii) grant any collateral security therefor on the ABL Priority Collateral, except to the extent that such collateral security constitutes a Permitted Encumbrance and is granted subject to an intercreditor agreement on terms substantially similar to those contained in the Intercreditor Agreement, (iv) without duplication of any collateral security granted under clause (iii) above, grant any other collateral therefor except to the extent such grant of security constitutes a Permitted Encumbrance, the Collateral Agent also has or obtains a Lien on such assets, and provided that to the extent that such collateral security consists of assets that would constitute Term Priority Collateral, such collateral security is granted subject to an intercreditor agreement on terms substantially similar to those contained in the Intercreditor Agreement, (v) modify the subordination provisions thereof or (vi) be otherwise materially adverse to the interests of the Credit Parties.

(b)           The Lead Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, designate any Indebtedness (or related interest obligations) as “Designated Senior Debt” (as defined in each of the Senior Subordinated Notes Indenture and the Subordinated Discount Notes Indenture) or any similar term (as defined in any documents or agreements evidencing the Junior Financing), in each case, except for the Term Loan Facility (and related obligations).

SECTION 6.14       Designated Account.

After the occurrence and during the continuance of a Cash Dominion Event, the Loan Parties shall not use utilize the funds on deposit in the Designated Account for any purposes other than (a) the payment of operating expenses incurred by the Loan Parties in the ordinary course of business (including payments of interest when due on account of the Senior Notes, the Senior Subordinated Notes, the Subordinated Discount Notes, and the Term Loan Facility), and (b) for such other purposes as the Loan Parties deem appropriate.

ARTICLE VII

Events of Default

SECTION 7.01       Events of Default.

The occurrence of any of the following events shall constitute an “Event of Default” hereunder:

(a)          Non-Payment. Any Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Revolving Credit Loan (including Swingline Loans), or any reimbursement obligation in respect of any Letter of Credit Disbursement, or (ii) within five (5) Business Days after the same becomes due, any interest on any Revolving Credit Loan (including Swingline Loans) or any other amount payable hereunder or with respect to any other Loan Document; or

(b)           Specific Covenants. Any Loan Party shall fail to observe or perform when due any covenant, condition or agreement contained in (i) any Section of Article VI or (ii) SECTION 5.01(e) (after a two (2) Business Day grace period), or (iii) in SECTION 2.18, or (iv) in any of SECTION 5.02(b), SECTION 5.03(a), SECTION 5.07 (but only with respect to fire and extended coverage policies maintained with respect to any Collateral), SECTION 5.10, SECTION 5.17, SECTION 5.18, SECTION 5.19, or SECTION 5.22 (provided that, if (A) any such Default described in this clause (iv) is of a type that can be cured within 5 Business Days and (B) such Default could not materially adversely impact the Lenders’ Liens on the Collateral, such default shall not constitute an Event of Default for 5 Business Days after the occurrence of such Default so long as the Loan Parties are diligently pursuing the cure of such Default); or

(c)           Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in SECTION 7.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after notice thereof by the Administrative Agent to the Lead Borrower; or

(d)           Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Lead Borrower or any other Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)           Cross-Default. Any Loan Party or any Restricted Subsidiary (A) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Indebtedness (other than the Obligations), or (B) fails to observe or perform any other agreement or condition relating to any such Material Indebtedness beyond the applicable grace period with respect thereto, or any other event occurs (other than, with respect to Indebtedness consisting of Swap Contracts, termination events or equivalent events pursuant to the terms of such Swap Contracts), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) after the expiration of the applicable grace period with respect thereto, to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Material Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(B) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness, and further provided that the occurrence of any event of default under the Term Loan Agreement by virtue of the breach of the leverage covenant contained in Section 7.05 of the Term Loan Agreement (or any other financial maintenance covenant from time to time in effect under the Term Loan Agreement and not contained in this Agreement) shall not constitute an Event of Default until the earliest of (x) sixty (60) days after the date of such breach (during which period such breach is not waived by the lenders under the Term Loan Agreement or such breach is not cured pursuant to Section 8.05 of the Term Loan Agreement), or (y) the acceleration of the obligations under the Term Loan Agreement, or (z) the commencement of the Exercise of Any Secured Creditor Remedies (as defined in the Intercreditor Agreement as in effect on the Closing Date) by the agent and/or the lenders under the Term Loan Agreement as a result of such breach; or

(f)            Insolvency Proceedings, Etc. Any Loan Party or any of the Restricted Subsidiaries institutes or consents to the institution of any proceeding under the Bankruptcy Code or any other federal, state, provincial, or foreign bankruptcy, insolvency, receivership or similar law (or any Canadian Loan Party institutes or consents to the institution of any proposal or notice of intent to file a proposal), or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, monitor, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, monitor, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under the Bankruptcy Code or any other federal, state, provincial, or foreign bankruptcy, insolvency, receivership or similar law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g)           Inability to Pay Debts; Attachment. (i) Any Loan Party or any Restricted Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due in an aggregate amount in excess of (x) $50,000,000 if Availability is greater than or equal to $125,000,000 on a Pro Forma Basis for the 12 month period following the date of determination or (y) $25,000,000 if Availability is less than $125,000,000 on a Pro Forma Basis for the 12 month period following the date of determination, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Loan Parties, taken as a whole, and is not released, vacated or fully bonded within forty-five (45) days after its issue or levy; or

(h)           Judgments. There is entered against any Loan Party or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount in excess of (x) $75,000,000 if Availability is greater than or equal to $125,000,000 on a Pro Forma Basis for the 12 month period following such judgment or (y) $40,000,000 if Availability is less than $125,000,000 on a Pro Forma Basis for the 12 month period following such judgment (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of forty-five (45) consecutive days; or

(i)            ERISA. (a)(i) An ERISA Event occurs with respect to a Plan subject to ERISA or Multiemployer Plan subject to ERISA which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect; or (b) except as could not reasonably be expected to result in a Material Adverse Effect, (i) a Pension Event shall occur which, in Collateral Agent’s determination, constitutes grounds for the termination under any Applicable Law, of any Plan or (ii) the appointment by the appropriate Governmental Authority of a trustee for any Plan, or (iii) if any Plan shall be terminated or any such trustee shall be requested or appointed, or (iv) if a Loan Party is in default with respect to payments to a Plan resulting from their complete or partial withdrawal from such Plan or (v) any event that may reasonably be expected to have a Material Adverse Effect or any Lien arises (save for contribution amounts not yet due) in connection with any Plan; or

(j)            Invalidity of Loan Documents. (i) Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under SECTION 6.04 or SECTION 6.05) or as a result of acts or omissions by any Agent or any Lender or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Commitments), or purports in writing to revoke or rescind any Loan Document; or (ii) any challenge by or on behalf of any Loan Party, receiver, trustee, custodian, conservator, monitor, liquidator, rehabilitator, administrator, administrative receiver or similar officer for any Loan Party or for all or any material part of its property to the validity of any Loan Document or the applicability or enforceability of any Loan Document strictly in accordance with the subject Loan Document’s terms or which seeks to void, avoid, limit, or otherwise adversely affect any security interest created by or in any Loan Document or any payment made pursuant thereto; or

(k)           Change in Control. There occurs any Change in Control; or

(l)            Security Documents. (i) Any Security Document, after delivery thereof pursuant to SECTION 4.01 or SECTION 5.11, shall for any reason (other than pursuant to the terms thereof including as a result of a transaction permitted under SECTION 6.04 or SECTION 6.05) cease to create a valid and perfected or recorded Lien, with the priority required by the Security Documents, (or other security purported to be created on the applicable Collateral) on, security interest in, and hypothecs of any material portion of the Collateral purported to be covered thereby, subject to Permitted Encumbrances, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent or the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents or to file Uniform Commercial Code continuation statements and except as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage, or (ii) any of the Capital Stock of the Lead Borrower ceasing to be pledged pursuant to the Security Agreement free of Liens other than Liens created by the Security Agreement (other than Liens to secure the Term Loan Facility or Liens securing any Other Pari Passu Lien Obligations (as defined in and to the extent permitted under the Term Loan Agreement as amended and in effect from time to time)) or any nonconsensual Liens arising solely by operation of Law;

(m)          Senior Subordinated Note Documents and Subordinated Discount Note Documents. (i) Any of the Obligations of the Loan Parties under the Loan Documents for any reason shall cease to be “Senior Indebtedness” (or any comparable term) or “Senior Secured Financing” (or any comparable term) under, and as defined in any Senior Subordinated Note Documents or Subordinated Discount Note Documents, or (ii) the subordination provisions set forth in any Senior Subordinated Note Documents or the Subordinated Discount Note Documents shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against the holders of any Senior Subordinated Notes and the Subordinated Discount Notes, as applicable;

(n)           Termination of Business. Except as permitted under SECTION 6.05, the determination of the Loan Parties, whether by vote of the Loan Parties’ board of directors or otherwise to: suspend the operation of the Loan Parties’ business in the ordinary course, liquidate all or substantially all of the Loan Parties’ assets or Store locations, or employ an agent or other third party to conduct any so-called store closing, store liquidation or “Going-Out-Of-Business” sales for all or substantially all of the Loan Parties’ Stores;

(o)           Termination of Guaranty. The termination of the Facility Guaranty or any other guaranty of the Obligations (except for any release or termination permitted hereunder); or

(p)           Indictment. The indictment of any Loan Party, under any Applicable Law where the crime alleged would constitute a felony under Applicable Law and such indictment remains unquashed or such legal process remains undismissed for a period of 90 days or more, unless either (i) the Administrative Agent, in its reasonable discretion, determines that the indictment is not material or (ii) such indictment relates to the Lead Borrower’s stock option practices.

SECTION 7.02       Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent may and, at the request of the Required Lenders, shall take any or all of the following actions:

(a)          declare the Commitment of each Lender to make Revolving Credit Loans (including Swingline Loans) and any obligation of the Issuing Banks to issue Letters of Credit to be terminated, whereupon such Commitments and obligation shall be terminated;

(b)         declare the unpaid principal amount of all outstanding Revolving Credit Loans (including Swingline Loans), all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c)          require that the Borrowers cash collateralize the amount of the Letter of Credit Outstandings (in an amount equal to 101.5% of the then Stated Amount of outstanding Letters of Credit plus 100% of the then unreimbursed amounts due to the Issuing Banks); and

(d)         exercise on behalf of itself and the Secured Parties all rights and remedies available to it and the Secured Parties under the Loan Documents or Applicable Law;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the any Loan Party under the Bankruptcy Code, the obligation of each Lender to make Revolving Credit Loans (including Swingline Loans) and any obligation of the Issuing Banks to issue Letters of Credit shall automatically terminate, the unpaid principal amount of all outstanding Revolving Credit Loans (including Swingline Loans) and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to cash collateralize the amount of Letter of Credit Outstandings as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

SECTION 7.03       Exclusion of Immaterial Subsidiaries.

(a)           Solely for the purpose of determining whether a Default has occurred under clause (f) or (g) of SECTION 7.01, any reference in any such clause to any Restricted Subsidiary or Loan Party shall be deemed not to include any Immaterial Subsidiary affected by any event or circumstances referred to in any such clause (it being agreed that all Immaterial Subsidiaries affected by any event or circumstance referred to in any such clause shall be considered together, as a single consolidated Restricted Subsidiary, for purposes of determining whether they constitute Immaterial Subsidiaries).

SECTION 7.04       Application of Proceeds.

After the occurrence and during the continuance of (i) any Cash Dominion Event (other than with respect to any Canadian Loan Party), or (ii) any Event of Default and acceleration of the Obligations, all proceeds realized from any Loan Party or on account of any Collateral owned by a Loan Party or any payments in respect of any Obligations and all proceeds of the Collateral, shall be applied in the following order:

(a)           FIRST, ratably to pay the Obligations in respect of any Credit Party Expenses, indemnities and other amounts then due to the Agents until paid in full;

(b)           SECOND, ratably to pay any Credit Party Expenses and indemnities, and to pay any fees then due to the Lenders (other than any fees owed to Tranche A-1 Lenders), until paid in full;

(c)           THIRD, ratably to pay interest accrued in respect of the Obligations (other than the Tranche A-1 Loans) until paid in full;

(d)           FOURTH, to pay principal due in respect of the Swingline Loans until paid in full;

(e)           FIFTH, ratably to pay principal due in respect of the Revolving Credit Loans (other than Tranche A-1 Loans) until paid in full;

(f)            SIXTH, to the Administrative Agent, to be held by the Administrative Agent, for the ratable benefit of the Issuing Banks and the Tranche A Lenders as cash collateral in an amount up to 101.5% of the then Stated Amount of Letters of Credit (other than those in which the Tranche A-1 Lenders participate) until paid in full;

(g)           SEVENTH, ratably to pay any fees then due to the Tranche A-1 Lenders until paid in full;

(h)           EIGHTH, ratably to pay interest accrued in respect of the Tranche A-1 Loans until paid in full;

(i)            NINTH, ratably to pay principal due in respect of Tranche A-1 Loans until paid in full;

(j)            TENTH, to the Administrative Agent, to be held by the Administrative Agent, for the ratable benefit of the Issuing Banks and the Tranche A-1 Lenders, as cash collateral in an amount up to 101.5% of the then Stated Amount of Letters of Credit in which the Tranche A-1 Lenders participate until paid in full;

(k)           ELEVENTH, to pay outstanding Obligations with respect to Cash Management Services furnished to any Loan Party by the Agents;

(l)            TWELFTH, ratably to pay any other outstanding Obligations (including any other outstanding Other Liabilities); and

(m)          THIRTEENTH, to the Lead Borrower or such other Person entitled thereto under Applicable Law.

Notwithstanding the foregoing, in the case of payments from or proceeds of Collateral of Michaels of Canada, ULC, the same shall first be applied as provided in subparagraphs (d) through (j) before application to any fees which may be in the nature of interest for tax purposes as provided in subparagraphs (b) and (g) or to interest as provided in subparagraphs (c) and (h).

ARTICLE VIII

The Administrative Agent

SECTION 8.01       Appointment of Administrative Agent.

Each Credit Party hereby irrevocably designates Bank of America as Administrative Agent under this Agreement and the other Loan Documents. The general administration of the Loan Documents shall be by the Administrative Agent. The Credit Parties each hereby (a) irrevocably authorizes the Administrative Agent (i) to enter into the Loan Documents to which it is a party, and (ii) at its discretion, to take or refrain from taking such actions as agent on its behalf and to exercise or refrain from exercising such powers under the Loan Documents as are delegated by the terms hereof or thereof, as appropriate, together with all powers reasonably incidental thereto, and (b) agrees and consents to all of the provisions of the Security Documents. The Administrative Agent shall have no duties or responsibilities except as set forth in this Agreement and the other Loan Documents, nor shall it have any fiduciary relationship with any other Credit Party, and no implied covenants, responsibilities, duties, obligations, or liabilities shall be read into the Loan Documents or otherwise exist against the Administrative Agent.

SECTION 8.02       Appointment of Collateral Agent.

Each Secured Party hereby irrevocably designates Bank of America as Collateral Agent under this Agreement and the other Loan Documents. The Secured Parties each hereby (i) irrevocably authorizes the Collateral Agent (x) to enter into the Loan Documents to which it is a party, and (y) at its discretion, to take or refrain from taking such actions as agent on its behalf and to exercise or refrain from exercising such powers under the Loan Documents as are delegated by the terms hereof or thereof, as appropriate, together with all powers reasonably incidental thereto, and (ii) agrees and consents to all of the provisions of the Security Documents. All Collateral shall be held or administered by the Collateral Agent (or its duly-appointed agent) for its own benefit and for the ratable benefit of the other Credit Parties. Any proceeds received by the Collateral Agent from the foreclosure, sale, lease or other disposition of any of the Collateral and any other proceeds received pursuant to the terms of the Security Documents or the other Loan Documents shall be paid over to the Administrative Agent for application as provided in this Agreement and the other Loan Documents. The Collateral Agent shall have no duties or responsibilities except as set forth in this Agreement and the other Loan Documents, nor shall it have any fiduciary relationship with any other Secured Party, and no implied covenants, responsibilities, duties, obligations, or liabilities shall be read into the Loan Documents or otherwise exist against the Collateral Agent.

SECTION 8.03       Solidary Interests/Quebec Liens (Hypothecs).

Without limiting the generality of the foregoing, for the purposes of creating a solidarité active in accordance with Article 1541 of the Civil Code of Quebec, between each Credit Party, taken individually, on the one hand, and the Agents, on the other hand, the Borrowers, the Facility Guarantors and each such Credit Party acknowledge and agree with the Agents that such Credit Party and the Agents are hereby conferred the legal status of solidary creditors of the Borrowers and the Facility Guarantors in respect of all Obligations, present and future, owed by the Borrowers or the Facility Guarantors to each such Credit Party and the Agents (collectively, the “Solidary Claim”). Accordingly, but subject (for the avoidance of doubt) to Article 1542 of the Civil Code of Quebec, the Borrowers and the Facility Guarantors are irrevocably bound towards the Agents and each Credit Party in respect of the entire Solidary Claim of the Agents and such Credit Party. As a result of the foregoing, the parties hereto acknowledge that the Agents and each Credit Party shall at all times have a valid and effective right of action for the entire Solidary Claim of the Agents and such Credit Party and the right to give full acquittance for it. Accordingly, without limiting the generality of the foregoing, the Agents, as solidary creditor with each Credit Party, shall at all times have a valid and effective right of action in respect of all Obligations, present and future, owed by the Borrowers or the Facility Guarantors to the Agents and to the Credit Parties or any of them and the right to give a full acquittance for same. For greater certainty, the foregoing provisions of this paragraph, and the rights of the Credit Parties, shall at all times be subject to the provisions of this Agreement.

SECTION 8.04       Sharing of Excess Payments.

If at any time or times any Secured Party shall receive (i) by payment, foreclosure, setoff, banker’s lien, counterclaim, or otherwise, or any payments with respect to the Obligations owing to such Secured Party arising under, or relating to, this Agreement or the other Loan Documents, or (ii) payments from the Administrative Agent in excess of such Secured Party’s ratable portion of all such distributions by the Administrative Agent, such Secured Party shall promptly (1) turn the same over to the Administrative Agent, in kind, and with such endorsements as may be required to negotiate the same to the Administrative Agent, or in same day funds, as applicable, for the account of all of the Secured Parties and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (2) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Secured Parties so that such excess payment received shall be applied ratably as among the Secured Parties in accordance with the provisions of SECTION 2.17 or SECTION 7.04, as applicable; provided, however, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment. In no event shall the provisions of this paragraph be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Credit Loans or participations in Swingline Loans or in drawings under Letters of Credit to any Eligible Assignee or participant, other than to the Borrowers (as to which the provisions of this paragraph shall apply).

SECTION 8.05       Agreement of Applicable Lenders.

Upon any occasion requiring or permitting an approval, consent, waiver, election or other action on the part of the Applicable Lenders, action shall be taken by each Agent for and on behalf or for the benefit of all Credit Parties upon the direction of the Applicable Lenders, and any such action shall be binding on all Credit Parties. No amendment, modification, consent, or waiver shall be effective except in accordance with the provisions of SECTION 9.01.

SECTION 8.06       Liability of Agents.

(a)           The Agents, when acting on behalf of the Credit Parties, may execute any of their respective duties under this Agreement or any of the other Loan Documents by or through any of their respective officers, agents and employees, and none of the Agents nor any of their respective directors, officers, agents or employees shall be liable to any other Secured Party for any action taken or omitted to be taken in good faith, or be responsible to any other Secured Party for the consequences of any oversight or error of judgment, or for any loss, except to the extent of any liability imposed by law by reason of such Agent’s own gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). None of the Agents nor any of their respective directors, officers, agents and employees shall in any event be liable to any other Secured Party for any action taken or omitted to be taken by it pursuant to instructions received by it from the Applicable Lenders, or in reliance upon the advice of counsel selected by it. Without limiting the foregoing none of the Agents, nor any of their respective directors, officers, employees, or agents shall be: (i) responsible to any other Secured Party for the due execution, validity, genuineness, effectiveness, sufficiency, or enforceability of, or for any recital, statement, warranty or representation in, this Agreement, any other Loan Document or any related agreement, document or order; (ii) required to ascertain or to make any inquiry concerning the performance or observance by any Loan Party of any of the terms, conditions, covenants, or agreements of this Agreement or any of the Loan Documents; (iii) responsible to any other Secured Party for the state or condition of any properties of the Loan Parties or any other obligor hereunder constituting Collateral for the Obligations or any information contained in the books or records of the Loan Parties; (iv) responsible to any other Secured Party for the validity, enforceability, collectibility, effectiveness or genuineness of this Agreement or any other Loan Document or any other certificate, document or instrument furnished in connection therewith; or (v) responsible to any other Secured Party for the validity, priority or perfection of any Lien securing or purporting to secure the Obligations or for the value or sufficiency of any of the Collateral.

(b)           The Agents may execute any of their duties under this Agreement or any other Loan Document by or through their agents or attorneys-in-fact, and shall be entitled to the advice of counsel concerning all matters pertaining to its rights and duties hereunder or under the other Loan Documents. The Agents shall not be responsible for the negligence or misconduct of any agent or attorneys-in-fact selected by them with reasonable care.

(c)           None of the Agents nor any of their respective directors, officers, employees, or agents shall have any responsibility to any Loan Party on account of the failure or delay in performance or breach by any other Secured Party (other than by each such Agent in its capacity as a Lender) of any of its respective obligations under this Agreement or any of the other Loan Documents or in connection herewith or therewith.

(d)           The Agents shall be entitled to rely, and shall be fully protected in relying, upon any notice, consent, certificate, affidavit, or other document or writing believed by them to be genuine and correct and to have been signed, sent or made by the proper person or persons, and upon the advice and statements of legal counsel (including, without, limitation, counsel to the Loan Parties), independent accountants and other experts selected by any Loan Party or any Secured Party. The Agents shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless they shall first receive such advice or concurrence of the Applicable Lenders as they deem appropriate or they shall first be indemnified to their satisfaction by the other Secured Parties against any and all liability and expense which may be incurred by them by reason of the taking or failing to take any such action.

SECTION 8.07       Notice of Default.

No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless such Agent has actual knowledge of the same or has received notice from a Secured Party or Loan Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that an Agent obtains such actual knowledge or receives such a notice, such Agent shall give prompt notice thereof to each of the other Secured Parties. Upon the occurrence of an Event of Default, the Agents shall (subject to the provisions of SECTION 9.01) take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders. Unless and until the Agents shall have received such direction, the Agents may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Default or Event of Default as they shall deem advisable in the best interest of the Secured Parties. In no event shall the Agents be required to comply with any such directions to the extent that the Agents believe that their compliance with such directions would be unlawful.

SECTION 8.08       Credit Decisions.

Each Secured Party (other than the Agents) acknowledges that it has, independently and without reliance upon the Agents or any other Secured Party, and based on the financial statements prepared by the Loan Parties and such other documents and information as it has deemed appropriate, made its own credit analysis and investigation into the business, assets, operations, property, and financial and other condition of the Loan Parties and has made its own decision to enter into this Agreement and the other Loan Documents. Each Credit Party (other than the Agents) also acknowledges that it will, independently and without reliance upon the Agents or any other Secured Party, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in determining whether or not conditions precedent to closing any Revolving Credit Loan hereunder have been satisfied and in taking or not taking any action under this Agreement and the other Loan Documents.

SECTION 8.09       Reimbursement and Indemnification.

Each Secured Party (other than the Agents) agrees to (i) reimburse the Agents for such Secured Party’s pro rata share of all Obligations held by such Secured Party of (x) any expenses and fees incurred by any Agent for the benefit of Secured Parties under this Agreement and any of the other Loan Documents, including, without limitation, counsel fees and compensation of agents and employees paid for services rendered on behalf of the Secured Parties, and any other expense incurred in connection with the operation or enforcement thereof not reimbursed by the Loan Parties, and (y) any expenses of any Agent incurred for the benefit of the Secured Parties that the Loan Parties have agreed to reimburse pursuant to this Agreement or any other Loan Document and have failed to so reimburse, and (ii) indemnify and hold harmless each Agent and any of their respective directors, officers, employees, or agents, on demand, in the amount of such Secured Party’s pro rata share of all Obligations held by such Secured Party, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against it or any Secured Party in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by it or any of them under this Agreement or any of the other Loan Documents to the extent not reimbursed by the Loan Parties, including, without limitation, costs of any suit initiated either by any Agent against any Secured Party or against any Agent or Secured Party (except such as shall have been determined by a court of competent jurisdiction or another independent tribunal having jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent); provided, however, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Secured Party in its capacity as such. The provisions of this SECTION 8.09 shall survive the repayment of the Obligations and the termination of the Commitments.

SECTION 8.10       Rights of Agents.

It is understood and agreed that the Agents shall have the same rights and powers hereunder (including the right to give such instructions) as the other Lenders and may exercise such rights and powers, as well as their rights and powers under other agreements and instruments to which they are or may be party, and engage in other transactions with the Loan Parties, as though they were not the Agents. Each Agent and their respective Affiliates may accept deposits from, lend money to, and generally engage in any kind of commercial or investment banking, trust, advisory or other business with the Loan Parties and their Affiliates as if it were not an Agent thereunder.

SECTION 8.11       Notice of Transfer.

The Administrative Agent may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Obligations for all purposes, unless and until, and except to the extent, an Assignment and Acceptance shall have become effective as set forth in SECTION 9.07.

SECTION 8.12       Successor Agents.

Any Agent may resign at any time by giving thirty (30) Business Days’ written notice thereof to the other Secured Parties and the Lead Borrower. Upon any such resignation of an Agent, the Required Lenders shall have the right to appoint a successor Agent, which, so long as there is no Specified Default, shall be reasonably satisfactory to the Lead Borrower (whose consent in any event shall not be unreasonably withheld or delayed). If no successor Agent shall have been so appointed by the Required Lenders and/or none shall have accepted such appointment within thirty (30) days after the retiring Agent’s giving of notice of resignation, the retiring Agent may, on behalf of the other Secured Parties, appoint a successor Agent which shall be a commercial bank (or affiliate thereof) organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of a least $1,000,000,000, or capable of complying with all of the duties of such Agent hereunder (in the opinion of the retiring Agent and as certified to the other Secured Parties in writing by such successor Agent) which, so long as there is no Specified Default, shall be reasonably satisfactory to the Lead Borrower (whose consent shall not in any event be unreasonably withheld or delayed). Upon the acceptance of any appointment as Agent by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent’s resignation hereunder as such Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was such Agent under this Agreement.

SECTION 8.13       Relation Among the Lenders.

The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of any Agent) authorized to act for, any other Lender.

SECTION 8.14       Reports and Financial Statements.

By signing this Agreement, each Lender (and with respect to clause (a), each Secured Party):

(a)           agrees to furnish the Administrative Agent on the first day of each month with a summary of all Other Liabilities due or to become due to such Lender;

(b)           is deemed to have requested that the Agents furnish such Lender, promptly after they become available, copies of all financial statements required to be delivered by the Lead Borrower under SECTION 5.01(a) through and including SECTION 5.01(g), and all commercial finance examinations and appraisals of the Collateral received by the Agents (collectively, the “Reports”) (and the Agents agree to furnish such Reports promptly to the Lenders, which Reports may be furnished in accordance with the final paragraph of SECTION 5.01);

(c)           expressly agrees and acknowledges that no Agent makes any representation or warranty as to the accuracy of the Reports, and shall not be liable for any information contained in any Report;

(d)           expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Agents or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel;

(e)           agrees to keep all Reports confidential and strictly for its internal use, and not to distribute except to its participants, or use any Report in any other manner; and

(f)            without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold each Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any Credit Extensions that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender’s participation in Swingline Loans and Letters of Credit, or the indemnifying Lender’s purchase of, Revolving Credit Loans of the Borrowers; and (ii) to pay and protect, and indemnify, defend, and hold each Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorney costs) incurred by the Agents and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender in violation of the terms hereof.

SECTION 8.15       Agency for Perfection.

Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Liens for the benefit of the Agents and the Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other Applicable Law of the United States of America or Canada under the PPSA or otherwise can be perfected only by possession. Should any Secured Party (other than an Agent) obtain possession of any such Collateral, such Secured Party shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral to the Collateral Agent, or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

SECTION 8.16       Delinquent Lender.

(a)           If for any reason any Lender shall fail or refuse to abide by its obligations under this Agreement, including without limitation its obligation to make available to Administrative Agent its Commitment Percentage of any Revolving Credit Loans, expenses or setoff or purchase its Commitment Percentage of a participation interest in the Swingline Loans or Letter of Credit Outstandings (a “Delinquent Lender”) and such failure is not cured within ten (10) days of receipt from the Administrative Agent of written notice thereof, then, in addition to the rights and remedies that may be available to the other Secured Parties, the Loan Parties or any other party at law or in equity, and not at limitation thereof, (i) such Delinquent Lender’s right to participate in the administration of, or decision-making rights related to, the Obligations, this Agreement or the other Loan Documents shall be suspended during the pendency of such failure or refusal, and (ii) a Delinquent Lender shall be deemed to have assigned any and all payments due to it from the Loan Parties, whether on account of outstanding Revolving Credit Loans, interest, fees or otherwise, to the remaining non-delinquent Lenders for application to, and reduction of, their proportionate shares of all outstanding Obligations until, as a result of application of such assigned payments the Lenders’ respective Commitment Percentages of all outstanding Obligations (other than Other Liabilities) shall have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency. The Delinquent Lender’s decision-making and participation rights and rights to payments as set forth in clauses (i) and (ii) hereinabove shall be restored only upon the payment by the Delinquent Lender of its Commitment Percentage of any Obligations (other than Other Liabilities), any participation obligation, or expenses as to which it is delinquent, together with interest thereon at the Default Rate from the date when originally due until the date upon which any such amounts are actually paid.

(b)           The non-Delinquent Lenders shall also have the right, but not the obligation, in their respective, sole and absolute discretion, to cause the termination and assignment without any further action by the Delinquent Lender for no cash consideration (pro rata, based on the respective Commitments of those Lenders electing to exercise such right), the Delinquent Lender’s Commitment to fund future Credit Extensions. Upon any such purchase of the Commitment Percentage of any Delinquent Lender, the Delinquent Lender’s share in future Credit Extensions and its rights under the Loan Documents with respect thereto shall terminate on the date of purchase, and the Delinquent Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest, including, if so requested, an Assignment and Acceptance. The Borrowers may, on ten (10) days’ prior written notice to the

Administrative Agent and such Delinquent Lender, replace such Delinquent Lender (in its capacity as a Lender) by causing such Delinquent Lender to (and such Delinquent Lender shall be obligated to) assign (with the assignment fee to be paid by the Borrowers in such instance) all of its rights and obligations under this Agreement to one or more Eligible Assignees.

(c)           Each Delinquent Lender shall indemnify the Administrative Agent and each non-delinquent Lender from and against any and all loss, damage or expenses, including but not limited to reasonable attorneys’ fees and funds advanced by the Administrative Agent or by any non-delinquent Lender, on account of a Delinquent Lender’s failure to timely fund its Commitment Percentage of a Revolving Credit Loan, or its participation in Swinglines Loan and Letters of Credit or to otherwise perform its obligations under the Loan Documents.

SECTION 8.17       Collateral Matters.

(a)           The Lenders hereby irrevocably authorize the Collateral Agent to release any Lien upon any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full of all Obligations (other than contingent indemnity obligations with respect to then unasserted claims), all Letters of Credit shall have expired or terminated (or been collateralized or backstopped in a manner satisfactory to the applicable Issuing Bank) and all Letter of Credit Outstandings have been reduced to zero (or collateralized or backstopped in a manner satisfactory to the applicable Issuing Bank), or (ii) constituting property being sold, transferred or disposed of in a Permitted Disposition upon receipt by the Administrative Agent of the Net Proceeds thereof to the extent required by this Agreement. Except as provided above, the Collateral Agent will not release any of the Collateral Agent’s Liens without the prior written authorization of the Applicable Lenders. Upon request by any Agent or any Loan Party at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release any Liens upon particular types or items of Collateral pursuant to this SECTION 8.17.

(b)           Upon at least two (2) Business Days’ prior written request by the Lead Borrower, the Collateral Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens upon any Collateral described in SECTION 8.17(a); provided, however, that (i) the Collateral Agent shall not be required to execute any such document on terms which, in its reasonable opinion, would, under Applicable Law, expose the Collateral Agent to liability or create any obligation or entail any adverse consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of any Loan Party in respect of) all interests retained by any Loan Party, including (without limitation) the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

SECTION 8.18       Syndication Agent, Co-Documentation Agents, and Arrangers.

Notwithstanding the provisions of this Agreement or any of the other Loan Documents, the Syndication Agent, the Co-Documentation Agents and the Arrangers shall have no powers, rights, duties, responsibilities or liabilities with respect to this Agreement and the other Loan Documents.

ARTICLE IX

Miscellaneous

SECTION 9.01       Amendments, Etc.

Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Lead Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Lead Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, no such amendment, waiver or consent shall:

(a)           extend or increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in SECTION 4.02 or the waiver of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b)           postpone any date scheduled for, or reduce the amount of, any payment of principal, interest, fees or other amounts payable under the Loan Documents or reduce the amount of, waive or excuse any such payment or postpone the expiration of the Commitments or the Maturity Date, without the prior written consent of all Lenders directly affected thereby provided that, only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate;

(c)           reduce the principal of, or the rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document without the prior written consent of all Lenders directly affected thereby; provided that, only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate;

(d)           change any provision of this SECTION 9.01, the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the prior written consent of all Lenders affected thereby;

(e)           other than in a transaction permitted under SECTION 6.05, release all or substantially all of the Collateral in any transaction or series of related transactions, without the prior written Unanimous Consent of all Lenders; or

(f)            other than in connection with a transaction permitted under SECTION 6.04 or SECTION 6.05, release any Loan Party from its obligations under any Loan Document or limit its liability in respect of such Loan Document, without the prior written Unanimous Consent of all Lenders; or

(g)           except as provided in SECTION 2.02, increase the Total Commitments without the prior written Unanimous Consent of all Lenders; or

(h)           without the prior written Unanimous Consent of all Lenders, change the definition of the terms “Availability” or “Tranche A Borrowing Base” or “Tranche A-1 Borrowing Base” or any component definition of any such terms if as a result thereof the amounts available to be borrowed by the Borrowers would be increased, provided that the foregoing shall not limit the discretion of the Administrative Agent to change, establish or eliminate any Reserves or to add Inventory and Accounts acquired in a Permitted Acquisition to the Borrowing Base as provided herein; or

(i)            without the prior written Unanimous Consent of all Lenders, modify the definition of Permitted Overadvance so as to increase the amount thereof, or to cause the aggregate Commitments (or the Commitment of any Lender) to be exceeded as a result thereof, or, except as provided in such definition, the time period for a Permitted Overadvance;

(j)            without the prior written Unanimous Consent of all Lenders, change SECTION 2.17, SECTION 2.18, SECTION 7.04, or SECTION 8.04;

(k)           without the prior written Unanimous Consent of all Lenders, (i) subordinate the Obligations hereunder to any other Indebtedness, or (ii) except as provided by operation of Applicable Law or in the Intercreditor Agreement, subordinate the Liens granted hereunder or under the other Loan Documents to any other Lien; or

(l)            without the prior written Unanimous Consent of all Lenders, modify the definition of Excess Swingline Loans.

and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by each Issuing Bank in addition to the Lenders required above, affect the rights or duties of an Issuing Bank under this Agreement or any Letter of Credit application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement; and (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent and the Collateral Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent or the Collateral Agent under this Agreement or any other Loan Document. Notwithstanding anything to the contrary herein, no Delinquent Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Commitments or Loans held or deemed held by any Delinquent Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders).

Notwithstanding anything to the contrary contained in this SECTION 9.01, in the event that the Lead Borrower shall request that this Agreement or any other Loan Document be modified, amended or waived in a manner which would require the Unanimous Consent of the Lenders or of all Lenders affected thereby and such amendment is approved by the Required

Lenders, but not by all the Lenders, the Lead Borrower and the Administrative Agent shall be permitted to amend this Agreement without the consent of the Lender or Lenders which did not agree to the modification or amendment requested by the Lead Borrower (such Lender or Lenders, collectively the “Minority Lenders”) subject to their providing for (i) the termination of the Commitment of each of the Minority Lenders, (ii) the addition to this Agreement of one or more other financial institutions which would qualify as an Eligible Assignee, subject to the reasonable approval of the Administrative Agent, or an increase in the Commitment of one or more of the Required Lenders, so that the Total Commitments after giving effect to such amendment shall be in the same amount as the aggregate Commitments immediately before giving effect to such amendment, (iii) if any Revolving Credit Loans are outstanding at the time of such amendment, the making of such additional Revolving Credit Loans by such new or increasing Lender or Lenders, as the case may be, as may be necessary to repay in full the outstanding Revolving Credit Loans (including principal, interest, fees and other amounts due and owing under the Loan Documents) of the Minority Lenders immediately before giving effect to such amendment and (iv) such other modifications to this Agreement or the Loan Documents as may be appropriate and incidental to the foregoing.

SECTION 9.02       Notices and Other Communications; Facsimile Copies.

(a)           General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                    if to any Loan Party, to it at 8000 Bent Branch Drive, Irving, Texas 75063, Attention: Lisa Klinger, Vice President and Treasurer (Telecopy No. (972) 409-1556) (E-Mail: klingerl@michaels.com), with a copy to the attention of General Counsel (Telecopy No. (972) 409-1965, and with copies to Bain Capital Partners, LLC, 111 Huntington Avenue, Boston, Massachusetts 02199, Attention: Josh Bekenstein, Matthew Levin and Todd Cook (Telecopy No. (617) 516-2010), (E-Mail: jbekenstein@baincapital.com, mlevin@baincapital.com, and tcook@baincapital.com), and Blackstone Management Associates V LLC, 345 Park Avenue, New York, New York 10154, Attention: Michael Chae and Matthew Kabaker (Telecopy No.(212) 583-5717), (E-Mail: chae@blackstone.com and kabaker@blackstone.com),with a copy to Ropes & Gray LLP, One International Place, Boston, Massachusetts 02110, Attention: Byung W. Choi, Esquire (Telecopy No. (617) 951-7050), (E-Mail: byung.choi@ropesgray.com); and

(ii)                   if to the Administrative Agent, the Collateral Agent or the Swingline Lender to Bank of America, N.A., 40 Broad Street, Boston, Massachusetts 02109, Attention Keith Vercauteren (Telecopy No. (617) 434-4339), (E-Mail: Keith.Vercauteren@bankofamerica.com), David C. Storer (Telecopy No. (617) 434-4339), (E-Mail: David.Storer@bankofamerica.com), and Sally Sheehan (Telecopy No. (617) 434-4339), (E-Mail: Sally.Sheehan@bankofamerica.com), with a copy to Riemer

& Braunstein, LLP, Three Center Plaza, Boston, Massachusetts 02108, Attention: David S. Berman, Esquire (Telecopy No. (617) 880-3456), (E-Mail: dberman@riemerlaw.com);

(iii)                  if to any other Credit Party, to it at its address (or telecopy number or electronic mail address) set forth on the signature pages hereto or on any Assignment and Acceptance.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of SECTION 5.02), when delivered; provided that notices and other communications to the Administrative Agent, the Issuing Banks and the Swingline Lender pursuant to Article 2 shall not be effective until actually received by such Person. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

Notwithstanding the foregoing, any notice hereunder sent by e-mail shall be solely for the distribution of (i) routine communications such as financial statements and (ii) documents and signature pages for execution by the parties hereto, and for no other purpose. Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

(b)         Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile or by electronic pdf copy. The effectiveness of any such documents and signatures shall, subject to Applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Administrative Agent, the Collateral Agent, the Issuing Banks, and the Lenders.

(c)          Reliance by Agents and Lenders. The Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders shall be entitled to rely and act upon any notices (including telephonic Borrowing Requests) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify the Credit Parties and each Related Person from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers in the absence of gross negligence or willful misconduct. All telephonic notices to the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

SECTION 9.03       No Waiver; Cumulative Remedies.

No failure or delay by any Credit Party in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Credit Parties hereunder and under the other Loan Documents are cumulative and are not exclusive of any other rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by SECTION 9.01, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Revolving Credit Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Credit Party may have had notice or knowledge of such Default or Event of Default at the time.

SECTION 9.04       Attorney Costs and Expenses.

The Lead Borrower agrees (a) if the Closing Date occurs, to pay or reimburse the Agents, the Syndication Agent, the Co-Documentation Agents and the Arrangers for all Credit Party Expenses incurred in connection with (i) the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents, and (ii) any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and (iii) the consummation and administration of the transactions contemplated hereby and thereby, including, in each case, all reasonable fees and expenses of Riemer & Braunstein LLP and Ogilvy Renault, LLP, and (b) to pay or reimburse the Agents, the Syndication Agent, the Co-Documentation Agents, the Arrangers and each Lender for all Credit Party Expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including, without limitation, all such costs and expenses incurred during any legal proceeding, including any proceeding under the Bankruptcy Code, and including all fees and expenses of counsel to the Agents and, to the extent constituting Credit Party Expenses, the other Credit Parties). The agreements in this SECTION 9.04 shall survive the termination of the Commitments and repayment of all other Obligations. All amounts due under this SECTION 9.04 for Credit Party Expenses incurred after the Closing Date shall be paid within ten (10) Business Days of receipt by the Lead Borrower of an invoice relating thereto setting forth such Credit Party Expenses in reasonable detail. If any Loan Party fails to pay when due any Credit Party Expenses payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion, without notice to or consent from the Loan Parties, and any amounts so paid shall constitute Revolving Credit Loans hereunder.

SECTION 9.05       Indemnification by the Lead Borrower.

Whether or not the transactions contemplated hereby are consummated, the Lead Borrower shall indemnify and hold harmless each Credit Party, their respective Related Persons and their respective Affiliates, directors, officers, employees, counsel, agents, trustees, investment advisors and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including fees and expenses of counsel) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Revolving Credit Loan (including Swingline Loans) or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Lead Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to the Lead Borrower, any Subsidiary or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto and, in each case, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements (i) resulted from the gross negligence, bad faith, or willful misconduct of such Indemnitee or of any affiliate, director, officer, employee, counsel, agent or attorney-in-fact of such Indemnitee, or (ii) are relating to disputes amongst Indemnitees. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee or any Loan Party have any liability and each party hereby waives, any claim against any other party to this Agreement or any Indemnitee, for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). In the case of an investigation, litigation or other proceeding to which the indemnity in this SECTION 9.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. All amounts due under this SECTION 9.05 shall be paid within ten (10) Business Days after demand therefor; provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification or contribution rights with respect to such payment pursuant to the express terms of this SECTION 9.05. The agreements in this SECTION 9.05 shall survive the resignation of the Administrative Agent or the Collateral Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

SECTION 9.06       Payments Set Aside.

To the extent that any payment by or on behalf of the Lead Borrower is made to any Credit Party, or any Credit Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Credit Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under the Bankruptcy Code or any other debtor relief law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent or the Collateral Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.

SECTION 9.07       Successors and Assigns.

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee, (ii) by way of participation in accordance with the provisions of SECTION 9.07(d) or SECTION 9.07(e), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of SECTION 9.07(f) or SECTION 9.07(g) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in SECTION 9.07(e) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(a)           (i)            Subject to the conditions set forth in paragraph (a)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Revolving Credit Loans (including for purposes of this SECTION 9.07(a), participations in Letters of Credit and in Swingline Loans) at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)          the Lead Borrower, provided that no consent of the Lead Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, a Related Fund or, if a Specified Default has occurred and is continuing, any Eligible Assignee;

(B)           the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender, or a Related Fund;

(C)           each Issuing Bank at the time of such assignment; and

(D)          the Swingline Lender.

(ii)   Assignments shall be subject to the following additional conditions:

(A)          except in the case of an assignment to a Lender or an Affiliate of a Lender or a Related Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Lead Borrower and the Administrative Agent otherwise consents, provided that (1) no such consent of the Lead Borrower shall be required if a Specified Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Related Funds, if any;

(B)           the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (unless such fee is waived by the Administrative Agent); and

(C)           the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire satisfactory in form and content to the Administrative Agent.

(b)           Subject to acceptance and recording thereof by the Administrative Agent pursuant to SECTION 9.07(c), from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of SECTION 9.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with SECTION 9.07(d).

(c)           The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Revolving Credit Loans (including Swingline Loans) and Obligations with respect to Letters of Credit owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Credit Parties shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any Borrower and any Credit Party, at any reasonable time and from time to time upon reasonable prior notice.

(d)           Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Revolving Credit Loans (including such Lender’s participations in Letters of Credit and/or Swingline Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers and the other Credit Parties shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in SECTION 9.01(b), (c), (e) or (f) that directly affects such Participant. Subject to SECTION 9.07(e), the Borrowers agree that each Participant shall be entitled to the benefits of SECTION 2.14 and SECTION 2.23 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to SECTION 9.07(b). To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of SECTION 9.09 as though it were a Lender; provided that such Participant agrees to be subject to SECTION 8.04 as though it were a Lender.

(e)           A Participant shall not be entitled to receive any greater payment under SECTION 2.14 or SECTION 2.23 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Lead Borrower’s prior written consent.

(f)            Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)           Notwithstanding anything to the contrary contained herein, (1) any Lender may in accordance with Applicable Law create a security interest in all or any portion of the Revolving Credit Loans owing to it and the Note, if any, held by it and (2) any Lender that is a fund that invests in loans may create a security interest in all or any portion of the Revolving Credit Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this SECTION 9.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(h)           Notwithstanding anything to the contrary contained herein, any Issuing Bank or the Swingline Lender may, upon thirty (30) days’ notice to the Lead Borrower and the Lenders, resign as an Issuing Bank or the Swingline Lender, respectively; provided that on or prior to the expiration of such 30-day period with respect to such resignation, the relevant Issuing Bank or the Swingline Lender shall have identified a successor Issuing Bank or Swingline Lender reasonably acceptable to the Lead Borrower willing to accept its appointment as successor Issuing Bank or Swingline Lender, as applicable. In the event of any such resignation of an Issuing Bank or the Swingline Lender, the Lead Borrower shall be entitled to appoint from among the Lenders willing to accept such appointment a successor Issuing Bank or Swingline Lender hereunder; provided that no failure by the Lead Borrower to appoint any such successor shall affect the resignation of the relevant Issuing Bank or the Swingline Lender, as the case may be, except as expressly provided above. If an Issuing Bank resigns as an Issuing Bank, it shall retain all the rights and obligations of an Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an Issuing Bank and all Obligations with respect thereto (including the right to require the Lenders to make Prime Rate Loans or fund risk participations in Letters of Credit). If the Swingline Lender resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Prime Rate Loans or fund risk participations in outstanding Swingline Loans.

SECTION 9.08       Confidentiality.

Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and its Affiliates’ directors, officers, employees, trustees, investment advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and shall agree to keep such Information confidential); (b) to the extent requested by any Governmental Authority; (c) to the extent required by Applicable Law or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) subject to an agreement containing provisions substantially the same as those of this SECTION 9.08 (or as may otherwise be reasonably acceptable to the Lead Borrower), to any pledgee referred to in SECTION 9.07(f), counterparty to a Swap Contract, Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement; (f) with the written consent of the Lead Borrower; (g) to the extent such Information becomes publicly available other than as a result of a breach of this SECTION 9.08; (h) to any Governmental Authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; (i) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender); (j) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (k) to the extent such Information becomes available to any Credit Party on a nonconfidential basis from a source other than the Loan Parties; and (l) to the extent that such Information is independently developed by such Credit Party. In addition, the Credit Parties may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Credit Parties in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this SECTION 9.08, “Information” means all information received from any Loan Party relating to any Loan Party or its business, other than any such information that is publicly available to any Credit Party prior to disclosure by any Loan Party other than as a result of a breach of this SECTION 9.08; provided that, in the case of information received from a Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential or (ii) is delivered pursuant to SECTION 5.01, SECTION 5.02 or  SECTION 5.03 hereof.

SECTION 9.09       Setoff.

In addition to any rights and remedies of the Lenders provided by Applicable Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates is authorized at any time and from time to time, without prior notice to the Lead Borrower or any other Loan Party, any such notice being waived by the Lead Borrower (on its own behalf and on behalf of each Loan Party and its Subsidiaries) to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Lender and its Affiliates hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Credit Party or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Each Lender agrees promptly to notify the Lead Borrower and the Administrative Agent after any such set off and application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent and each Lender under this SECTION 9.09 are in addition to other rights and remedies (including other rights of setoff) that the Agents and such Lender may have.

SECTION 9.10       Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (the “Maximum Rate”). If any Credit Party shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Revolving Credit Loans (including Swingline Loans) or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by a Credit Party exceeds the Maximum Rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 9.11       Counterparts.

This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or by electronic pdf copy of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Administrative Agent and the Collateral Agent may also require that any such documents and signatures delivered by telecopier be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier.

SECTION 9.12       Integration.

This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Credit Parties in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

SECTION 9.13       Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 9.14       GOVERNING LAW.

(a)           THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK; PROVIDED, HOWEVER, THAT IF THE LAWS OF ANY JURISDICTION OTHER THAN NEW YORK SHALL GOVERN IN REGARD TO THE VALIDITY, PERFECTION OR EFFECT OF PERFECTION OF ANY LIEN OR IN REGARD TO PROCEDURAL MATTERS AFFECTING ENFORCEMENT OF ANY LIENS IN COLLATERAL, SUCH LAWS OF SUCH OTHER JURISDICTIONS SHALL CONTINUE TO APPLY TO THAT EXTENT.

(b)         ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR

INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY AND EACH CREDIT PARTY CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH BORROWER, EACH FACILITY GUARANTOR AND EACH CREDIT PARTY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION OR OTHER JURISDICTION CHOSEN BY THE AGENTS IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.

SECTION 9.15       WAIVER OF RIGHT TO TRIAL BY JURY.

EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 9.15 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

SECTION 9.16       Binding Effect.

This Agreement shall become effective when it shall have been executed by the Borrowers and the Administrative Agent shall have been notified by each Lender, Swingline Lender and Issuing Bank that each such Lender, Swingline Lender and Issuing Bank has executed it and thereafter shall be binding upon and inure to the benefit of each Borrower and each Credit Party and their respective successors and assigns, except that no Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as otherwise permitted hereby .

SECTION 9.17       Judgment Currency.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the

Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under Applicable Law).

SECTION 9.18       Lender Action.

Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent. The provision of this SECTION 9.18 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

SECTION 9.19       USA PATRIOT ACT; PROCEEDS OF CRIME ACT.

Each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Act. Each Loan Party is in compliance, in all material respects, with the Act and the Proceeds of Crime Act. No part of the proceeds of the Revolving Credit Loans will be used by the Loan Parties, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

SECTION 9.20       Foreign Asset Control Regulations.

Neither of the advance of the Revolving Credit Loans nor the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United

States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)). Furthermore, none of the Borrowers or their Subsidiaries (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) knowingly engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person” or in any manner violative of any such order.

SECTION 9.21       Survival.

All covenants, agreements, indemnities, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Revolving Credit Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and, notwithstanding that any Credit Party may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until (i) the Commitments have expired or been terminated, (ii) the principal of and interest on each Revolving Credit Loan (including Swingline Loans) and all fees and other Obligations (other than contingent indemnity obligations with respect to then unasserted claims) shall have been paid in full, (iii) all Letters of Credit shall have expired or terminated (or been cash collateralized or backstopped in a manner satisfactory to the applicable Issuing Bank) and (iv) all Letter of Credit Outstandings have been reduced to zero (or cash collateralized in a manner satisfactory to the applicable Issuing Bank). In connection with the termination of this Agreement and the release and termination of the security interests in the Collateral, the Agents, on behalf of themselves and the other Credit Parties, may require such indemnities as they shall reasonably deem necessary or appropriate to protect the Credit Parties against (x) loss on account of credits previously applied to the Obligations that may subsequently be reversed or revoked, and (y) any obligations that may thereafter arise with respect to the Other Liabilities.

SECTION 9.22       Press Releases and Related Matters.

Each Borrower consents to the publication by the Administrative Agent of customary trade advertising material in tombstone format relating to the financing transactions contemplated by this Agreement using any Borrower’s name, and with the consent of the Lead Borrower, logo or trademark. The Administrative Agent shall provide a draft reasonably in advance of any advertising material to the Lead Borrower for review and comment prior to the publication thereof. The Administrative Agent and the Lenders reserve the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

SECTION 9.23       Additional Waivers.

(a)           The Obligations are the joint and several obligation of each Loan Party. To the fullest extent permitted by Applicable Law, the obligations of each Loan Party hereunder shall not be affected by (i) the failure of any Credit Party to assert any claim or demand or to enforce or exercise any right or remedy against any other Loan Party under the provisions of this Agreement, any other Loan Document or under Applicable Law, (ii) any rescission, waiver, amendment or modification of, or any release of any Loan Party from, any of the terms or provisions of, this Agreement, any other Loan Document, or (iii) the failure to perfect any security interest in, or the release of, any of the Collateral or other security held by or on behalf of the Collateral Agent or any other Credit Party.

(b)           To the fullest extent permitted by Applicable Law, the obligations of each Loan Party to pay the Obligations in full hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the payment in full in cash of the Obligations after the termination of all Commitments to any Loan Party under any Loan Document), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations or otherwise. Without limiting the generality of the foregoing, to the fullest extent permitted by Applicable Law, the obligations of each Loan Party hereunder shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent or any other Credit Party to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, any default, failure or delay, willful or otherwise, in the performance of any of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Loan Party or that would otherwise operate as a discharge of any Loan Party as a matter of law or equity (other than the payment in full in cash of all the Obligations after termination of all Commitments to any Loan Party under any Loan Document).

(c)           To the fullest extent permitted by Applicable Law, each Loan Party waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than the payment in full in cash of all the Obligations after the termination of all Commitments to any Loan Party under any Loan Document. To the fullest extent permitted by Applicable Law, the Collateral Agent and the other Credit Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Loan Party, or exercise any other right or remedy available to them against any other Loan Party, without affecting or impairing in any way the liability of any Loan Party hereunder except to the extent that all the Obligations have been indefeasibly paid in full in cash and performed in full after the termination of Commitments to any Loan Party under any Loan Document. Pursuant to, and to the fullest extent permitted by, Applicable Law, each Loan Party waives any defense arising out of any such election even though such election operates, pursuant to Applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Loan Party against any other Loan Party, as the case may be, or any security.

(d)           Except as otherwise specifically provided herein, each Borrower is obligated to repay the Obligations as joint and several obligors under this Agreement. Upon payment by any Loan Party of any Obligations, all rights of such Loan Party against any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior payment in full in cash of all the Obligations (other than contingent indemnity obligations for then unasserted claims) and the termination of all Commitments to any Loan Party under any Loan Document. If any amount shall erroneously be paid to any Loan Party on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of any Loan Party, such amount shall be held in trust for the benefit of the Credit Parties and shall forthwith be paid to the Administrative Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement and the other Loan Documents. Subject to the foregoing, to the extent that any Loan Party shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting Revolving Credit Loans made to another Loan Party hereunder (an “Accommodation Payment”), then the Loan Party making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Loan Parties in an amount equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Loan Party’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Loan Parties. As of any date of determination, the “Allocable Amount” of each Loan Party shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Loan Party hereunder without (a) rendering such Loan Party “insolvent” within the meaning of Section 101 (31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Loan Party with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Loan Party unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA.

(e)           Without limiting the generality of the foregoing, or of any other waiver or other provision set forth in this Agreement, to the fullest extent permitted by Applicable Law, each Loan Party waives all rights and defenses arising out of an election of remedies by any Credit Party, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed such Credit Party’s rights of subrogation and reimbursement against such Loan Party. Each Loan Party waives all rights and defenses that such Loan Party may have because the Obligations are secured by Real Estate which means, among other things: (i) a Credit Party may collect from any Loan Party without first foreclosing on any Real Estate or personal property Collateral pledged by a Loan Party; (ii) if any Credit Party forecloses on any Real Estate pledged by any Loan Party, the amount of the Obligations may be reduced only by the price for which that Real Estate is sold at the foreclosure sale, even if the Real Estate is worth more than the sale price; and (iii) the Credit Parties may collect Obligations from a Loan Party even if a Credit Party, by foreclosing on any such Real Estate, has destroyed any right any Loan Party may have to collect from the other Loan Parties.

This is an unconditional and irrevocable waiver of any rights and defenses any Loan Party may have because the Obligations are secured by Real Estate.

(f)            Each Loan Party hereby agrees to keep each other Loan Party fully apprised at all times as to the status of its business, affairs, finances, and financial condition, and its ability to perform its Obligations under the Loan Documents, and in particular as to any adverse developments with respect thereto. Each Loan Party hereby agrees to undertake to keep itself apprised at all times as to the status of the business, affairs, finances, and financial condition of each other Loan Party, and of the ability of each other Loan Party to perform its Obligations under the Loan Documents, and in particular as to any adverse developments with respect to any thereof. Each Loan Party hereby agrees, in light of the foregoing mutual covenants to inform each other, and to keep themselves and each other informed as to such matters, that the Credit Parties shall have no duty to inform any Loan Party of any information pertaining to the business, affairs, finances, or financial condition of any other Loan Party, or pertaining to the ability of any other Loan Party to perform its Obligations under the Loan Documents, even if such information is adverse, and even if such information might influence the decision of one or more of the Loan Parties to continue to be jointly and severally liable for, or to provide Collateral for, the Obligations of one or more of the other Loan Parties. To the fullest extent permitted by applicable law, each Loan Party hereby expressly waives any duty of the Credit Parties to inform any Loan Party of any such information.

SECTION 9.24       Intercreditor Agreement.

The Loan Parties, the Agents, the Lenders and the other Credit Parties acknowledge that the exercise of certain of the Agents’ rights and remedies hereunder may be subject to, and restricted by, the provisions of the Intercreditor Agreement. Except as specified herein, nothing contained in the Intercreditor Agreement shall be deemed to modify any of the provisions of this Agreement and the other Loan Documents, which, as among the Loan Parties, the Agents, the Lenders and the other Credit Parties shall remain in full force and effect.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as a sealed instrument as of the day and year first above written.

MICHAELS STORES, INC., as Lead Borrower

By:	/s/ Jeffrey N. Boyer
	Name:	Jeffrey N. Boyer
	Title:	President and Chief Financial
Officer

MICHAELS STORES PROCUREMENT COMPANY, INC., as Borrower

By:	/s/ Jeffrey N. Boyer
	Name:	Jeffrey N. Boyer
	Title:	President and Chief Financial
Officer

AARON BROTHERS, INC., as Borrower

By:	/s/ Lisa K. Klinger
	Name:	Lisa K. Klinger
	Title:	Vice President and Treasurer

ARTISTREE, INC., as Borrower

By:	/s/ Lisa K. Klinger
	Name:	Lisa K. Klinger
	Title:	Vice President and Treasurer

MICHAELS FINANCE COMPANY, INC., as a Facility Guarantor

By:	/s/ Jeffrey N. Boyer
	Name:	Jeffrey N. Boyer
	Title:	President and Chief Financial
Officer

MICHAELS STORES CARD SERVICES, LLC, as a Facility Guarantor

By:	/s/ Jeffrey N. Boyer
	Name:	Jeffrey N. Boyer
	Title:	President

MICHAELS OF CANADA, ULC, as Facility Guarantor

By:	/s/ Jeffrey N. Boyer
	Name:	Jeffrey N. Boyer
	Title:	President

BANK OF AMERICA, N.A., as Administrative Agent, as Collateral Agent, and as Issuing Bank

By:	/s/ Keith Vercauteren
	Name:	Keith Vercauteren
	Title:	Managing Director

Address:
40 Broad Street, 10th Floor
Boston, Massachusetts 02109
Attn: Keith Vercauteren
Telephone: (617) 434-4045
Telecopy: (617) 434-4312

BANK OF AMERICA, N.A., as Swingline Lender, and as a Lender

By:	/s/ Keith Vercauteren
	Name:	Keith Vercauteren
	Title:	Managing Director

Address:
40 Broad Street, 10th Floor
Boston, Massachusetts 02109
Attn: Keith Vercauteren
Telephone: (617) 434-4045
Telecopy: (617) 434-4312

DEUTSCHE BANK SECURITIES INC., as Syndication Agent

By:	/s/ Mark E. Funk
Name: Mark E. Funk
Title: Managing Director

By:	/s/ Stephen R. Lapidus
Name: Stephen R. Lapidus
Title: Director

Address:
60 Wall Street, 2nd Floor
New York, New York 10005
Attn: Meg Sutton
Telephone: (212) 250-3358
Telecopy: (212) 797-4655

DEUTSCHE BANKAG NEW YORK BRANCH, as a Lender

By:	/s/ Marguerite Sutton
Name: Marguerite Sutton
Title: Director

By:	/s/ Evelyn Thierry
Name: Evelyn Thierry
Title: Vice President

Address:
60 Wall Street, 2nd Floor
New York, New York 10005
Attn: Meg Sutton
Telephone: (212) 250-3358
Telecopy: (212) 797-4655

JPMORGAN CHASE BANK, N.A., as Co-Documentation Agent and as a Lender

By:	/s/ Barry Bergman
Name: Barry Bergman
Title: Managing Director

Address:
270 Park Avenue, Floor 4
New York, New York 10017
Attn: Barry Bergman
Telephone: (212) 270-0203
Telecopy: (212) 270-6637

CREDIT SUISSE, as Co-Documentation Agent and as a Lender

By:	/s/ James Moran
Name: James Moran
Title: Managing Director

By:	/s/ Ian Nalitt
Name: Ian Nalitt
Title: Vice President

Address:
Eleven Madison Avenue
New York, New York 10010
Attn: Ian Nalitt
Telephone: (212) 325-5741
Telecopy: (212) 325-8615

WELLS FARGO RETAIL FINANCE, LLC, as Co-Documentation Agent and as a Lender

By:	/s/ David Molinario
Name: David Molinario
Title: Vice President

Address:
One Boston Place, 18th Floor
Boston, Massachusetts 02108
Attn: Emily Abrahamson
Telephone: (617) 854-7243
Telecopy: (671) 523-4032

GMAC COMMERCIAL FINANCE LLC, as a Lender

By:	/s/ Robert F. McIntyre
Name: Robert F. McIntyre
Title: Director

Address:
1290 Avenue of the Americas, 3rd Floor
New York, New York 10104
Attn: Robert McIntyre
Telephone: (212) 884-7128
Telecopy: (212) 884-7692

NATIONAL CITY BUSINESS CREDIT, INC., as a Lender

By:	/s/ Kathryn C. Ellero
Name: Kathryn C. Ellero
Title: Vice President

Address:
1965 East Sixth Street
Suite 400 Locator 01-3049
Cleveland, Ohio 44114
Attn: Kathryn Ellero
Telephone: (216) 222-3261
Telecopy: (216) 222-9555

BURDALE FINANCIAL LIMITED, as a Lender

By:	/s/ Steven Chait
Name: Steven Chait
Title: Director

By:	/s/ N. B. Hogg
Name: N. B. Hogg
Title: Director

Address:
300 First Stamford Place
Stamford, Connecticut 06902
Attn: David Grende
Telephone: (203) 391-5900
Telecopy: (203) 391-5901

CITICORP U.S.A., INC., as a Lender

By:	/s/ Thomas M. Halsch
Name: Thomas M. Halsch
Title: Director

Address:
388 Greenwich Street, 20th Floor
New York, New York 10013
Attn: Marcus Wunderlich
Telephone: (212) 816-2039
Telecopy: (212) 816-2613

THE CIT GROUP/BUSINESS CREDIT, INC., as a Lender

By:	/s/ Andrew Loughlin
Name: Andrew Loughlin
Title: Assistant Vice President

Address:
11 West 42nd Street, 13th Floor
New York, New York 10036
Attn: Kim Nguyen
Telephone: (212) 461-7741
Telecopy: (212) 461-7762

UNION BANK OF CALIFORNIA, N.A., as a Lender

By:	/s/ Michele Mojabi
Name: Michele Mojabi
Title: Vice President

Address:
400 California Street, 8th Floor
San Francisco, California
Attn: Ian Ritchie
Telephone: (415) 765-2031
Telecopy: (415) 765-2170

UBS LOAN FINANCE LLC, as a Lender

By:	/s/ Irja R. Ctsa
Name:	Irja R. Ctsa
Title:	Associate Director, Banking Products Services, US

By:	/s/ Barbara Ezell-McMichael
Name: Barbara Ezell-McMichael
Title: Associate Director, Banking Products Services, US

Address:
677 Washington Boulevard
Stamford, Connecticut 06901
Attn: Mary Evans
Telephone: (203) 719-7217
Telecopy: (203) 719-3092

UPS CAPITAL CORPORATION, as a Lender

By:	/s/ John P. Holloway
Name: John P. Holloway
Title: Director of Portfolio Management

Address:
35 Glendale Parkway NE
Atlanta, Georgia 30328
Attn: Ernesto Moran
Telephone: (404) 828-6576
Telecopy: (404) 828-3775

SUNTRUST BANK, as a Lender

By:	/s/ Mark Pickering
Name: Mark Pickering
Title: Vice President

Address:
303 Peachtree Street, MC-1981-2nd Floor
Atlanta, Georgia 30303
Attn: Mark Pickering
Telephone: (404) 575-2580
Telecopy: (404) 588-7061

BAYERISCHE LANDESBANK - NEW YORK BRANCH, as a Lender

By:	/s/ Stuart Schulman
Name: Stuart Schulman
Title: Senior Vice President

By:	/s/ George J. Schnepf
Name: George J. Schnepf
Title: Vice President

Address:
560 Lexington Avenue
New York, New York 10022
Attn: Stuart Schulman
Telephone: (212) 230-9132
Telecopy: (212) 310-9995

WACHOVIA BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Thomas P. Floyd
Name: Thomas P. Floyd
Title: Vice President

Address:
5001 LBJ Freeway, Suite 1050
Dallas, Texas 75244
Attn: Tom Floyd
Telephone: (214) 712-3546
Telecopy: (214) 748-9118

GENERAL ELECTRIC CAPITAL CORPORATION, as a Lender

By:	/s/ Amanda J. Van Heyst
Name: Amanda J. Van Heyst
Title: Duly Authorized Signatory

Address:
General Electric Capital Corporation
Corporate Financial Services
201 Merritt 7, P.O. Box 5201
Norwalk, Connecticut 06856-5201
Attn: Esther Goodge
Telephone: (203) 956-3818
Telecopy: (203) 956-4006

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Stephen P. Kanarian
	Name:	Stephen P. Kanarian
	Title:	Vice President

Address:	99 High Street-27th Floor
Boston, MA 02110

MERRILL LYNCH CAPITAL, A DIVISION OF MERRILL LYNCH BUSINESS FINANCIAL SERVICES INC., as a Lender

By:	/s/ Andrew C. Sepe
	Name:	Andrew C. Sepe
	Title:	Vice President

Address:		225 Liberty Street, 5th Floor
New York, New York 10281
Attn: Tara Wrobel
Telephone: (212) 236-3257
Telecopy: (212) 236-0048

CITIZENS BANK OF MASSACHUSETTS, A DIVISION OF CITIZENS LEASING CORP., as a Lender

By:	/s/ Cyril A. Prince
	Name:	Cyril A. Prince
	Title:	Vice President

Address:	101 Park Avenue, 11th Floor
New York, New York 10178
Attn: Cyril A. Prince
Telephone: (212) 401-3888
Telecopy: (212) 401-3885

AMSOUTH BANK, as a Lender

By:	/s/ Barry S. Renow
	Name:	Barry Renow
	Title:	Senior Vice President

Address:	599 Lexington Avenue, 45th Floor
New York, New York 10022
Attn: Barry Renow
Telephone: (212) 935-0751
Telecopy: (212) 935-7458

ISRAEL DISCOUNT BANK OF NEW YORK, as a Lender

By:	/s/ Andy Ballta
	Name:	Andy Ballta
	Title:	First Vice President

By:	/s/ Roy Grossman
	Name:	Roy Grossman
	Title:	Senior Vice President

Address:	511 Fifth Avenue
New York, New York 10017
Attn: Andy Ballta
Telephone: (212) 551-8207
Telecopy: (212) 599-4276

WEBSTER BUSINESS CREDIT CORPORATION, as a Lender

By:	/s/ Walter K. Stockhecker
	Name:	Walter K. Stockhecker
	Title:	Vice President

Address: 1 State Street, 7th Floor
New York, NY 10004
Attn: Cyndy Tonucci
Telephone: (508) 513-1253
Telecopy: (508) 513-1339

Webster Retail Finance
73 Belmont, 2nd Floor
South Easton, MA 02375